Bluegreen Corporation

Bluegreen Vacations Unlimited, Inc.

Bluegreen Resorts Management, Inc.

and

TFRI 2013-1 LLC

Obligors

Bluegreen Nevada, LLC

Guarantor

U.S.BANK NATIONAL ASSOCIATION

as Collateral Agent, Note Registrar and Paying Agent

AIG ASSET MANAGEMENT (U.S.) LLC

as Designated Representative

and

each of the Holders party hereto

$75,000,000

Senior Secured Fixed Rate Notes due March 20, 2020

______________

Note Purchase and Collateral Trust and Security Agreement

______________

Dated March 26, 2013

                        EXECUTION VERSION

Table of Contents

SectionHeadingPage

Section 4.1.Representations and Warranties            2

Section 4.2.Performance; No Default            2

Section 4.3.Compliance Certificates            2

Section 4.4.Opinions of Counsel            3

Section 4.5.Purchase Permitted by Applicable Law, Etc            3

Section 4.6.Sale of Other Notes            3

Section 4.7.Private Placement Number            3

Section 4.8.Changes in Corporate Structure            3

Section 4.9.Funding Instructions            3

Section 4.10.Proceedings and Documents            3

Section 4.11.Intentionally Omitted.            4

Section 4.12.UCC-1 Financing Statements            4

Section 4.13.Association Documents            4

Section 4.14.Resort Documents and Vacation Club Documents            4

Section 4.15.Solvency Certificate            4

Section 4.16.Good Standing Certificates            4

Section 4.17.Insurance            4

Section 4.18.UCC-1 Search Report            4

Section 4.19.Title Report/Form of Title Insurance            4

Section 4.20.Taxes and Assessments            5

Section 4.21.Timeshare Approvals            5

Section 4.22.Guaranty            5

Section 4.23.Compliance            5

Section 4.24.Releases            5

Section 4.25.Fees: Expenses            5

Section 4.26.Consents, Permits and Approvals            5

Section 4.27.Servicing Agreements            6

Section 4.28.Compliance with Planning, Land Use and Zoning Stipulations            6

Section 4.29.Litigation Search            6

Section 4.30.Environmental Site Assessment Reports            6

Section 4.31.No Material Adverse Effect            6

Section 4.32.Residual Interest; Membership Interest            6

Section 4.33.Other            7

ARTICLE 5.Representations and Warranties of the Company....................................................................................7

Section 5.1.Organization; Power and Authority            8

Section 5.2.Authorization, Etc.            8

Section 5.3.Disclosure            9

Section 5.4.Organization and Ownership of Shares or Equity Interests of Subsidiaries; Affiliates            9

Section 5.5.Financial Statements and Reports            10

Section 5.6.Compliance with Laws, Other Instruments, Etc.            10

Section 5.7.Governmental Authorizations, Etc.            10

Section 5.8.Intentionally Omitted.            11

Section 5.9.Licenses, Permits, Etc.            11

Section 5.10.Compliance with ERISA            11

Section 5.11.Private Offering by the Obligors            12

Section 5.12.Use of Proceeds; Margin Regulations            12

Section 5.13.Existing Indebtedness; Future Liens            12

Section 5.14.Foreign Assets Control Regulations, Etc.            13

Section 5.15.Status under Certain Statutes            14

Section 5.16.Environmental Matters.            14

Section 5.17.Title to Collateral            15

Section 5.18.Litigation            15

Section 5.19.Tax Returns; Taxes            15

Section 5.20.Solvency            16

Section 5.21.Insurance            16

Section 5.22.Names, Addresses and States of Formation            17

Section 5.23.Non-Subordination            17

Section 5.24.Declarations            17

Section 5.25.Zoning Laws, Building Codes, Etc.            17

Section 5.26.Property Taxes and Fees            18

Section 5.27.Investment Company Act, Etc            18

Section 5.28.Timeshare Approvals            18

Section 5.29.Sale of Vacation Ownership Interests            18

Section 5.30.Brokers            18

Section 5.31.Resort Documents            19

Section 5.32.Assessments            19

Section 5.33.Club Trust Agreement and Other Vacation Club Documents            19

Section 5.34.Mortgaged Property            19

Section 5.35.Intentionally Omitted            19

Section 5.36.Representations as to Each Resort and Mortgaged Property.            19

Section 5.37.Representations as to Vacation Club.            20

Section 5.38.Reservation System            21

Section 5.39.Representations as to the Securitization Collateral.            21

Section 5.40.Legal Compliance            22

Section 5.41.Survival            23

Section 5.42.Completed Inventory Collateral Value            23

ARTICLE 6.Representations of the Holders....................................................................................................................23

Section 6.1.Purchase for Investment            23

Section 6.2.Source of Funds            23

ARTICLE 7.Collateral Accounts and Collateral Tests...................................................................................................25

Section 7.1.Establishment of the Controlled Accounts            25

Section 7.2.The Cash Collateral Account            26

Section 7.3.The Residual Interest Test            26

ARTICLE 8.Payment and Prepayment of the Notes...................................................................................................26

Section 8.1.[Intentionally Omitted]            26

Section 8.2.[Intentionally Omitted]            26

Section 8.3.Allocation of Partial Prepayments            26

Section 8.4.Maturity; Surrender, Etc.            26

Section 8.5.Purchase of Notes            27

Section 8.6.Note Rate            27

Section 8.7.Payments Due on Non-Business Days            27

Section 8.8.Interest Payments on the Notes.            27

Section 8.9.Principal Payments on the Notes            27

Section 8.10.Available Monies and Payment Priorities            28

Section 8.11.Inventory Concentration Limit.            29

Section 8.12.Voluntary Prepayments.            30

Section 8.13.Mandatory Prepayments            31

Section 8.14.Payments by Designated Representative; Protective Advances            31

Section 8.15.Grant of Security Interest; Collateral            32

Section 8.16.Collateral Administration.            35

Section 8.17.Permitted Contests            36

Section 8.18.Payments and Release Provisions – Completed Inventory Collateral            36

Section 8.19.[Intentionally Omitted].            38

Section 8.20.Rating Option            38

Section 8.21.Computation of Rates; Lawful Limits            39

Section 8.22.Default Rate of Interest            39

ARTICLE 9.Affirmative Covenants......................................................................................................................................39

Section 9.1.Compliance with Laws            40

Section 9.2.Insurance            40

Section 9.3.Maintenance of Properties            40

Section 9.4.Payment of Taxes and Claims            40

Section 9.5.Corporate Existence, Etc.            41

Section 9.6.Books and Records            41

Section 9.7.Financial Statements, Reports and Other Information            41

Section 9.8.Payment of Obligations            44

Section 9.9.Maintenance of Property            45

Section 9.10.Compliance with Legal and Other Obligations of the Company            45

Section 9.11.Existence and Rights            45

Section 9.12.Compliance with Legal and Other Obligations Regarding Resorts and Club Trust Agreement.            45

Section 9.13.Regulatory Approvals.            46

Section 9.14.Insurance            46

Section 9.15.Management            46

Section 9.16.Management Agreements            46

Section 9.17.Servicing Agreement; Backup Servicing Agreement            47

Section 9.18.Resort Documents            47

Section 9.19.Assessments            47

Section 9.20.True Books            47

Section 9.21.Inspection; Periodic Audits; Quarterly Review            48

Section 9.22.Further Assurances            48

Section 9.23.Other Liens            48

Section 9.24.Servicing            48

Section 9.25.Operating Contracts            49

Section 9.26.Consents            49

Section 9.27.External Exchange Company Rating            49

Section 9.28.One to One Ratio Compliance            49

Section 9.29.Intentionally Omitted.            49

Section 9.30.Hazardous Materials            49

Section 9.31.Pricing            49

Section 9.32.Exchange Companies            50

Section 9.33.Cessation of Sales Business            50

Section 9.34.Material Adverse Developments            50

Section 9.35.Collection Policies            50

Section 9.36.Voting Rights            50

Section 9.37.Sales and Marketing Practices            51

Section 9.38.Signage            51

Section 9.39.Nonconsolidation            51

Section 9.40.TFRI C Corporation Status            52

Section 9.41.Resort Sales and Operations            52

ARTICLE 10.Negative Covenants...........................................................................................................................................52

Section 10.1.Transactions with Affiliates            53

Section 10.2.Merger, Consolidation, Etc.            53

Section 10.3.Line of Business            53

Section 10.4.Terrorism Sanctions Regulations            54

Section 10.5.Reservation System            54

Section 10.6.Dividends; Redemptions; Equity            54

Section 10.7.No Lien on Collateral            54

Section 10.8.Club Trust Agreement            54

Section 10.9.Governing Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names            54

Section 10.10.Transfer of Collateral            55

Section 10.11.Truth of Statements            55

Section 10.12.Intentionally Omitted            55

Section 10.13.Intentionally Omitted            55

Section 10.14.Maximum Leverage Ratio            55

Section 10.15.Minimum Liquidity            55

Section 10.16.Debt Service Coverage Ratio            55

Section 10.17.Intentionally Omitted            55

Section 10.18.Use of Holder’s Name            55

Section 10.19.Name or Address Change            56

Section 10.20.Restrictive Covenants            56

Section 10.21.Timeshare Regime            56

Section 10.22.Changes in Accounting            56

Section 10.23.Vacation Club Reservation System            56

Section 10.24.Changes to Securitizations            56

Section 10.25.No Deletion of Resort from Vacation Club            57

ARTICLE 11.Events of Default; Termination Events.....................................................................................................57

ARTICLE 12.Remedies on Default, Etc...............................................................................................................................59

Section 12.1.Acceleration            59

Section 12.2.Rescission            60

Section 12.3.No Waivers or Election of Remedies, Expenses, Etc.            60

Section 12.4.Additional Remedies; No Control by Holders.            60

Section 12.5.Application of Proceeds            64

Section 12.6.Rights to Appoint Receiver            65

Section 12.7.Rights and Remedies not Exclusive            65

ARTICLE 13.Registration; Exchange; Substitution of Notes......................................................................................65

Section 13.1.Registration of Notes            65

Section 13.2.Transfer and Exchange of Notes            66

Section 13.3.Replacement of Notes            66

ARTICLE 14.Payments on Notes............................................................................................................................................66

Section 14.1.[Intentionally Omitted.]            66

Section 14.2.Home Office Payment            66

ARTICLE 15.Expenses, Etc.......................................................................................................................................................67

Section 15.1.Transaction Expenses            67

Section 15.2.Survival            68

ARTICLE 16.Survival of Representations and Warranties; Entire Agreement...................................................68

ARTICLE 17.Amendment and Waiver...................................................................................................................................69

Section 17.1.Requirements            69

Section 17.2.Solicitation of Holders of Notes.            69

Section 17.3.Binding Effect, etc.            70

Section 17.4.Notes Held by Company, etc.            70

Section 21.1.Successors and Assigns            72

Section 21.2.Accounting Terms            72

Section 21.3.Severability            72

Section 21.4.Construction, etc.            73

Section 21.5.Counterparts            73

Section 21.6.Governing Law            73

Section 21.7.Jurisdiction and Process; Waiver of Jury Trial            73

Section 21.8.Delay; No Waiver of Defaults            74

Section 21.9.Jury Waiver.            74

Section 21.10.Application of Payments            75

Section 21.11.Indemnity            75

Section 21.12.Entire Agreement            76

Section 21.13.Approvals and Duties.            76

ARTICLE 22.Agent Provisions; Settlement; Designated Representative.............................................................76

Section 22.1.Agent.            76

Section 22.2.Set-off            81

Section 22.3.Taxes.            82

Section 22.4.Brokers; Payment of Commissions            85

Section 22.5.Patriot Act            85

Section 22.6.Transfers by the Company            85

Section 22.7.Designated Representative.            85

ARTICLE 23.JOINT AND SEVERAL LIABILITY OF OBLIGORS..............................................................................88

Section 23.1.Joint and Several Liability of Obligors.            88

Section 23.2.Waivers by Obligors.            88

Section 23.3.Benefit of Agent and Holders.            89

Section 23.4.Waiver of Subrogation, Etc.            89

Section 23.5.Election of Remedies.            89

Section 23.6.Limitation,            90

Section 23.7.Contribution with Respect to Obligations.            90

Section 23.8.Liability Cumulative            91

Schedule A—Defined Terms

Schedule B                  —                 List of Designated Representative, Agent, Note Registrar, Paying agent and Holders With Information and Addresses of Designated Representative, Agent, Note Registrar, Paying Agent and Holders

Schedule C—List of Approved Resorts

Schedule D—Collection Policies

Schedule E—Form of Monthly Collateral Report

Schedule F—Form of Officer’s Certificate for Bluegreen Corporation

Schedule G                                      Model for determination of Residual Interest Collateral Value

Schedule  H—Form of Senior Note due March 20, 2020

Schedule 3—Wire Instructions for Payments of Purchase Price of Notes

Schedule 4.15—Form of Solvency Certificate

Schedule 4.20—Taxes Currently Being Contested

Schedule 4.22---Form of Guaranty

Schedule 4.32(a)—Form of Irrevocable Direction

Schedule 4.32(d)—Form of Letter from Owner Trustee and Certificate Registrar

Schedule 5.4                 —               List of Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.13  —Existing Indebtedness

Schedule 5.18—Pending or Threatened Litigation

Schedule 5.22—Names and Addresses of Obligors and Guarantor

Schedule 5.24—List of Declarations for an Approved Resort

Schedule 5.25—Exceptions to Building Codes/Zoning

Schedule 5.29—States Where Vacation Ownership Interests are Sold

Schedule 5.31—List of Resort Documents for an Approved Resort

Schedule 6.1---Form of Investment Letter

Schedule 8.18(b)  —Form of Deed of Partial Reconveyance

Schedule 8.18(c)  —Form of Spreader Agreement

Schedule 9.7  —Certificate of Compliance with Financial Covenants

Schedule 9.7(g)             —            Form of Sales and Inventory Composition Reports for BG Club 36

Schedule 9.7(i)—One to One Ratio Report or Letter

            7

Schedule 9.25  —List of Operating Contracts

            8

Senior Secured Fixed Rate Notes due March 20, 2020

March 26, 2013

This Note Purchase and Collateral Trust and Security Agreement (this “Agreement”) is being entered into among each of Bluegreen Corporation, a corporation organized under the laws of the State of Massachusetts (“Bluegreen Corporation”), Bluegreen Vacations Unlimited, Inc., a Florida corporation (“BVU”), Bluegreen Resorts Management, Inc., a Delaware corporation (“BRM”) , and TFRI 2013-1 LLC, a Delaware limited liability company (”TFRI") (together with any successor to any of such parties that becomes a party hereto pursuant to Section 10.2, each, an "Obligor" and the "Obligors" ), Bluegreen Nevada, LLC, a Delaware limited liability company (“Bluegreen Nevada”, as Guarantor, (and collectively with the Obligors, the “Company”), U.S. Bank National Association, not in its individual capacity but solely as Collateral Agent,  Note Registrar and Paying Agent (in such capacities, the “Agent”), AIG Asset Management (U.S.) LLC, as Designated Representative, and each of the Holders listed on Schedule B hereto and each person who becomes a Holder in accordance with the terms hereof. Unless otherwise specified herein, each reference to the Obligors shall be deemed to be a reference to each of Bluegreen Corporation, BVU, BRM and TFRI jointly and not severally. Unless otherwise specified herein, each reference to the Company shall be deemed to be a reference to each of Bluegreen Corporation, BVU, Bluegreen Nevada, BRM and TFRI jointly and not severally.

ARTICLE 1.	Authorization of Notes.

The Obligors will authorize the issue and sale of $75,000,000 aggregate principal amount of its Senior Secured Fixed Rate Notes due March 20, 2020 (as amended, restated or otherwise modified from time to time pursuant to Article 17 and including any such notes issued in substitution therefor pursuant to Article 13, the “Notes”).  The obligations of each of the Obligors with respect to the Notes shall be joint and several in accordance with the terms of Article 23.  The Notes shall be substantially in the form set out in Schedule H.  Certain capitalized and other terms used in this Agreement are defined in Schedule A.  References to a “Schedule” or “Exhibit” are references to a Schedule or Exhibit, as applicable, attached to this Agreement unless otherwise specified.  References to an “Article” or to a “Section” are references to an Article or to a Section of this Agreement unless otherwise specified.

ARTICLE 2.	Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Obligors will issue and sell to each Holder and each Holder will purchase from the Obligors, at the Closing provided for in Article 3, Notes in the principal amount specified for such Holder on Schedule B hereto at the purchase price of 100% of the principal amount thereof.  The Holders’ obligations hereunder are several and not joint obligations and no Holder shall have any liability to any Person for the performance or non-performance of any obligation by any other Holder hereunder.

ARTICLE 3.	Closing.

The sale and purchase of the Notes to be purchased by each Holder shall occur at the offices of Holland & Knight LLP, 800 17th Street NW, Suite 1100, Washington, District of Columbia 20006, at 10:00 a.m., at a closing (the “Closing”) on March 26, 2013 or on such other Business Day thereafter on or prior to April 15, 2013 as may be agreed upon by the Company and the Holders.  At the Closing, the Obligors will deliver to each Holder the Notes to be purchased by such Holder in the form of a single Note (or such greater number of Notes in denominations of at least $100,000.00 as such Holder may request) dated as of the Closing Date and registered in such Holder’s name (or in the name of its nominee), against delivery by such Holder to the Obligors or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Obligors to account number specified in Schedule 3.  If at the Closing the Obligors shall fail to tender such Notes to any Holder as provided above in this Article 3, or any of the conditions specified in Article 4 shall not have been fulfilled to such Holder’s satisfaction, such Holder shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Holder may have by reason of any of the conditions specified in Article 4 not having been fulfilled to such Holder’s satisfaction or such failure by the Obligors to tender such Notes.

ARTICLE 4.	Conditions to Closing

Each Holder’s obligation to purchase and pay for the Notes to be sold to such Holder at the Closing is subject to the fulfillment to such Holder’s satisfaction, prior to or at the Closing, of the following conditions. Items specified in this Article 4 to be received by, or delivered to, the Designated Representative, shall be received by, or delivered to, the Designated Representative or its counsel for the benefit of the Holders.

Representations and Warranties

.  The representations and warranties of the Company in Article 5 of this Agreement shall be correct when made and at the Closing.

Performance; No Default

.  The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing.  Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.12), no Potential Default or Event of Default shall have occurred and be continuing.

Compliance Certificates

.

(a)

Officer's Certificate.  Bluegreen Corporation shall have delivered to the Designated Representative an Officer’s Certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled with respect to the Company in the form of Schedule F hereto.

(b)

Secretary's Certificate.  Each of the entities comprising the Company shall have delivered to the Designated Representative a certificate of its Secretary or Assistant Secretary, dated as of the Closing Date, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) each of such Person’s organizational documents as then in effect.

Opinions of Counsel

. The Designated Representative shall have received opinions in form and substance satisfactory to such Holder, dated as of the Closing Date from Taylor English Duma LLP, Stroock & Stroock & Lavan LLP, and Ballard Spahr, each law firm, counsel for the Company, covering such matters incident to the transactions contemplated hereby as the Holders or their counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Designated Representative).

Purchase Permitted by Applicable Law, Etc

. On the Closing Date such Holder’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Holder is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Holder to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

Sale of Other Notes

. Contemporaneously with the Closing the Obligors shall sell to each other Holder and each other Holder shall purchase the Notes to be purchased by it at the Closing as specified in Schedule B.

Private Placement Number

. A private placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) has been obtained for the Notes.  The Private Placement Number is 09624*AA5.

Changes in Corporate Structure

.  As of the Closing Date, the Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements delivered to Designated Representative; other than the transaction pursuant to the merger agreement, dated November 14, 2012, by and  between Bluegreen Corporation, BFC Financial Corporation, Woodbridge Holdings LLC and BXG Florida Corporation.

Funding Instructions

.  At least three (3) Business Days prior to the Closing Date, each Holder shall have received written instructions signed by a Responsible Officer on letterhead of Bluegreen Corporation confirming the information specified in Schedule 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Proceedings and Documents

.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to the Holders and their special counsel, and the Holders and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Holders or such special counsel may reasonably request.

Section 4.2.	Intentionally Omitted.
UCC-1 Financing Statements

.  The Designated Representative shall have received confirmation that UCC-1 financing statements naming Agent as secured party and the Company as debtor describing all Collateral assigned by Company to Agent, for the benefit of Holders, pursuant hereto have been filed with the Secretary of States of the Commonwealth of Massachusetts and of the States of Delaware and Florida and in the public records of Clark County, Nevada and any other jurisdiction in which a Resort is located.

Association Documents

.  The Designated Representative shall have received a copy of the articles of incorporation and by-laws of the Associations and all amendments thereto for each of the Resorts.

Resort Documents and Vacation Club Documents

.  The Designated Representative shall have received an accurate and complete copy of each of the Resort Documents for the Resorts and all amendments thereto, and an accurate and complete copy of the Vacation Club Documents and all amendments thereto from the Company or its Affiliates and Subsidiaries.  The copies of such documents provided to the Designated Representative or any of the Holders as of the Closing Date are accurate and complete.

Solvency Certificate

.  The Designated Representative shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of each of Bluegreen Corporation, BRM, Bluegreen Nevada, BVU and TFRI, in the respective forms attached hereto as Schedule 4.15 (the “Solvency Certificate”).

Good Standing Certificates

.  The Designated Representative shall have received current good standing certificates issued by the secretaries of the states of its respective formation and all other states in which a failure to be qualified and in good standing could have a Material Adverse Effect, confirming the current good standing and qualification of the Company and each Association of any Resort in such states.

Insurance

.  The Designated Representative shall have received certificates of insurance or policies of insurance evidencing that all insurance policies required by the Declarations related to Associations for each of the Resorts are in force and will not be canceled without the notice as more specifically provided in and subject to Section 5.21.

UCC-1 Search Report

.  The Designated Representative shall have received a current search report from a UCC search company approved by the Designated Representative setting forth all UCC-1 filings, tax liens and judgment liens made against the Company.  Such search report must indicate that at the time of the filing of the financing statements (Form UCC-1) in favor of Agent there were on file no financing statements or liens evidencing a security interest in any Collateral.

Title Report/Form of Title Insurance

.  The Designated Representative shall have received a title insurance commitment and pro forma title insurance policy for each Resort from a Title Insurance Company in all respects satisfactory to the Holders and containing such affirmative coverage and title endorsements as Holders deem necessary.  The condition of title must be satisfactory to the Holders in all respects including, without limitation, a first priority lien in and to the Mortgaged Property subject only to Permitted Liens (“Title Policy”).

Taxes and Assessments

.  The Designated Representative shall have received evidence that all taxes and Assessments related to any Resort (and related to any other Resort upon the written request of the Designated Representative) or for which the Company is responsible for collection which are then due and payable, have been paid, which taxes and Assessments include, without limitation, real property taxes, and any Assessments related to any Resort (and related to any other Resort upon the written request of the Designated Representative), except only for items that the Company is currently contesting in good faith and that are described on Schedule 4.20 and for which adequate reserves have been established in accordance with GAAP, consistently applied, unless indicated otherwise in Schedule 4.20.

Timeshare Approvals

.  The Designated Representative shall have received evidence that all Timeshare Approvals for each Resort and the Vacation Club have been issued or obtained, and that they remain in full force and effect.

Guaranty

.  Bluegreen Nevada shall have executed and delivered the Guaranty in the form of Schedule 4.22.

Compliance

.  The Designated Representative shall have received evidence satisfactory to the Holders that the Company and each Resort and the Vacation Club are in compliance with all Applicable Law in a manner that the Company’s failure to so comply would not be reasonably expected to result in a Material Adverse Change.

Releases

.  The Designated Representative shall have received satisfactory releases and satisfactions from all Persons holding Liens, claims or encumbrances against any of the Collateral.

Fees: Expenses

.  The Company shall have paid any fees and expenses required to be paid to Agent or to other Persons prior to or at Closing pursuant to this Agreement.

Consents, Permits and Approvals

.  The Designated Representative shall have received copies of all applicable material Permits, approvals, consents and licenses required to be obtained under Applicable Laws or pursuant to any contractual obligations of any Obligor in connection with the execution, delivery, performance, validity or enforceability of any of the Collateral Documents or any of the transactions contemplated thereby.  The Designated Representative shall have received copies of all applicable material Permits, approvals, consents and licenses for the Resort and satisfactory evidence that the Resort (and any other Resort upon the written request of the Designated Representative) and the intended uses of the Resort (and any other Resort upon the written request of the Designated Representative) are and will be in compliance with all Applicable Laws.  Such evidence may include letters, licenses, Permits, certificates and other correspondence from the appropriate governmental authorities, opinions of Company’s attorney or other attorneys and opinions or certifications, as the Holders may determine or other confirmation acceptable to the Holders.   The Designated Representative shall have received all requested approvals, Permits and consents for the Vacation Club.

Servicing Agreements

.  The Designated Representative shall receive an executed copy of the Servicing Agreement and the Back-up Servicing Agreement.

Compliance with Planning, Land Use and Zoning Stipulations

.  The Company shall have furnished the Designated Representative with evidence of each Resort’s compliance with applicable zoning, planning, land use and other governmental requirements as Holders may require, including without limitation, evidence satisfactory to the Holders that Company or its Affiliates has complied with all conditions of the zoning, planning, land use and related approvals, and has received all permits required thereunder for any Resort.

Litigation Search

.  The Designated Representative shall receive evidence satisfactory to the Holders that no bankruptcy, foreclosure or other material litigation or judgments are outstanding against the Resort, the Vacation Club or Company, except as disclosed in the Company’s periodic filings with the SEC or on Schedule 5.18 hereto.

Environmental Site Assessment Reports

.  The Designated Representative shall have received the existing Phase 1 Environmental Site Assessment Report with respect to the Resort and the Designated Representative shall be satisfied with the contents of such report.

No Material Adverse Effect

. As of the Closing Date, there shall not have occurred any Material Adverse Change from that which was reflected on the financial statements dated September 30, 2012, provided to the Designated Representative or any liabilities or obligations of any nature with respect to Bluegreen Corporation which could reasonably be likely to have a Material Adverse Effect.  The Designated Representative shall have received (A) audited, annual financial statements of Bluegreen Corporation for such prior years as the Designated Representative shall reasonably request in writing, and (B) annual financial statements of each Association and the Vacation Club for such prior years as the Designated Representative shall reasonably request in writing.

Residual Interest; Membership Interest

.

(a)

As of the date as of which any Residual Interest becomes Collateral hereunder, TFRI, as owner of the Residual Interest, shall have irrevocably directed the Trust Paying Agent under and as defined in the related Trust Agreement, and the Trust Paying Agent shall have agreed in the form set forth as Schedule 4.32(a) (the "Irrevocable Direction"), to make all payments with respect to such Residual Interest directly to the Collection Account, until directed otherwise by Agent.

(b)

On or prior to the date as of which any Residual Interest becomes Collateral, TFRI shall: (i) have delivered the related Residual Interest Certificate indorsed in blank to the Agent for the benefit of the Holders, (ii) provide evidence satisfactory to the Designated Representative of the registration on the books of the Certificate Registrar (under and as defined in the related Trust Agreement) of the pledge of the Residual Interest to the Agent for the benefit of the Holders, (iii) file a UCC financing statement describing  the Securitization Collateral related to such Residual Interest and (iv) have received an Officer's Certificate from TFRI certifying that it has delivered to the Designated Representative a true  copy of the Securitization Documents related to such Residual Interest.

(c)

Prior to the Closing Date or any later date on which a Residual Interest becomes Collateral hereunder, Bluegreen Corporation shall have transferred (or if Bluegreen Corporation is not the then owner of the Residual Interest, cause the owner to transfer) to TFRI each Residual Interest which is to become Collateral on the Closing Date or such later date and all related Securitization Collateral. Such transfer shall comply in all respects with the provisions of the related Trust Agreements governing the transfer of the respective Related Interest Certificates. On or prior to the Closing Date or the date of any such transfer, as the case may be, Bluegreen Corporation shall deliver to the Designated Representative: (i) a copy of the tax opinions delivered in connection with each such transfer substantially to the effect that there will be no adverse tax consequences to the related securitization trust or noteholders as a result of the transfer, and (ii) an Officer's Certificate of Bluegreen Corporation certifying that all steps required for such transfer have been taken, and that the Certificate Registrar (under and as defined in the related Trust Agreement) has registered the transfer of the related Residual Interest Certificates into the name of TFRI.

(d)

On or prior to the Closing Date, Bluegreen Corporation shall have delivered a letter from the Owner Trustee (under and as defined in each related Trust Agreement) and the Certificate Registrar (under and as defined in each related Trust Agreement) in the form set forth in Schedule 4.32(d) to the Designated Representative; provided, however, that if the letter delivered on or prior to the Closing Date is not effective, in accordance with its terms, with respect to a Residual Interest pledged as Collateral after the Closing Date, then the Owner Trustee (as defined above) and the Certificate Registrar (as defined above) shall deliver a letter to the Designated Representative to the effect that, upon the receipt of a tax opinion in the form attached to such letter, each of such Persons will agree to effect the registration of transfer of the referenced Residual Interest Certificates or beneficial interests therein.

(e)

The limited liability company documents for TFRI shall provide that TFRI intends that the Membership Interest be treated as a security for the purposes of Article 8 of the UCC. The Membership Certificate shall state that it is governed by Article 8 of the UCC.  On or prior to the Closing Date, Bluegreen Corporation shall have delivered the Membership Certificates indorsed in blank to the Agent for the benefit of the Holders; and the Designated Representative shall cause to be filed in favor of Agent for the benefit of Holders a UCC financing statement describing the Membership Interest Collateral.

Other

.  The Designated Representative shall receive such other documents and items as the Designated Representative may request in writing in its Permitted Discretion.

(f)	Representations and Warranties of the Company.

The Company represents and warrants to each Holder as follows. References in Article 5 to the Company shall be deemed to refer to each of Bluegreen Corporation, Bluegreen Nevada, BVU, BRM and TFRI individually, except where otherwise specified.

Organization; Power and Authority

.

(g)

The Company is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and is duly qualified as a foreign organization and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

(h)

Each Association, other than those Associations that are unincorporated Associations, is a non-profit corporation or cooperative association duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which the applicable Resort is located, having full power and lawful authority to perform its obligations under the applicable related Declaration and applicable Management Agreement, and carry on its business as it is now being conducted or as proposed to be conducted.

(i)

BRM is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, duly licensed in any applicable jurisdiction as required, and having full power and lawful authority to act as the Vacation Club Manager and as the manager of the applicable Resort, to perform its obligations under the Vacation Club Management Agreement and the Management Agreement of the applicable Resort and to carry on its business as now being conducted and as proposed to be conducted.

(j)

Club Trustee is a corporation, duly organized, validly existing and in good standing under the laws of the state of Florida, having full power and authority to perform its obligations under the Club Trust Agreement and applicable Vacation Club Documents, and carry on its business as it is now being conducted and as proposed to be conducted.

(k)

Bluegreen Vacation Club, Inc. is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Florida, having full power and authority to perform its obligations under the applicable Vacation Club Documents, and carry on its business as it is now being conducted and as proposed to be conducted.

(l)

TFRI is a limited liability company, validly existing and in good standing under the laws of the State of Delaware, having full power and authority to perform its obligations under the Collateral Documents to which it is a party, and carry on its business as it is now being conducted and proposed to be conducted, which has elected as of a date not later than the Closing Date to be treated as a C corporation for federal income tax purposes.

Authorization, Etc.

 This Agreement and the Notes have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of the Obligors, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal,  valid and binding obligation of the Obligors enforceable against the Obligors in accordance with its terms, except as such enforceability may be limited by (i)

applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Guaranty has been duly authorized by all necessary limited liability company action by the Guarantor, and the Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Disclosure

.  This Agreement, the financial statements and the documents, certificates or other writings delivered to the Designated Representative on behalf of  the Holders by or on behalf of the Company prior to the Closing Date in connection with the transactions contemplated hereby, including any reports Bluegreen Corporation is required to file with the SEC (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Holder being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since September 30, 2012, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Organization and Ownership of Shares or Equity Interests of Subsidiaries; Affiliates

.

(m)

Schedule 5.4 contains (except as noted therein) complete and correct lists of (i)  certain specified Subsidiaries, showing, as to each such Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by  Bluegreen Corporation and each other Subsidiary, and (ii) Bluegreen Corporation’s directors and senior officers.

(n)

All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by Bluegreen Corporation or its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by Bluegreen Corporation or another Subsidiary free and clear of any Lien other than Permitted Liens.

(o)

Each Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(p)

No Subsidiary of the Company is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Financial Statements and Reports

.  All financial statements and financial information relating to Bluegreen Corporation and the applicable Association that have been or may hereafter be delivered to the Designated Representative by the Company (a) are consistent with the books of account and records of Bluegreen Corporation and the applicable Association, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods, except that the unaudited financial statements may contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of Bluegreen Corporation and the applicable Association at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied, except that the unaudited financial statements may contain no footnotes or year-end adjustments.  Bluegreen Corporation and the applicable Association do not have any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to the Designated Representative pursuant to Section 9.7 (or since September 30, 2012 with respect to Bluegreen Corporation and since December 31, 2011 with respect to the applicable Association, if financial statements have not yet been required to have been delivered pursuant to Section 9.7), there has not occurred any Material Adverse Change or, to Company’s knowledge, any other event or condition that could reasonably be expected to be, have or result in a Material Adverse Change.

Compliance with Laws, Other Instruments, Etc.

 The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of, any property of the Company or any Subsidiary under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Governmental Authorizations, Etc.

 No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 4.3.	Intentionally Omitted.
Licenses, Permits, Etc.

 Each of the entities comprising the Company owns or possesses and will at all times continue to possess, all of its respective requisite franchises, certificates of convenience and necessity, operating rights, approvals, licenses, Permits, consents, authorizations, exemptions, patents, copyrights, proprietary software, service marks, trademarks, trade secrets or rights thereto and orders as are reasonably necessary or appropriate to carry on its respective business operations as it is now being conducted, including, as applicable, the operation and management of each Resort and the sale of Vacation Ownership Interests without any known conflict with the rights of others and, with respect to the Company and the Collateral, in each case subject to no mortgage, pledge, Lien, lease, encumbrance, charge, security interest, title retention agreement, or option other than the Permitted Liens, except where the failure to own or possess said licenses or permits would not reasonably be expected to result in a Material Adverse Change.  Each of the entities comprising the Company is in compliance in all material respects with all applicable Permits, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.  All such franchises, certificates of convenience and necessity, operating rights, approvals, licenses, permits, consents, authorizations, exemptions, patents, copyrights, proprietary software, service marks, trademarks, trade secrets or rights thereto and orders are presently in full force and effect, and there is no action currently pending or, to the knowledge of the Company, threatened effort to revoke or modify any of them.

Compliance with ERISA

.

(a)

The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)

Neither the Company nor any ERISA Affiliate sponsor have any obligation to make contributions to any employee benefit plan (as defined in section 3 of ERISA) that is subject to Title IV of ERISA other than employer matching contributions.

(c)

The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)

The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)

The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company to each Holder in the first sentence of this Section 5.10(e) is made in reliance upon and subject to the accuracy of such Holder’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Holder.

Private Offering by the Obligors

.  Neither the Obligors, Guarantor nor anyone acting on their behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Holders, each of which has been offered the Notes at a private sale for investment.  None of the Obligors, Guarantor nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Use of Proceeds; Margin Regulations

.  The Obligors or a Subsidiary will apply the proceeds of the sale of the Notes hereunder (a) to pay certain costs of issuance of the Notes, (b) if the Rating Option is selected, to fund the Reserve Account, if required, (c) to pay a portion of the merger consideration pursuant to the merger agreement more particularly described in Section 10.2(a) of this Agreement and (d) for general corporate purposes; provided that no part of the proceeds from the sale of the Notes hereunder shall be used to prepay any Indebtedness of the Company or its Affiliates backed by receivables.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 0% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 0% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Existing Indebtedness; Future Liens

.  Except as described therein, Schedule 5.13 sets forth a complete and correct list of all outstanding Indebtedness of  Bluegreen Corporation and its Subsidiaries as of February 28, 2013 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of  Bluegreen Corporation or its

Subsidiaries.  Neither Bluegreen Corporation nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of Bluegreen Corporation or such Subsidiary and no event or condition exists with respect to any Indebtedness of Bluegreen Corporation or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

Section 4.4.	Foreign Assets Control Regulations, Etc.
(a)

Neither the Company nor any Subsidiary is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”).  Neither the Company nor any Subsidiary has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)

No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Subsidiary, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c)

Neither the Company nor any Subsidiary (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the Patriot Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each  Subsidiary is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d)

(1)Neither the Company nor any Subsidiary (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

            (2)            To the Company’s actual knowledge after making due inquiry, neither the Company nor any Subsidiary has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage; and

            (3)            No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Subsidiary is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

Status under Certain Statutes

.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 4.5.	Environmental Matters.
(a)

Neither the Company nor any Subsidiary has knowledge of any claim or has received any written notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries in connection with any Resort alleging violation of any Environmental Laws.  Neither the Company nor any Subsidiary has knowledge of any material claim or has received any written notice of any material claim and no proceeding has been instituted asserting any material claim against the Company or any of its Subsidiaries in connection with any Component Site alleging violation of any Environmental Laws.

(b)

Neither the Company nor any Subsidiary has knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to the Resort.

(c)

Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)	Neither the Company nor any Subsidiary has disposed of any Hazardous Materials at any Resort in a manner that is contrary to any Environmental Law.
(e)	The Resort is in compliance with applicable Environmental Laws.
Title to Collateral

.  Each of the entities comprising the Company has good and valid title to all of its respective Collateral free and clear of all Liens of any kind, excepting only Liens in favor of Agent or Permitted Liens.  There are no Liens against any of the Collateral consisting of the Mortgaged Property, the Residual Interest, the Membership Interest, or related Security Documents, other than Liens in favor of Agent or Permitted Liens against the Mortgaged Property.  Each of the entities comprising the Company will defend its title to its respective Collateral against any claims of all Persons other than Agent.

Litigation

.  Except as set forth on Schedule 5.18, there are no suits, actions or proceedings pending or to the best of the Company’s knowledge, threatened, against or affecting any Resort, any Securitization, the Collateral, the Company, the Club Trustee, the Associations, the Vacation Club, or any of their respective Property, at law or in equity before any court or before any governmental or regulatory authority or agency, arbitration board or other tribunal, which would reasonably be expected to result in a Material Adverse Change.  Neither the Company nor any Subsidiary has received any written notice from any court, Governmental Authority or agency or other tribunal alleging that the Company, any Subsidiary  or any Resort has violated in any material respect any Applicable Law, the Declarations, the Club Trust Agreement or other agreements or arrangements, in a manner which would reasonably be expected to result in a Material Adverse Change.

Tax Returns; Taxes

.

(f)

Each of the entities comprising the Company has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by or for it and has paid prior to delinquency all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that such entity is currently contesting in good faith and that are described on Schedule 4.20 and for which adequate reserves have been established in accordance with GAAP, consistently applied.

(g)

Each of the entities comprising the Company has paid and will pay in full all real property, personal property, income, sales, ad valorem and other Taxes and Assessments against the Mortgaged Property and the Collateral or otherwise payable by such entity when due.

(h)

As of the Closing Date, and as otherwise disclosed in Schedule 4.20, the Company knows of no basis for any additional Taxes or Assessments against the Mortgaged Property, the Collateral or the Company.

(i)

The Company has caused each applicable Association and the Vacation Club to file all tax returns required to have been filed by them, and has paid or caused each applicable Association and the Vacation Club to pay all taxes shown to be due and payable on such returns, including interest and penalties, and all other taxes which are payable by it or each applicable Association or the Vacation Club, as the case may be, to the extent the same have become due and payable.

(j)

With respect to real estate taxes against the Mortgaged Property and Completed Inventory Collateral, the Resort taken as a whole will have a single tax lot number and there is a single tax bill from the applicable Governmental Authority for real estate taxes.  Such bills are received by each applicable Association.  Each applicable Association sends bills to each Owner of a Vacation Ownership Interest or, as applicable, Club Trustee, in its capacity as trustee under the Club Trust Agreement for such Owner’s pro-rata share of the real estate taxes assessed and billed to the applicable Unit, as well as to Bluegreen Nevada or other Resort developer which pays Assessments on the unsold Vacation Ownership Interests or subsidizes any shortfalls of the applicable Association.

(k)

To the extent that the applicable Association holds insufficient funds to pay any real estate taxes for the Mortgaged Property and Complete Inventory Collateral then due and payable, the Company (during the time it is maintaining direct or indirect control of the applicable Association) will pay the amount of such deficiency to the applicable Association to enable the applicable Association to pay all real estate taxes related to the Mortgaged Property and Completed Inventory Collateral when due and prior to the incurrence of any Liens.  The Company will comply with the above-described procedures and will not amend, modify or terminate such procedures without the prior written consent of the Designated Representative.

Solvency

.  Each Obligor and Guarantor is solvent as of the Closing Date, and, after giving effect to the contemplated transaction will be solvent.  No transfer of property is being made by any Obligor or Guarantor and no obligation is being incurred by any Obligor or Guarantor in connection with the transactions contemplated by this Agreement and the issuance of the Notes with the intent to hinder, delay, or defraud either present or future creditors of any Obligor or Guarantor.

Insurance

.  All the insurance required by the Declarations related to the Vacation Club Managed Association, the Collateral Documents and this Agreement to be obtained has been obtained, is presently in full force and effect and all premiums thereon have been fully paid when due to date.  Each of the Company’s certificates evidencing, as applicable, property or liability insurance and in respect to which Agent, for the benefit of Holders, has been indicated as a loss payee, additional insured or certificate holder, as applicable, shall provide that the related policy may not be canceled or materially changed except upon (i) endeavoring to provide and subject to policy conditions  ten (10) days’ prior written notice, with respect to property insurance coverage, and (ii) endeavoring to provide and subject to policy conditions ten (10) days’ prior written notice, with respect to liability insurance coverage, of intention of non-

renewal, cancellation or material change to Agent and that no act or thing done by the Company shall invalidate any policy as against Agent or any Holder; provided, however, that the Company agrees to use commercially reasonable efforts to require the applicable insurer to provide thirty (30) days’ prior written notice of cancellation.  Agent has been named as an additional insured, certificate holder or loss payee on such certificates, as applicable.

Names, Addresses and States of Formation

.  During the past five (5) years, none of the Obligors or Guarantor has been known by any names, nor has any of the Obligors or Guarantor been located at any addresses, other than those set forth on Schedule 5.22.  The portions of the Collateral which are tangible property and have not been delivered to Agent and the books and records pertaining thereto will at all times be located at the address for Bluegreen Corporation set forth on Schedule 5.22: or such other location determined by the Company after prior notice to Agent and delivery to Agent of any items requested in writing by Agent to maintain perfection and priority of Agent’s and the Holder's security interests and access to such books and records.  Schedule 5.22 identifies the chief executive office, principal place of business and state of formation of each Obligor and Guarantor.

Non-Subordination

.  The Obligations are not subordinated in any way to any other obligations of the Company or to the rights of any other Person, excluding Permitted Liens.

Declarations

.  The Resort, all Common Areas and Common Furnishings intended for use in connection therewith have been and will continue to be duly submitted to the provisions of the applicable Declaration, which has been recorded in the real property records of the jurisdiction in which the applicable Resort is located.  The applicable Declaration will not be cancelled or terminated without the prior written consent of the Designated Representative,  and will not be amended without the prior written consent of the Designated Representative, which consent will not be unreasonably withheld, delayed or denied.  In the event of the failure of the Designated Representative to respond to a proposed written notice of any such amendment sent by both overnight courier and email notification (to the address provided by Designated Representative hereunder for notice purposes) within thirty (30) days of receipt of written notice thereof, then the Designated Representative shall be deemed to have provided such written consent to the action specified in the subject written notice.

Zoning Laws, Building Codes, Etc.

 Each Resort, all the buildings and other improvements in which the Unit is situated and all amenities for such Unit have been or will be completed in compliance with all applicable zoning codes, building codes, health codes, fire and safety codes except as set forth on Schedule 5.25 and other Applicable Laws, in a manner that the Company's failure to so comply would not be reasonably expected to result in a Material Adverse Change.  All material inspections, licenses, permits required to be made or issued in respect of such buildings and amenities have been or will be made or issued by the appropriate authorities.  The use and occupancy of such buildings for their intended purposes are and will be lawful under all Applicable Laws.  Final certificates of occupancy or the applicable jurisdictional equivalent have been issued and are in effect for each Unit at a Resort or the Resort as a whole.  To the Company’s knowledge, the timeshare use and occupancy of any Unit do not and will not violate or constitute a non-conforming use under any private covenant or restriction or any zoning, use or similar law, ordinance or regulation affecting the use or occupancy of the applicable Resort.

Property Taxes and Fees

.  All real property taxes, condominium and similar maintenance fees, rents, Assessments and like charges affecting any of the Mortgaged Property have been fully paid to date, to the extent such items are due and payable.  As of the Closing Date, Bluegreen Nevada has paid all taxes and Assessments due with respect to the Mortgaged Property and does not owe any taxes or Assessments to the Association or to any Governmental Authority.

Investment Company Act, Etc

.  The Company is not (a) an “investment company” or “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Timeshare Approvals

.  Each Resort has been approved by the applicable Division as a timeshare project and has been established and dedicated as a single site timeshare project and as a Component Site of the Bluegreen Vacation Club timeshare plan in full compliance with all Applicable Laws, including without limitation, the applicable timeshare act.  The Company has received evidence of, all registrations, approvals, licenses and Permits required under all Applicable Laws for each Resort to be operated as a timeshare project and as a Component Site of the Bluegreen Vacation Club timeshare plan, for the sale of Vacation Ownership Interests in such Resort, and for the ownership, operation and management of such Resort.

Sale of Vacation Ownership Interests

.  The Vacation Ownership Interests which secure the Mortgage are, as of the Closing Date, registered or exempt from timeshare registration under Applicable Laws in the respective states in which each are marketed and/or sold, including those states listed on Schedule 5.29, as applicable.  The Vacation Ownership Interests which secure the Mortgage will be, after the Closing Date, registered or exempt from timeshare registration under Applicable Laws in the respective states in which each are marketed and/or sold, as applicable.  All sales have been and will be made in compliance with all Applicable Laws and utilizing then current and approved public reports in a manner that the Company’s failure to so comply would not be reasonably expected to result in a Material Adverse Change.  The marketing, sale, offering for sale, rental, solicitation of purchasers and financing of Vacation Ownership Interests related to any Resort: (a) will not constitute the sale, or the offering for sale, of securities subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law applicable to such sale or offer for sale; (b) will not violate Applicable Laws or any applicable land sales or consumer protection law, statute or regulation in a manner that would reasonably be expected to result in a Material Adverse Change; and (c) will not violate any applicable consumer credit or usury statute in a manner that would reasonably be expected to result in a Material Adverse Change.

Brokers

.  All marketing and sales activities have been and will be performed by employees or independent contractors of the Company or its Affiliates, all of whom are and will be properly licensed or exempt from licensing in accordance with Applicable Laws.  The Company or its Affiliates will retain a duly licensed broker of record for each Resort as may be required by Applicable Law in the state in which each Resort is located.

Resort Documents

.  The Company has furnished the Designated Representative with true and correct copies of the Resort Documents listed on Schedule 5.31 hereto, which constitute all of the material Resort Documents applicable to each Resort and the form and content of which have been approved by all applicable Governmental Authorities, to the extent required.  Each Resort Document complies in all material respects with all Applicable Law and there exist no outstanding violations or breaches of any such Resort Documents.

Assessments

.  The Company or its Subsidiaries or Affiliates, with respect to unsold Vacation Ownership Interests in a Resort automatically will be a member of the applicable Association for such Resort, which Association has authority to levy annual Assessments to cover the costs of maintaining and operating such Resort.  Any Lien for unpaid Assessments relating to the Vacation Ownership Interests comprising the Mortgaged Property will at all times be subordinate to the lien of each Mortgage.  Each applicable Association is and will continue to be solvent.  Levied Assessments are and will be adequate to cover the current costs of maintaining and operating the applicable Resort and to establish and maintain a reasonable reserve for capital improvements.  To Company’s knowledge, there are no reasonably foreseeable circumstances which could give rise to a material increase in Assessments, except for additions of subsequent phases of a Resort that will not materially increase Assessments.

Club Trust Agreement and Other Vacation Club Documents

.  Company has delivered or caused to be delivered to the Designated Representative a true and complete copy of the fully executed Club Trust Agreement and all amendments thereto and other Vacation Club Documents.  Company shall use its best efforts to ensure that the Club Trust Agreement and other Vacation Club Documents will not be amended, modified or supplemented unless any such amendment, modification or supplement is permitted in accordance with the terms of the Club Trust Agreement and Applicable Law, and a copy has been delivered to the Designated Representative.  To the best of Company’s knowledge, there are no existing outstanding violations or breaches of the Club Trust Agreement or the other Vacation Club Documents.  The Resort is as of the Closing Date and shall continue to be a Component Site in the Bluegreen Vacation Club timeshare plan at all times thereafter.

Mortgaged Property

.  Each Mortgage constitutes and shall continue to constitute a valid and enforceable first Lien on the Vacation Ownership Interests comprising the Mortgaged Property.

Intentionally Omitted

.

Section 4.6.	Representations as to Each Resort and Mortgaged Property.
(a)

Access.  The Resort, the Units, the Common Areas, and all improvements constructed on the Mortgaged Property all have direct access to publicly dedicated roads.  All roadways inside the Resort are private roads maintained by the applicable Association and such roads are subject to an access and use easement or other dedication or provision that benefits and will continue to benefit all Owners.

(b)

Utilities.  Electric, gas, sanitary, and stormwater sewer, telephone, water facilities, and other necessary utilities are available and there is sufficient capacity to service the Resort and all Units, Common Areas, and all improvements constructed on the Mortgaged Property.  Any easements necessary to the furnishing of such utility services have been obtained, duly recorded and inure to the benefit of the Resort, the Mortgaged Property, the applicable Association and all Owners.

(c)

Amenities and Use Rights.  Each Owner of a Vacation Ownership Interest has and will continue to have access to and the full use and enjoyment of all of the Common Areas and public utilities of the Resort, all in accordance with the applicable Resort Documents and Vacation Club Documents.  Any Common Areas and other facilities which are available for use by Owners or which may be made available in the future, regardless of whether they have been submitted to the applicable Resort Documents or Vacation Club Documents, shall also be available for use by short-term renters, transient guests or users of accommodations which are part of the Mortgaged Property and such rights shall continue for the benefit of Agent and any such users in the event Agent or a successor or assign were to obtain title to all or a part of the Mortgaged Property.

(d)

Construction.  All costs arising from the development and construction of the Resort and the Mortgaged Property, including all completed buildings, Units, Common Areas, and any improvements and the purchase of any related Property have been paid or will be paid when due.  All material construction and improvements at the Resort and with respect to the Mortgaged Property have been built and completed in accordance with Applicable Laws in effect at the time such construction or improvements were built and completed.

(e)

Tangible Property.  Except for specific items which may be owned by independent contractors, the machinery, equipment, fixtures, tools, and supplies used in connection with the Mortgaged Property, including, without limitation, with respect to the operations and maintenance of the Common Areas are owned or leased by Company and are free and clear of any Liens with the sole exception of all Property subject to leases which are not in default as of the Closing Date and the terms of which Company shall continue to comply with after the Closing Date.

(f)

Common Furnishings in Such Units.  All accommodations located in the Resort are fully furnished and ready for use and occupancy by Owners, subject to renovations and improvements from time to time in the ordinary course of maintaining the Units.  All Common Furnishings within Units or improvements in which Vacation Ownership Interests have been sold have been fully paid for and are free and clear of any Liens or other interests of any third party, or are subject to leases which are not in default as of the Closing Date and the terms of which Company shall continue to comply with after the Closing Date.

Section 4.7.	Representations as to Vacation Club.

Each entity comprising the Company represents and warrants as follows:

(a)	The Vacation Club is a non-profit corporation duly organized and validly existing and in good standing under the laws of Florida.
(b)

The Club Trustee is the owner of all the Bluegreen Vacation Club timeshare plan inventory free and clear of any Liens or encumbrances subject only to (a) covenants, conditions and restrictions, rights of way, easements and other matters of public records, none of which, individually or in the aggregate, materially interferes with the current or intended use of accommodations and Vacation Ownership Interests in the Bluegreen Vacation Club timeshare plan, by its Owners, and (b) the Permitted Liens.

(c)	The Vacation Club has not taken (or omitted to take), any action that would impair or invalidate the coverage provided by any hazard, title or other insurance policy relating to any Resort.
(d)	There are no delinquent or unpaid taxes or Assessments outstanding with respect to the Resort, nor any other outstanding Liens or charges affecting the Resort other than Permitted Liens.
(e)	All Component Sites are lawfully used and occupied under Applicable Law by Owners pursuant to their Owner Agreement and the applicable Resort Documents and Vacation Club Documents.
Reservation System

.  The Reservation System for the Vacation Club is fully operational for its intended purpose.  The Company represents that the Reservation System for the Bluegreen Vacation Club timeshare plan including the computer software is owned or licensed by BRM free and clear of any Liens, pledges or assignments and that there are no lease or other financial terms regarding use of the Reservation System for the benefit of the Bluegreen Vacation Club timeshare plan excepting only the portion of Bluegreen Vacation Club dues paid by Owners attributable to the Vacation Club Manager’s management fee.  The Reservation System shall continue in operation and shall be available to the Bluegreen Vacation Club timeshare plan and the Reservation System shall continually be operated to assure the ability of Owners to exercise and use their Vacation Ownership Interests and Vacation Points.  Company acknowledges the significance of the Reservation System to the ability of the Resort and the Bluegreen Vacation Club timeshare plan to operate properly and allow Owners to reserve Units and exercise use rights in accordance with their Owner Agreement and the applicable Vacation Club Documents.  The Company agrees to prepare reports and provide information on the Reservation System promptly upon request from Designated Representative.  The Reservation System for the Component Sites shall continue to be operational and available for use by Owners to assure the ability of Owners to reserve Units and exercise their use rights in accordance with the Vacation Club Documents.  If Agent, Holder or any of their successors or assigns becomes the manager of the Resort, the Reservation System will continue to be available to Agent or its successors or assigns for an agreed upon transitional period of time until any successor manager is able to substitute an alternative reservation system.

Section 4.8.	Representations as to the Securitization Collateral.

(a)	Each Residual Interest represents the entire economic and beneficial (if any) interest in the equity of each related Trust;
(b)	As of March 1, 2013, the Residual Interest Collateral Value was not less than $90 million.
(c)

TFRI has not sold, assigned or otherwise transferred any rights associated with the Residual Interest except as contemplated by the Collateral Documents; and no consent of any Person is required for the grant of the security interest in the Securitization Collateral. No consent of any Person will be required upon the occurrence of an Event of Default and the exercise by the Agent of its remedies under this Agreement with respect to the Securitization Collateral, provided that, the Agent's ability (acting at the written direction of the Majority Holders) to exercise its rights with respect to the Securitization Collateral will be subject to certain conditions precedent applicable to assignments or other transfers of Securitization Collateral as further set forth in applicable Trust Agreements. No consent will be required after the occurrence of an Event of Default and the exercise by the Agent (acting at the written direction of the Majority Holders) of its remedies under this Agreement with respect to the Membership Interest Collateral.

(d)

TFRI is the owner of each Residual Interest free and clear of all Liens, other than the restriction on transfer set forth in the related Trust Agreements and other than the Liens of Agent pursuant to the terms of this Agreement.  Bluegreen Corporation is the owner of the Membership Interest free and clear of all Liens, other than the Liens of Agent pursuant to the terms of this Agreement.

(e)	To the knowledge of Bluegreen Corporation, there are no defaults or events of default under the Securitization Documents.
(f)

This Agreement creates a valid security agreement in the Securitization Collateral in favor of the Agent for the benefit of the Holders securing  payment of the Obligations. Upon the proper filing of a financing statement in the Securitization Collateral in the applicable filing jurisdiction, to the extent such security interest in such described items of collateral can be perfected by filing of such financing statement or otherwise under the UCC, the Agent for the benefit of the Holders shall have a first priority perfected security interest in the Securitization Collateral.

Legal Compliance

.  The Company and the applicable Association have, in all material respects, complied fully with all Applicable Laws in connection with the Resort, the Vacation Club and the Collateral and to the best of Company's knowledge, the applicable Association has complied fully with all Applicable Laws in connection with the Resort,  including but not limited to the extent applicable (i) the Interstate Land Sales Full Disclosure Act; (ii) any applicable condominium and timeshare statutes, rules, and regulations, including but not limited to those governing the administration and operation of each applicable Association and those requiring registration of the Units as a legal prerequisite to the marketing and sale thereof, including, without limitation, the applicable timeshare act; (iii) Regulation Z of the Federal Reserve Board; (iv) the Equal Credit Opportunity Act; (v) Regulation B of the Federal Reserve Board; (vi) Section 5 and the "Do Not Call" provisions of the Federal Trade

Commission Act; (vii) all applicable state and federal securities laws; (viii) all applicable usury laws; (ix) all applicable trade practices, home and telephone solicitation, sweepstakes, lottery, and other consumer credit and protection laws; (x) all applicable real estate sales licensing, disclosure, reporting, and escrow laws; (xi) the Americans with Disabilities Act of 1990 and all other accessibility requirements; (xii) the federal postal laws; (xiii) the Real Estate Settlement Procedures Act; (xiv) the Fair Housing Act of 1968;(xv) the FTC Privacy Act; (xvi) the Patriot Act; and (xvii) all amendments to and rules and regulations promulgated under the foregoing, all if and as applicable, to the extent non-compliance is not reasonably expected to cause a Material Adverse Effect.  Furthermore, each Resort and the material improvements thereat have been constructed and are and will continue to be operated in compliance with all applicable zoning requirements, building codes, subdivision ordinances, licensing requirements, all covenants, conditions, and restrictions of record, and all other Applicable Laws to the extent non-compliance is not reasonably expected to cause a Material Adverse Effect. The Company's marketing and sales practices are in compliance with all Applicable Laws, to the extent non-compliance is not reasonably expected to cause a Material Adverse Effect.

Survival

.  Company hereby makes the representations and warranties contained in this Article 5 with the knowledge and intention that Agent and Holders are relying and will rely thereon.  All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the purchase of the Notes.

Completed Inventory Collateral Value.  The aggregate retail value (based on the lesser of $1.60 per Vacation Point or the current quarterly average price per Vacation Point) of the Completed Inventory Collateral designated to make up Vacation Ownership Interests comprising a portion of the Mortgaged Property in order to secure in part the offered Notes is approximately $130 million as of the Closing Date.

(g)	Representations of the Holders.
Purchase for Investment

.  Each Holder severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Holder or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Holder’s property shall at all times be within such Holder’s control.  Each Holder understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available and that the Company is not required to register the Notes.  Each Holder shall be deemed to make the representations set forth in the Investment Letter in the form set forth in Schedule 6.1, which representations are incorporated herein by reference.

Source of Funds

.  Each Holder severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Holder to pay the purchase price of the Notes to be purchased by such Holder hereunder:

(h)

the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in

respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Holder’s state of domicile; or

(i)

the Source is a separate account that is maintained solely in connection with such Holder’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(j)

the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Holder to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(k)

the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(l)

the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(m)	the Source is a governmental plan; or
(n)	the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

(o)	Collateral Accounts and Collateral Tests.
Section 4.9.	Establishment of the Controlled Accounts
(a)	On or prior to the execution and delivery of this Agreement, the Agent shall establish and thereafter maintain at the office of the Securities Intermediary:
(i)

a segregated, U.S. Bank Money Market Deposit Account, designated as the “Bluegreen Collection Account -- U.S. Bank National Association, as Agent for the Holders of the Senior Secured Notes due March 20, 2020” (the “Collection Account”) ;

(ii)

a segregated, U.S. Bank Money Market Deposit Account, designated as the “Bluegreen Cash Collateral Account -- U.S. Bank National Association, as Agent for the Holders of the Senior Secured Notes due March 20, 2020” (the “Cash Collateral Account”);

(iii)

a segregated, U.S. Bank Money Market Deposit Account, designated as the “Bluegreen Reserve Account-- U.S. Bank National Association, as Agent for the Holders of the Senior Secured Notes due March 20, 2020” (the “Reserve Account”), if applicable.

(b) The Agent shall have exclusive control over and sole right of withdrawal with respect to, each of the Collection Account, the Cash Collateral Account and the Reserve Account (collectively, the “Controlled Accounts”). All of the Controlled Accounts shall be subject to the Control Agreement.  Any and all funds at any time on deposit in any Controlled Account shall be segregated on the books and records of the Securities Intermediary and shall be held by the Securities Intermediary for the sole and exclusive benefit of the Agent on behalf of the Holders, subject to the terms of this Agreement and the Control Agreement. On the Closing Date from the proceeds of the sale of the Notes, or on a subsequent date pursuant to Section 8.10(a)(iv) and/or by a deposit by Bluegreen Corporation to the Reserve Account,   the Reserve Account shall be funded in an amount equal to the Required Reserve Amount, if any, for such date. Each party hereto (including the Agent and the Designated Representative, respectively, with respect to any Obligation owed to it) and each Holder waives any right of set-off with respect to the Controlled Accounts and the amounts credited thereto, and the investments therein. So long as no Event of Default shall have occurred and be continuing, amounts on deposit in the Controlled Accounts may be invested at the direction of Bluegreen Corporation in Eligible Investments maturing no later than the Business Day immediately preceding the Payment Date following investment. All income or other gains (net of losses) from the investment of amounts to the credit of the

Controlled Accounts shall be deposited to such account immediately upon receipt. The Agent shall not be liable in any way for the insufficiency of amounts to the credit of the Controlled Accounts resulting from losses on investments made or transferred in accordance with the provisions of this Section 7.1, including, but not limited to, losses resulting from the sale or depreciation in the market value of such investments.

The Cash Collateral Account.  The Cash Collateral Account may be funded in accordance with Section 8.10(a)(vii) or by deposit of cash by Bluegreen Corporation.  The amount of cash that may be deposited by Bluegreen Corporation into the Cash Collateral Account at any time is limited to the least amount as shall be required to cause each of the Collateral Tests to be satisfied, plus the amount of cash, if any, permitted to be deposited to the Cash Collateral Account pursuant to Section 7.3 to cure a failure to satisfy the Residual Interest Test (such amount, the “Cash Collateral Amount”).

The Residual Interest Test

. In the event that the Residual Interest Test is not satisfied and there exists an Eligible Residual Interest which is not subject to the Lien of this Agreement, the Company may not apply any other type of Collateral (including cash) to cure such Residual Interest Test other than an Eligible Residual Interest which is not subject to the Lien of this Agreement; provided, that during the forty-five (45) calendar day period from and after the date of issuance of an Eligible Residual Interest (while the Company is effecting the transfer of the Eligible Residual Certificate to TFRI) (the "Cash Cure Period") the Company may deposit cash to the Cash Collateral Account to cure the Residual Interest Test; provided, further, that if the Company has not accomplished the pledge of such Eligible Residual Interest hereunder within the Cash Cure Period, (i) such residual interest shall no longer be an Eligible Residual Interest, and (ii)  any cash deposited to the Cash Collateral Account to cure a failure to satisfy the Residual Interest Test during the Cash Cure Period ("Residual Interest Cash") may not be released from the Cash Collateral Account until the Notes are paid in full.

(iv)	Payment and Prepayment of the Notes.
Section 4.10.	[Intentionally Omitted]
Section 4.11.	[Intentionally Omitted]
Allocation of Partial Prepayments

.   In the case of each partial payment or prepayment of the Notes pursuant to Section 8.10, the principal amount of the Notes to be paid or prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

Maturity; Surrender, Etc.

.  The Notes shall mature on the Maturity Date.  In the case of each voluntary prepayment of Notes pursuant to this Article 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Voluntary Termination Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Voluntary Termination Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Agent and Note Registrar and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Purchase of Notes

.  The Obligors will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes.  The Obligors will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Note Rate

.  The per annum rate of interest payable by the Obligors shall be a fixed rate of interest (“Note Rate”).  The initial Note Rate is 8.80% per annum, which may be decreased one time, based on Rating Option as set forth in Section 8.20 below.

Payments Due on Non-Business Days

.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.12 that the notice of any voluntary prepayment specify a Payment Date as the date fixed for such prepayment), (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Voluntary Termination Amount or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day. For the avoidance of doubt, all payments of principal, including mandatory and voluntary prepayments, and all payments of a Voluntary Termination Amount shall be due on a Payment Date.

Section 4.12.	Interest Payments on the Notes.
(a)

Interest will be payable on each of the Notes equal to the sum of (i) interest accrued during the related Interest Accrual Period at the Note Rate calculated on the outstanding principal balance of the related Notes and (ii) the amount of unpaid interest amounts from prior Payment Dates, plus to the extent permitted by Applicable Law, interest on such amount at the Note Rate (the “Interest Distributable Amount”).

(b)

The monthly interest due on the principal balance of the Notes outstanding shall be computed on the basis of a 360 day year of twelve 30 day months and shall be calculated by determining the average daily principal balance of the Obligations outstanding for each day of the related Interest Accrual Period.

Principal Payments on the Notes

.  Payments of principal on the Notes shall be based on the aggregate principal amount of Notes that are outstanding held by each Holder of Notes. The amount of principal to be paid on each Payment Date is: (A) the Scheduled Amount, plus any Scheduled Amount not paid on any prior Payment Date (the “Principal Distributable Amount”), (B) if an Event of Default has occurred and the Notes have become due and payable, the aggregate unpaid principal balance of the Notes shall become immediately due and payable and (C) the aggregate principal amount of the Notes shall be due on the Maturity Date.

Available Monies and Payment Priorities

.  (a) The Agent will make the following distributions and transfers in accordance with the priorities set forth below. The Agent will make distributions pursuant to Section 8.10 with respect to a Payment Date based on the related Monthly Collateral Report. The Agent in its capacity as Paying Agent shall pay to the Holders any amount specified in Section 8.10 to be paid to the Holders. Payments of principal and interest on the Notes will be made on each Payment Date in accordance with the following order of priority from the sources of funds indicated. Funds distributed from the Collection Account for a Payment Date pursuant to this Section 8.10 will be the funds, including Eligible Investments, deposited into the Collection Account during the related Collection Period; provided that all remaining amounts on deposit in the Collection Account will be distributed pursuant to priority (iii) on the Maturity Date (and thereafter) and pursuant to priority (vi) if an Event of Default has occurred and the Notes have become due and payable or if a Termination Event has occurred.

(i)

from the Collection Account, the Cash Collateral Account and the Reserve Account, in that order of priority, as necessary, to pay the fees and expenses of the Agent due on the applicable Payment Date and to reimburse the Designated Representative for Protective Advances in accordance with Section 8.14;

(ii)

from the Collection Account, the Cash Collateral Account and the Reserve Account, in that order of priority, as necessary, to pay to the Holders the Interest Distributable Amount for such Payment Date;

(iii)	from the Collection Account and the Cash Collateral Account, in that order of priority, as necessary, to pay to the Holders the Principal Distributable Amount for such Payment Date;
(iv)

from the Collection Account and the Cash Collateral Account, in that priority, as necessary, to transfer to the Reserve Account any amount required to make the amount then on deposit in the Reserve Account equal to the Required Reserve Amount;

(v)

from the Collection Account and the Cash Collateral Account, in that order of priority, as necessary, to pay to the Holders the amount of any mandatory or voluntary prepayment on the Notes pursuant to Section 8.11(b), 8.12 or 8.13 together with any related Voluntary Termination Amount or Make-Whole Amount;

(vi)

from all Available Monies, if an Event of Default has occurred and the Notes have become due and payable or a Termination Event has occurred, to pay to the Holders, funds sufficient to reduce the outstanding principal balance of the Notes to zero, plus in connection with an Event of Default to pay any related Make-Whole Amount;

(vii)

from the Collection Account, to the Cash Collateral Account, (A) the amount necessary, if any, to cause each Collateral Test to be satisfied and (B) during the Cash Cure Period, the amount required to cure a failure to satisfy the Residual Interest Test;

(viii)

if all amounts having a higher priority pursuant to this Section 8.10 have been paid, from amounts on deposit in the Cash Collateral Account, if any, in excess of the greater of (x) the Cash Collateral Amount and (y) the Residual Interest Cash,  (A) if no Event of Default or Termination Event has occurred and is continuing, at the option of Bluegreen Corporation, as a voluntary prepayment of the Notes (but such voluntary prepayment may only be made if, prior to such prepayment, the balance of the Cash Collateral Account exceeds (x) $3,000,000 or (y) five percent (5%) of the quotient of the outstanding balance of the Notes (immediately preceding such payment) divided by .75),   or (B) if no Event of Default, Potential Default or Termination Event has occurred and is continuing, to the Obligors as they may designate;

(ix)	from the Collection Account, to pay to Bluegreen Corporation, free and clear of the Lien of this Agreement, the remainder of the funds available for distribution from the Collection Account; and
(x)

from the Collection Account, the Cash Collateral Account and the Reserve Account, following the indefeasible payment in full of the Notes, to pay to Bluegreen Corporation, free and clear of the Lien of this Agreement, the remainder of the funds on deposit in the Collection Account, the Cash Collateral Account and the Reserve Account.

In the event that amounts distributed under this Section 8.10 are insufficient for payment of the amounts required above or the amounts that may be required pursuant to Section 8.11 below, the Obligors shall immediately pay an amount equal to the extent of such insufficiency.

(b)            The Obligors absolutely and unconditionally promise to pay, when due and payable pursuant hereto, principal, interest and all other amounts and payment Obligations payable, hereunder or under any other  Collateral Document, without any right of rescission and, except as may be specifically permitted pursuant to Section 22.3, without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements.  Except as expressly provided for herein, the Obligors hereby waive setoff, recoupment, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, except with respect to notices and demands as specifically provided in this Agreement or the other Collateral Documents, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Collateral Document.

Section 4.13.	Inventory Concentration Limit.
(a)	Up to fifteen percent (15%) of the Total Collateral Value necessary for the Asset Base Ratio Test to be satisfied, may be derived from Completed Inventory (the “Inventory Concentration Limit”).
(b)

In the event that a Resort is deleted from Schedule C attached to this Agreement for any reason, which deletion must be consented to in writing by the Designated Representative in its Permitted Discretion, then concurrent with the effective date of the occurrence of any such deletion, the Company shall have the option, in its sole discretion, to (i) pay to Agent, for the benefit of Holders, without any prepayment premium, an amount equal to the aggregate Completed Inventory Collateral Value of any Completed Inventory Collateral relating to any such deleted Resort, (ii) replace any Completed Inventory Collateral relating to any such deleted Resort by assigning and including as part of the Completed Inventory Collateral additional Completed Inventory Collateral with a sufficient Completed Inventory Collateral Value in an amount necessary to ensure the Company’s continued compliance with this Agreement, or (iii) effect a combination of the payment and replacement rights as set forth, respectively, in the foregoing clause (i) and clause (ii).

Section 4.14.	Voluntary Prepayments.
(a)

At any time after the Closing Date, subject to the terms of this Agreement and the payment of the applicable prepayment premium set forth in this Section 8.12, the Company may terminate financing under this Agreement, and prepay the Notes in whole, but not in part (other than (i) with respect to prepayments of the principal balance of the Notes which arise from payments from Partial Releases of Mortgage, (ii) in accordance with Section 8.11(b) and (iii) prepayments from the Cash Collateral Account pursuant to Section 8.10(a)(viii)).  Such permitted prepayment in full shall be known as a “Voluntary Termination”), and may be effected only by providing Agent with irrevocable written notice (the “Termination Notice”).  The Termination Notice shall be provided to the Agent at least ten (10) calendar days prior to the specific date upon which the Obligors intend to cease financing hereunder and prepay the Obligations in full, which date shall be known as the “Voluntary Termination Date”). The Voluntary Termination Date shall always be a Payment Date and shall be the first Payment Date occurring ten (10) calendar days after the giving of the Termination Notice. In connection with a Voluntary Termination whereby the Voluntary Termination Date is on or before March 28, 2014, the Indebtedness owing and to be paid by the Obligors to Agent, for the benefit of Holders, on the Voluntary Termination Date shall include as liquidated damages, not as a penalty the following amounts: an amount equal to seven percent (7%) multiplied by the then outstanding principal balance of the Notes.  In connection with a Voluntary Termination whereby the Voluntary Termination Date is after March 28, 2014 and is on or before March 28, 2015, the Indebtedness owing and to be paid by the Obligors to Agent, for the benefit of the Holders, on the Voluntary Termination Date shall include as liquidated damages, not as a penalty, an amount equal to five percent (5%) multiplied by the then outstanding principal balance of the Notes.  In connection with a Voluntary Termination whereby the Voluntary Termination Date is after March 28, 2015 and is on or before March 28, 2016, the Indebtedness owing and to be paid by the Obligors to Agent, for the benefit of the Holders, on the Voluntary Termination Date shall include as liquidated damages, not as a penalty, an amount equal to three percent (3%) multiplied by the then outstanding principal balance of the Notes. In connection with a Voluntary Termination whereby the Voluntary Termination Date is after March 28, 2016 and is on or before March 28, 2017, the Indebtedness owing and to be paid by the Obligors to the Agent for the benefit of the Holders, on the Voluntary Termination Date shall include as liquidated damages, not as a penalty, an amount equal to two percent (2%) multiplied by the then outstanding principal balance of the Notes. In connection with a Voluntary Termination whereby the Voluntary Termination Date is after March 28, 2017 and is on or before March 28, 2018, the Indebtedness owing and to be paid by the Obligors to the Agent, for the benefit of the Holders on the Voluntary Termination Date shall include as liquidated damages, and not as a penalty, an amount equal to one percent (1%) multiplied by the then outstanding principal balance of the

Notes (individually and collectively the “Voluntary Termination Amount”). After March 28, 2018, no Voluntary Termination Amount shall be payable in connection with a voluntary prepayment of the Notes. For the avoidance of doubt, the outstanding principal balance of the Notes for the purpose of calculation of the Voluntary Termination Amount or Make-Whole Amount shall not take into account any amounts on deposit in any Controlled Account.

(b)

Notwithstanding any other provision of any Collateral Document, no termination of financing under this Agreement shall affect Agent’s rights or any of the Obligations existing as of the Voluntary Termination Date, and the provisions of the Collateral Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Collateral Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full.  The Liens granted to Agent under the Collateral Documents and the financing statements filed pursuant thereto and the rights and powers of Holders thereunder shall continue in full force and effect notwithstanding the fact that the Obligor’s borrowings hereunder may from time to time be in a zero or credit position until (i) all of the Obligations (other than indemnity obligations under the Collateral Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in full in cash, and (ii) financing under this Agreement has been terminated, as provided herein.

Mandatory Prepayments

.  If the Company, in any transaction or series of related transactions, (a) sells any Collateral (other than Vacation Ownership Interests in the ordinary course of business) notwithstanding that such disposition is prohibited in this Agreement or (b) receives any property damage insurance award or any other insurance proceeds of any kind in connection with any Unit within which a Vacation Ownership Interest is situated and related to Completed Inventory Collateral and does not apply such funds to repair or replace the damaged Unit, then it shall, subject to, in the case of the foregoing clause (b), the terms of the Club Trust Agreement and any applicable Declaration, deposit the proceeds of such sale or receipt to the Collection Account as a mandatory prepayment on the Notes. In the case of clause (a) of the immediately preceding sentence, the Company shall pay to the Agent, in addition to the proceeds of the Collateral sold, as liquidated damages, and not as a penalty, an amount equal to the product of the amount equal to the Completed Inventory Collateral Value or Residual Interest Collateral Value, as applicable, of the Collateral sold times the percentage, if any, that would be applicable in connection with a Voluntary Termination of the Notes pursuant to Section 8.12(a) on the date of sale of the Collateral.

Payments by Designated Representative; Protective Advances

.  Notwithstanding any provision of any Collateral Documents, the Designated Representative on behalf of the Holders, in its Permitted Discretion, shall have the right, but not any obligation, at any time that the Company fails to do so, and from time to time, without prior notice, to: (a) obtain insurance (at the Company’s expense) covering any of the Collateral to the extent not obtained as required by the Company under any Collateral Documents; (b) discharge (at the Company’s expense) taxes or Liens affecting any of the Collateral that have not been paid in violation of any Collateral Documents or that jeopardize the Agent’s Lien priority in the Collateral, or, after the occurrence and continuance of a Potential Default, an Event of Default or a Termination Event; or (c) make any other payment (at the Company’s expense) for the administration, servicing, maintenance, preservation or protection of the Collateral, or, after the occurrence and continuance of a Potential Default, an Event of Default or a Termination Event, (each such advance or payment set forth in clauses (a), (b) and (c), a “Protective Advance”).  Designated Representative shall be reimbursed for all Protective Advances pursuant to Section 8.10 and any Protective Advances shall bear interest at the Note Rate from the date the Protective Advance is paid by Designated Representative until it is repaid.  No Protective Advance by Designated Representative shall be construed as a waiver by Agent, or any Holder of any Potential Default, Event of Default, Termination Event or any of the rights or remedies of Agent or any Holder.  If the Company fails to make a required payment that is the subject of a Protective Advance, then the Company irrevocably authorizes disbursement of any such funds to the Designated Representative, for the benefit of itself and the Holders, by way of direct payment of the relevant amount, interest or Obligations in accordance with Section 8.10 without necessity of any demand in accordance with the terms of this Section 8.14.

Grant of Security Interest; Collateral

.  To secure the payment and performance of the Obligations, the Company hereby grants to Agent, for the benefit of the Holders, a valid, perfected and continuing first priority (other than with respect to property or assets covered by Permitted Liens) security interest in and Lien upon, and pledges to Agent, for the benefit of itself and the other Holders, all of the Company’s right, title and interest in, to and under all of the following, whether now owned or existing or hereafter from time to time acquired or coming into existence:

(c)	The Completed Inventory Collateral. The Completed Inventory Collateral consists of the following:
(i)

All present and future Mortgaged Property in or related to any Resort, including, without limitation, the particular financed timeshare interests identified as “Vacation Ownership Interests” or “Timeshare Ownership Interests” and as described more fully in each applicable Mortgage (inclusive of any sales or model Units);

(ii)	The Collateral Assignments;
(iii)

All rights of the Company in and to the Controlled Accounts or any depository account, clearing account, escrow account, or reserve account into which cash or proceeds (including, without limitation, Release Payments), are deposited at any time and all rights of setoff, and all benefits, claims, accounts, accounts receivables, general intangibles, choses in action, claims, credits, balance and proceeds relating thereto or deriving therefrom;

(iv)

All existing and future leases, occupancy or rental agreements, subleases, licenses, concessions, entry fees, or other agreements which grant a possessory interest in and to, or the right to use the Mortgaged Property, or any portion thereof (collectively, the “Leases”);

(v)

All of the existing and future Rents (excluding rents payable to the applicable Association in its capacity as lessor of any Property), revenues, income, proceeds, royalties, profits and other benefits payable for using, leasing, licensing, possessing, operating from or in, or otherwise enjoying the Mortgaged Property pursuant to the Leases, including, without limitation, damages received upon the occurrence of a default under any of the Leases and all proceeds payable under any policy of insurance covering loss of rents with respect thereto (collectively, the “Lease Income”).  The Company shall be entitled to all Lease Income unless an Event of Default has occurred and is continuing;

(vi)

All other existing and future agreements to which the Company is or becomes a party or holds any interest therein and which in any way relate to the use, occupancy, maintenance or enjoyment of the Mortgaged Property, including, but not limited to, Resort Documents, utility contracts, maintenance agreements, Management Agreements, and service contracts, the Declarations (and Declarant’s rights, privileges, entitlements and interests thereunder to the extent the Company is Declarant or any successor or assign to Declarant), any voting rights and rights and interests in the applicable Association of the Company or Declarant or assigned to the Company or Declarant or any successor or assign thereto, and any agreement guaranteeing the performance of the obligations contained in any of the foregoing agreements, all as they relate to the Mortgaged Property (but excluding escrow or Association-related reserve accounts and all Operating Contracts);

(vii)	All proceeds arising from the rental of any Vacation Ownership Interest or Unit, which relates to the Mortgaged Property;
(viii)	All books, records, ledger cards, files, correspondence, computer tapes and disks, as all of the foregoing pertain to the Mortgaged Property;
(ix)	To the extent permissible by law, any existing or future development agreements for the Mortgaged Property;
(x)

All existing and future development, construction, engineering, design services and other agreements in connection with the development and construction work related to the Mortgaged Property, contracts between the Company and any architect, planner, contractor, engineer, inspector or sub-contractor together with payment and performance bonds related to the completion of the Mortgaged Property and all plans, specifications, drawings, books and records related to the completion of the Mortgaged Property;

(xi)

All of Company’s rights in and to any and all easements, contracts, leasehold interests (whether as lessor or lessee), permits, licenses, and approvals in respect of all or any portion of the Mortgaged Property;

(xii)

Extensions, additions, improvements, betterments, renewals, substitutions, and replacements of, for, or to any of the foregoing, wherever located, together with the products, proceeds, issues, rents, and profits thereof and any replacements, additions, or accessions thereto or substitutions thereof, and all rights in or under insurance policies, judgments, claims, settlements, awards and to the proceeds of any of the foregoing, all rights to unearned or refunded insurance premiums, and the proceeds of any condemnation awards or any claims regarding any of the foregoing;

(xiii)	Any and all cash and non-cash proceeds of the foregoing.

Notwithstanding the foregoing, the Mortgaged Property and Completed Inventory Collateral shall not include any Vacation Ownership Interests which are not encumbered by a

Mortgage, the Reservation System, or any rights to the name “Bluegreen” or “Bluegreen Vacation Club” or any variation thereof. The Company covenants that at no time while the Notes are outstanding will reservations be made with respect to the use of Vacation Ownership Interests which at that time comprise the Mortgaged Property for a date more than eleven (11) months (or 15 months for “Premier Members” as such term is defined on the Closing Date) from the date of the making of the reservations; and no reservation will be made by Bluegreen Corporation, any of its Subsidiaries or any strategic alliance “partners” with respect to the use of Vacation Ownership Interests which at that time comprise the Mortgaged Property if at the time an Event of Default has occurred and is continuing. Notwithstanding the completion of a foreclosure or a deed in lieu of foreclosure on the Completed Inventory Collateral, Agent and Holders agree to honor valid reservations made by Bluegreen Vacation Club Owners, and other valid reservation holders at the time of such foreclosure or deed in lieu of foreclosure with respect to the use of Vacation Ownership Interests then owned by Agent, Holders or a successor, assignee or designee thereof.

(d)	the Residual Interest;
(i)	all Residual Interest Certificates or other instruments now or hereafter representing the Residual Interest;
(ii)

all payments, distributions, rights, replacements, substitutions and other property from time to time received, receivable or otherwise distributed, in respect of, in exchange for, or upon conversion, reclassification or other like exchange for the Residual Interest;

(iii)

all right title, privileges, powers, authorities, claims and interests of TFRI relating to or with respect to the Residual Interest and the property referred to in clauses (i) and (ii) above, including the related Trust Agreement;

(iv)	all general intangibles and investment property constituting, representing or otherwise evidencing any of the foregoing;
(e)	the Membership Interest;
(i)	all Membership Certificates or other instruments now or hereafter representing the Membership Interest;
(ii)

all payments, distributions, rights, replacements, substitutions and other property from time to time received, receivable or otherwise distributed, in respect of, in exchange for, or upon conversion, reclassification or other like exchange for the Membership Interest;

(iii)

all right title, privileges, powers, authorities, claims and interests of Bluegreen Corporation relating to or with respect to the Membership Interest and the property referred to in clauses (i) and (ii) above, including the Limited Liability Company Agreement;

(f)	the Controlled Accounts and all amounts on deposit therein;

(g)	the Collateral Documents and all rights of the Agent and Holders thereunder;
(h)	all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, including commercial tort claims; and
(i)	all Collections on or in respect of, and other proceeds of, any of the foregoing, including without limitation, the proceeds of any disposition.
(j)

The Property described in this Section 8.15(a)-(g) is collectively referred to herein as the “Collateral", the Property described in Section 8.15 (b)-(g) insofar as it relates to the Residual Interest is referred to herein as the "Securitization Collateral" and the Property described in Section 8.15(c) is referred to herein as the "Membership Interest Collateral."

(k)

The Company has full right and power to grant to Agent, for the benefit of itself and the Holders, a perfected, first priority security interest and Lien on the Mortgaged Property and a perfected Lien and security interest in all other Collateral pursuant to this Agreement, subject to the following sentence.  Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements, without any further action, Agent will have a good, valid and first priority (other than with respect to any Collateral, property or assets covered by Permitted Liens) perfected Lien and security interest in the Mortgaged Property and a first perfected Lien and security interest in all other Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person, subject to, in connection with the Residual Interest collateral, the terms of the related Trust Agreements.  As of the applicable Closing Date, no Lien or security interest relating to any of the Collateral is on file in any public office except those on behalf of Agent and those related to the Permitted Liens, or which have been otherwise released or terminated.  As of the Closing Date, the Company is not party to any agreement, document or instrument that conflicts with this Section 8.15.

(l)

Any pledge and delivery to Agent of additional Collateral in order to satisfy a Collateral Test or pursuant to Section 8.11(b) shall comply with the applicable requirements of  Article 4 in connection with such pledge and delivery, and shall be accompanied by an Officer’s Certificate that demonstrates that after giving effect to the pledge to Agent of such additional Collateral, the Collateral Tests will be satisfied.

(m)

The Company and Agent hereby agree that this Agreement shall be deemed to be a security agreement under the UCC of the applicable jurisdiction.  Accordingly, in addition to any other rights and remedies available to the Agent hereunder, Agent shall have all the rights of a secured party under the UCC of any other applicable jurisdiction.

(n)	The Company consents and agrees that Agent shall not be under any obligation to marshal any assets in favor of the Company or against or in payment of any or all of the Obligations.
(o)

The above-described Liens shall not be rendered void by the fact that no Obligations exist as of any particular date, but shall continue in full force and effect until all Obligations have been fully and finally paid, performed and satisfied.

Section 4.15.	Collateral Administration.

(a)

As and when determined by the Designated Representative in its sole discretion, the Designated Representative will perform the searches described in clauses (i) and (ii) below against each Obligor and Guarantor: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where any Obligor or Guarantor is organized and/or maintains their executive offices, or a jurisdiction in which a Resort is located and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above;

(b)

Whether delivered pursuant to the document delivery requirements set forth in Sections 4.18 in relation to the Closing or in connection with the pledge of Collateral after Closing, or to the extent not previously delivered in connection with any Collateral, the Company shall, in relation to each item of Collateral, deliver to Agent all items that Agent must receive possession of to obtain a perfected Lien and security interest, including with respect to  Residual Interest and Membership Interest, the requirements specified in Section 4.32.

Permitted Contests

.  Notwithstanding anything in the Collateral Documents or otherwise to the contrary, after prior written notice to Agent and the Designated Representative, the Company at its expense may contest, by appropriate legal or other proceedings conducted in good faith and with due diligence, the amount or validity of any tax, charge, assessment, statute, regulation, or any monetary lien on or in respect of the Collateral, so long as: (i) in the case of an unpaid tax, charge, assessment or Lien, such proceedings suspend the collection thereof from the Company and the Collateral, and shall not interfere with the payment of any monies due under the Collateral in accordance with the terms of the Collateral Documents; (ii) none of the Collateral is, in the judgment of the Designated Representative, in any imminent danger of being sold, forfeited or lost; (iii) in the case of a statute or regulation, neither the Company, Agent, Designated Representative nor Holders is in any danger of any civil or criminal liability for failure to comply therewith; and (iv) the Company has furnished such security, if any, as may be required in the proceedings.

Payments and Release Provisions – Completed Inventory Collateral

.  The Company agrees punctually to pay or cause to be paid to the Agent all principal, interest and other Obligations due under the Notes or otherwise without any right of rescission, set off, counterclaim or defense for any reason.  The following payments shall be made by the owner of the Mortgaged Property in connection with the Completed Inventory Collateral:

(c)

Upon the sale or any resale of any Completed Inventory Collateral, the owner of the Mortgaged Property shall make or cause to be made Release Payments to Agent in an amount equal to a stated percentage of the Purchase Price of a Vacation Ownership Interest (and appurtenant Vacation Points).  The Release Payments shall be deposited into the Collection Account by the Business Day preceding the Payment Date falling in the calendar month immediately following the calendar month in which the sales were made.  Agent shall upon request by the owner of the Mortgaged Property subsequent to the payment of Release Payments due for any month to the Collection Account, sign a Partial Release of Mortgage, as set forth in Section 8.18(b) with respect to any released Vacation Ownership Interests.  The percentage of the Purchase Price of the Vacation Ownership Interest that constitutes the Release Payment shall commence at 18.75% of the Purchase Price of the Vacation Ownership Interest (and appurtenant Vacation Points).  Release Payments for Completed Inventory at a Resort subject to a Mortgage executed subsequent to the Closing Date will be actually agreed upon by Designated Representative (on behalf of the Holders) and the  owner of the Mortgaged Property.  The Company may pledge future Completed Inventory within five (5) years of the Closing Date so long as such Completed Inventory is located at a Resort that satisfies the criteria set forth in Schedule C attached hereto.  The value of the Completed Inventory subject to any Mortgage will be calculated as a percentage of the current retail sales price of the related Vacation Ownership Interest and appurtenant Vacation Points for BG Club 36 located in Las Vegas, Nevada and any other future approved Resort (“Completed Inventory Collateral Value”).  The Completed Inventory Collateral Value shall be equal to twenty-five percent (25%) of the current retail sales price, calculated quarterly in arrears based on sales for the prior calendar quarter, subject to a cap of $1.60 per Vacation Point.

(d)

Subsequent to payment of the applicable Release Payments, Agent shall upon request by the owner of the Mortgaged Property execute a Partial Release of the Mortgage for all Vacation Ownership Interests for which the applicable Release Payments have already been made.  Schedule 8.18(b) attached hereto consists of a Partial Release of Mortgage to be executed by Agent in substantially the same form.  Each Partial Release, if any, relating to a Vacation Ownership Interest that is executed and delivered by Agent  and recorded in the public records of the jurisdiction in which the Resort is located will serve to release from the Completed Inventory Collateral the particular sold Vacation Ownership Interest(s).  A Partial Release may include as an exhibit multiple Vacation Ownership Interests to be released from the Mortgage.  The Partial Release will in no way affect the balance of the Completed Inventory Collateral or the Agent’s Lien upon the same.  The owner of the Mortgaged Property shall bear all expenses (including, without limitation, reasonable legal fees and disbursements of Agent and recording costs) in connection with any such Partial Release of Mortgage, and the owner of the Mortgaged Property shall be responsible for recording any release documentation in respect of each such Partial Release.  In the event any released Vacation Ownership Interests are conveyed back to the owner of the Mortgaged Property for any reason, or new Vacation Ownership Interests are created at the Resort, Agent and the owner of the Mortgaged Property agree to, on a semi-annual basis, (once title to any such Vacation Ownership Interests is conveyed to Bluegreen Nevada, or the applicable Subsidiary or Affiliate that owns the Mortgaged Property and only with respect to such Vacation Ownership Interests that remain owned by such Person as of such semi-annual date) modify the Mortgage so it encumbers all such Vacation Ownership Interests then owned by Bluegreen Nevada or the applicable Affiliate or Subsidiary, as owner of the Mortgaged Property.  The owner of the Mortgaged Property agrees that the existing Mortgage shall be spread on a  semi-annual basis to re-encumber previously released Vacation Ownership Interests and newly created Vacation Ownership Interests then owned by Bluegreen Nevada or the applicable Affiliate or Subsidiary that owns the Mortgaged Property.  Agent and the owner of the Mortgaged Property agree to sign a spreader agreement to Mortgage, a form of which is attached hereto as Schedule 8.18(c), on a semi-annual basis to re-encumber such Completed Inventory so all such previously released Vacation Ownership Interests or newly created Vacation Ownership Interests then owned by Bluegreen Nevada or the applicable Affiliate or Subsidiary that owns the Mortgaged Property will be subject to the Mortgage at the time the applicable spreader agreement is executed.  The applicable Release Payment shall be paid to Agent at the time it requires a Partial Release of Mortgage for any such re-acquired or newly created Vacation Ownership Interests that become subject to the applicable spreader agreement.

(e)	The BG Club 36 Completed Inventory shall be subject to cumulative minimum releases at minimum sales prices in accordance with the following schedule (the “Minimum Inventory Release Schedule”):
As of the Payment Date in April 2014 April 2015 April 2016 April 2017	Cumulative Gross Sales At BG Club 36 $25,000,000 $50,000,000 $75,000,000 $100,000,000

The Designated Representative and the Company shall mutually agree on a Minimum Inventory Release Schedule associated with any future Completed Inventory to be pledged to the Holders.  For the avoidance of doubt, minimum Release Payments will be calculated on a monthly basis and paid into the Collection Account by the Company as provided for in Section 8.18(a) for all sales of Vacation Ownership Interests which occurred during the prior month.

(f)	All Release Payments shall be applied on a monthly basis in accordance with the provisions of Section 8.10.
(g)

At the Company’s cost and expense, Agent agrees to execute, from time to time, releases from the Lien of the Mortgage as appropriate in the jurisdiction where said Completed Inventory Collateral is located, of certain furniture, fixtures and equipment being conveyed by the Company to the applicable Association as provided for in the Declaration, including Completed Inventory Collateral subject to any UCC financing statement which is to be partially released.

(h)

So long as no Potential Default has occurred and is continuing, upon the Company's request from time to time, and at the Company's cost and expense, the Agent agrees to execute and deliver such documents as necessary to release the security interest of this Agreement  in and to a Residual Interest and the related Residual Interest Collateral; provided, that, the Agent shall not effect such a release until the Designated Representative confirms that it has received  documentation satisfactory to it evidencing that the final payment has been made on such Residual Interest, including without limitation, a copy of the documents evidencing the release of the Lien of the related indenture.

Section 4.16.	[Intentionally Omitted].
Rating Option

.  The initial rating on the Notes shall be deemed to be B (low) based upon S&P’s “B-” corporate rating of Bluegreen Corporation.  Bluegreen Corporation shall have the option (the “Rating Option”) to have a Rating Agency provide a rating of the Notes or Bluegreen Corporation on or prior to the Closing Date or within three (3) months following the Closing Date.  If no such rating is obtained within the designated time period, the initial rating shall be considered the final rating.  Any rating on the Notes (or, if the Notes were not rated, the Bluegreen Corporation corporate debt rating) higher than B (low)

issued by or within three (3) months of the Closing Date shall be considered the final rating and shall be used to adjust the Note Rate on a going forward basis per the annual interest rates set forth herein as the “Note Rate”.  Any subsequent ratings actions, including upgrades, downgrades, new ratings or ratings withdrawals, however, shall not affect current or future pricing.  The one-time adjustment to the Note Rate based on the Rating Option is based on the rating and corresponding interest rates set forth below:

DBRS Rating	Note Rate Per Annum
B (low)	8.80%
B	8.55%
B (high)	8.05%

Any one-time decrease to the Note Rate as set forth above shall be effective on the first day of the next succeeding Interest Accrual Period after the rating is changed based on the exercise by Bluegreen Corporation of the Rating Option.  If Bluegreen Corporation exercises the Rating Option, it must deliver an executed “ratings letter” from DBRS to the Designated Representative and Agent setting forth the new rating within three (3) months of the Closing Date.    Such rating must include ongoing “rating surveillance”  as part of the rating agency engagement.

Computation of Rates; Lawful Limits

.  All rates hereunder shall be computed on the basis of a 360 day year  and twelve thirty (30) day months.  In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of the Holders, for the use, forbearance or detention of money hereunder exceed the Maximum Rate which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Holders shall have received interest or any other charges of any kind which might be deemed to be interest in excess of the Maximum Rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by the Company hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Holders shall promptly refund such excess amount to the Company and the provisions hereof shall be deemed amended to provide for such permissible rate.  The terms and provisions of this Section 8.21 shall control to the extent any other provision of any Collateral Document is inconsistent herewith.

Default Rate of Interest

.  Following the occurrence of an Event of Default, the Note Rate then in effect at such time with respect to the Obligations shall be increased by three percent (3.0%) per annum (subject to the Maximum Rate) (the “Default Rate”).  Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is waived or ceases to continue, and shall be payable upon demand.

Section 4.17.	Affirmative Covenants

The Company covenants as set forth in this Article 9 so long as any of the Notes are outstanding. Covenants in this Article 9 relating to the Company shall be deemed to refer to each of Bluegreen Corporation, Bluegreen Nevada, BVU, BRM and TFRI, individually, except where otherwise noted.

Compliance with Laws

.  Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries and the applicable Association to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the Patriot Act and the other laws and regulations that are referred to in Section 5.14, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Insurance

.  The Company will, and will cause the applicable Association and each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.  The Company will cause any insurance proceeds or condemnation proceeds to be used to rebuild any of the damaged Mortgaged Property in accordance with the applicable Declarations.

Maintenance of Properties

.  The Company will, and will cause the applicable Association and each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company, the applicable Association or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Payment of Taxes and Claims

.  The Company will, and will cause each of its Subsidiaries and each applicable Association to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company, any Subsidiary or each applicable Association; provided that neither the Company, nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Corporate Existence, Etc.

 Subject to Section 10.2, the Company will at all times preserve and keep its corporate or company existence in full force and effect.  Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate or company existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Books and Records

.  Bluegreen Corporation and the applicable Association will maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such entity, as the case may be.  Bluegreen Corporation and each applicable Association will keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.  Bluegreen Corporation and each applicable Association have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and Bluegreen Corporation will continue to maintain such system.

Section 4.18.	Financial Statements, Reports and Other Information
(a)	Financial Reports. The Company shall furnish to the Designated Representative:
(i)

as soon as available and in any event within ninety-one (91) calendar days after the end of each fiscal year of Bluegreen Corporation, audited annual financial statements of Bluegreen Corporation on a consolidated basis, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, cash flows and owners’ equity (including retained earnings, such statement may be included in a note to the financial statements as allowed by GAAP), for such completed fiscal year, which financial statements shall be prepared by an independent certified public accounting firm of recognized standing;

(ii)

as soon as available and in any event within one hundred eighty (180) calendar days after the end of each fiscal year of each Association related to a Resort, annual audited financial statements of such Association, including the notes thereto, consisting of (as applicable under GAAP) a balance sheet at the end of such completed fiscal year and the related statements of revenues, expenses and changes in fund balance for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm in good standing;

(iii)

as soon as available and in any event within one hundred eighty (180) calendar days after the end of each fiscal year of the Bluegreen Vacation Club Multi-site Timeshare Plan, annual audited financial statements of the Bluegreen Vacation Club Multi-site

Timeshare Plan on a consolidated basis, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of revenues, expenses and changes in fund balance for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm in good standing; and

(iv)

as soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter of the Bluegreen Corporation (except for the year-end fiscal quarter), unaudited, quarterly financial statements of the Company on a consolidated basis, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal quarter and the related statements of income, cash flows and owners’ equity (including retained earnings, such statement may be included in a note to the financial statements as allowed by GAAP) for such completed fiscal quarter or year-to-date period, as applicable.

All such financial statements described above shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments).  The Designated Representative acknowledges that the independent certified public accounting firms auditing the statements referred to in (i), (ii) and (iii) above as of the Closing Date are deemed acceptable to it.  Further, the Designated Representative acknowledges that Bluegreen Corporation’s timely filings with the SEC constitutes prompt delivery to the Designated Representative of such items.  With each annual and quarterly financial statement of the Company, the Company shall also deliver a compliance certificate of an officer of the Company, in the form satisfactory to the Designated Representative, stating that (A) such person has reviewed the relevant terms of  this Agreement and the condition of the Company and (B) to such person's knowledge, no Potential Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto.  Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in substantially the form set forth on Schedule 9.7.

(b)	Other Materials. The Bluegreen Corporation shall furnish to Designated Representative within ten (10) calendar days of the Company’s receipt of Designated Representative's written request:
(i)	any reports, returns, information, notices and other materials that Bluegreen Corporation shall send to its public stockholders,
(ii)

such additional information, documents, statements, reports and other materials as any Holder or the Designated Representative may request in writing in its reasonable discretion from time to time; and

(iii)	to the extent permitted by Applicable Law, the final offering memorandum for any future Securitization.
(c)	SEC Filings.
(i)

To the extent applicable, within two (2) Business Days of its filing with the SEC, the Company shall deliver to Designated Representative the following: (i) a copy of the

Company’s most current 10Q filing certified by the chief financial officer of the Company to fairly present the financial condition of the Company on a fully consolidated basis as at the end of such fiscal quarter and the results of the operations of the Company on a fully consolidated basis for the period ending on such date; and (ii) copies of any and all other financial reports and corrections thereto and to the applicable 10Q filings required of the Company under federal laws and regulations.

(ii)

To the extent applicable, within two (2) Business Days of its filing with the SEC, the Company shall deliver to Designated Representative the following: (i) a copy of the Company’s most current 10K filing (and any 8K filing with any material financial condition disclosures thereafter) certified by the chief financial officer of the Company to fairly present the financial condition of the Company on a fully consolidated basis at the end of such fiscal year and the results of the operations of such entity on a fully consolidated basis at the end of such fiscal year and the results of the operations of the Company on a fully consolidated basis for the period ending on such date; and (ii) copies of any and all other financial reports and corrections thereto and to the applicable 10K. filings (or 8K filings, if any) required of the Company under federal laws and regulations.

(d)

Notices.  Bluegreen Corporation shall provide Designated Representative with prompt written notice (and in any event within five (5) Business Days) of the Company’s knowledge of (i) the occurrence of any Potential Default, Termination Event or Event of Default hereunder, (ii) any event which would be reasonably expected to result in a Material Adverse Change, (iii) any material loss or damage to any Resort, (iv) any  violation by the Company of any Applicable Law which could reasonably be expected to result in a Material Adverse Change, or (v) any breach of any material agreement adversely affecting any Resort.  Such notice shall include a detailed description of the applicable event, proceeding or loss and the actions the Company is taking or proposes to take with respect thereto.

(e)

Monthly Collateral Reports. The Company, at its sole cost and expense, shall, not later than two  (2) Business Days prior to each Payment Date, furnish to Agent and to the Designated Representative by electronic delivery a report in the form attached hereto as Schedule E (which shall not contain any confidential personal information relating to any Obligor) prepared or caused to be prepared by the Company detailing the information specified therein with respect to the Collateral (the “Monthly Collateral Report”). The Monthly Collateral Report shall be completed with all information specified in Schedule E for the related period, together with such additional information as shall be reasonably requested by the Designated Representative or the Holders at least five (5) Business Days prior to the date of required delivery of the Monthly Collateral Report. The Monthly Collateral Report shall include or be accompanied by an Officer’s Certificate of Bluegreen Corporation in the form of Schedule  F certifying the accuracy of the information in the report. Bluegreen Corporation agrees to, and agrees to consult and cooperate (and to cause such other Persons as may be necessary to consult and cooperate) with the Designated Representative and the Holders in the preparation of the Monthly Collateral Report. The Monthly Collateral Report shall include, without limitation, (i) the amount expected to be on deposit in the Collection Account on the immediately succeeding Payment Date, and the sources thereof, and (ii) the amount required to be distributed pursuant to each priority of Section 8.10.  The Company shall also provide to Designated Representative the monthly servicer reports for all Securitizations for the Residual Interest pledged as Collateral hereunder.

(f)

The Company shall deliver to Designated Representative copies of any amendments to (i) the Bluegreen Vacation Club Multi-Site Public Offering Statement, (ii) the Vacation Club Management Agreement, (iii) Club Trust Agreement and (iv) any material amendment to the Resort Documents or the Resort registrations not less than ten (10) Business Days after the Company’s receipt of notice that any such amendment has been approved by the applicable Governmental Authority.

(g)

Sales, Inventory and Occupancy Reports for Each Resort.  Within thirty  (30) days after the end of each quarter and within ninety (90) days after the end of each fiscal year, Company shall deliver to Designated Representative, quarterly and annually, a summary of gross sales and an inventory composition report, detailing the sales of all Vacation Ownership Interests and appurtenant Vacation Points at the Resort for the period covered thereby.  Such reports shall indicate the number of unsold Vacation Ownership Interests that remain subject to the Mortgage and the number of Vacation Ownership Interests for which Release Payments (and the amount of the Release Payments made) during such period and cumulatively since the Closing Date.  These reports shall be in the form attached hereto as Schedule 9.7(g).  The Company shall also deliver a quarterly and annual report showing occupancy figures for the Resort.

(h)

Budget.  Company agrees to submit annually to Designated Representative, by January 31 of each year, the annual maintenance and operating budget of the applicable Association for each Resort and the Vacation Club, certified by BRM.  If Company does not have direct access to send budgets, Company shall use reasonable commercial efforts to cause any such Association and the Vacation Club to provide Designated Representative with any annual maintenance and operating budget for such Association or the Vacation Club.

(i)

Vacation Club Maintenance of One to One Ratio.  Bluegreen Corporation shall provide annually a One to One procedures letter in a form substantially similar to the form of Schedule 9.7(i) attached hereto; provided that the delivery of the letter shall commence with calendar year 2013 and be prepared within 90 days after the end of each applicable calendar year;

(j)

Audit Reports.  Promptly upon receipt thereof, one (1) copy of each other report submitted to the Company by independent public accountants or other Persons in connection with any annual, interim or special audit made by them of the books of the Company;

(k)

Other Information.  Any other information, summaries or reports requested in writing by Agent or Designated Representative in their reasonable discretion; provided, that the Company shall not be required to provide information, summaries or reports pursuant to this Section 9.7(k) which it does not have otherwise available.

Payment of Obligations

.  The Obligors shall make full and timely indefeasible payment in cash of the principal of and interest on the Notes and all other Obligations when due and payable.

Maintenance of Property

.  The Company shall maintain or cause the Vacation Club Managed Associations to maintain all properties and assets material to their business, the on-site amenities, the Units and the Resorts in good condition and make all necessary renewals, repairs, replacements, additions, betterments, and improvements thereto.  So long as Company manages the Associations, Company shall maintain or cause each Vacation Club Managed Association to maintain a reasonable reserve to assure compliance with the terms of the foregoing sentence.

Compliance with Legal and Other Obligations of the Company

.  The Company shall (a) comply with all Applicable Laws and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all taxes (including any real estate taxes), assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, (d) properly file all reports required to be filed with any Governmental Authority and (e) comply with all other rules and regulations of the New York Stock Exchange, as applicable except under clauses (a), (b), (c), (d) and/or (e) where the failure to comply, pay, file or perform would not reasonably be expected to be, have or result in a Material Adverse Effect.

Existence and Rights

.  Subject to Section 10.2, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its respective existence, rights, privileges, qualifications, permits, licenses, franchises, and other rights material to its business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 4.19.	Compliance with Legal and Other Obligations Regarding Resorts and Club Trust Agreement.
(a)

Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, the Company shall (a) comply with all Applicable Law applicable to the Company, the applicable Resort and the Bluegreen Vacation Club timeshare plan, (b) keep and perform all of their obligations under all agreements relating to the ownership, management or operation of the related Resort, (c) keep and perform all of their obligations under the Declarations, (d) keep and perform their obligations under their applicable Governing Documents, (e) obtain and maintain all licenses, registrations, approvals and other authority as may be necessary to enable them to own and operate their business and perform all other obligations, (f) not permit the Resorts managed by BRM to be used in a manner to violate any covenant, restriction or any zoning use or similar law, and (g) comply with all obligations owed to Owners.

(b)

Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect,   Company shall take commercially reasonable steps to cause the Vacation Club Managed Associations to (a) comply with all Applicable Law applicable to such Associations, (b) keep and perform all of their obligations under all agreements relating to the management or operation of the related Resorts, (c) keep and perform, all of their obligations under the Declarations, (d) perform their obligations under their applicable Governing Documents, (e) obtain and maintain all licenses, registrations, approvals and other authority as may be necessary to enable them to own and operate their business and perform all other obligations, and (f) comply with all obligations owed to Owners.

Section 4.20.	Regulatory Approvals.
(a)

The Company and its Subsidiaries, as applicable, shall maintain in full force and effect all Timeshare Approvals and all other regulatory approvals, permits and consents for operation and use of the Resorts and the Bluegreen Vacation Club timeshare plan and sales of Vacation Ownership Interests in the Resorts and the Bluegreen Vacation Club timeshare plan, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  The Company shall make or pay, or cause to be made or paid, all registrations, declarations or fees with the Divisions and any other government or agency or department thereof, in all applicable jurisdictions, required in connection with the Resorts and the Bluegreen Vacation Club timeshare plan and the occupancy, use and operation thereof, the incorporation of the Units into the Resorts, and the sale, advertising, marketing and offering for sale of Vacation Ownership Interests, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)

The Company and its Subsidiaries, as applicable, will comply in all respects with all requirements of Applicable Law, including to the extent applicable, but not limited to any of the laws or regulations as set forth in Section 5.40 above relating to ownership, establishment or operation of the Mortgaged Property and Completed Inventory Collateral, or the sale, offering for sale, or financing of Vacation Ownership Interests, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Insurance

.  All the insurance required by the applicable Declaration, and any agreement to provide insurance for any Resort has been obtained, is presently in full force and effect and all premiums thereon have been or will be fully paid when due.  None of the policies for property insurance may be canceled or materially modified, except after endeavoring to provide at least ten (10) days written notice by the insurance carrier to Designated Representative and none of the policies for liability insurance may be canceled or materially modified, except after endeavoring to provide at least ten (10) days written notice by the insurance carrier to Designated Representative.  As of the applicable Closing Date, Agent has been named as an additional insured, insured mortgagee (with a standard mortgagee's endorsement) and loss payee (with a lender's loss payable endorsement) on such policies.

Management

.  To the extent within its control, the Company shall cause the Resort to be managed at all times by a Person or Persons who have substantial experience, background and demonstrated ability to perform, in accordance with a Management Agreement satisfactory to the Designated Representative, and who are in all other respects satisfactory to the Designated Representative, with the understanding that the Vacation Club Manager is satisfactory to the Designated Representative.

Management Agreements

.  The Company shall keep (or shall cause the Associations to keep) Management Agreements with those managers in place as of the Closing

Date, or such other property managers reasonably acceptable to the Designated Representative, for the Resort in full force and effect and shall perform their obligations thereunder. The Company shall not replace manager without the prior written consent of the Designated Representative or modify any of the Management Agreements in any manner without the prior written consent of the Designated Representative, which consent will not be unreasonably withheld, delayed or denied.  In the event of the failure of the Designated Representative to respond to a proposed written notice of any such amendment sent by both overnight courier and email notification (to the address provided by Designated Representative hereunder for notice purposes) within thirty (30) days of receipt of written notice thereof, then the Designated Representative shall be deemed to have provided such written consent to the action specified in the subject written notice.

Servicing Agreement; Backup Servicing Agreement

. Bluegreen Corporation shall keep the Servicing Agreement in full force and effect. Bluegreen Corporation shall keep the Backup Servicing Agreement (or a substitute Backup Servicing Agreement in full force and effect. The  Person serving as servicer shall at all times be reasonably satisfactory to the Designated Representative; it being understood that Bluegreen Corporation and Concord Servicing Corporation are satisfactory to the Designated Representative.

Resort Documents

.  The Company shall comply with all of their obligations under the applicable Resort Documents.  The Company shall not amend, modify, waive or terminate any of the Resort Documents, or enter into or permit the Associations to enter into any new Resort Documents which would in any way materially and adversely alter the Resort, the rights of Owners, the rights of Agent or any Holder foreclosing on any portion of the Mortgaged Property or any priority of past due Assessment claims over the Lien of the Mortgage, as applicable.

Assessments

.  The Company (i) shall use its commercially reasonable efforts to cause each Association related to a Resort to (A) discharge its obligations under the applicable Resort Documents and (B) maintain a reasonable reserve for capital improvements to the applicable Resort; and (ii) shall pay to such Association any amounts including Assessments and any subsidies as and when due from the Company or its Subsidiaries under the Resort Documents which amounts are sufficient to cover all of the Association’s annual expenses along with Assessments collected from the Owners.  The Company covenants that there are no Assessments or other amounts due to the Associations related to the Resort that are past due.  In the event that any such amount is due and owing to any applicable Association, such amount shall be promptly paid by the Company.

True Books

.  The Company shall (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business operations.

Inspection; Periodic Audits; Quarterly Review

.  Subject to Applicable Law and Governing Documents, including, without limitation, applicable Declarations, the Company or its Affiliates shall permit and cause the Associations to permit employees or agents of the Designated Representative or Holders, from time to time, as required by the Designated Representative or Holders, to (a) inspect the Resorts, the unoccupied Units and the Company’s other properties; provided, however, absent an Event of Default or Termination Event, the Company’s obligations to reimburse the Designated Representative or Holders for reasonable costs and expenses for such inspections shall be limited to once per calendar year, and (b) examine or audit the Company’s and the Association’s books, accounts and records and to make copies and memoranda thereof; provided, however, absent an Event of Default or Termination Event, the Company’s obligations to reimburse the Designated Representative or Holders for reasonable costs and expenses for such examinations and audits shall be limited to twice per calendar year.  Subject to the qualifications set forth above, each inspection, examination and audit, shall be at the expense of the Company, including without limitation, reasonable costs of travel, lodging and meals.  The Designated Representative or Holders, as applicable, shall bear the expense of any such inspection, examination or audit which is performed more than as set forth in clause (a) or (b) above, as applicable in the absence of the occurrence of an Event of Default or Termination Event.

Further Assurances

.  The Company shall, at its sole cost, take such actions and provide the Agent from time to time with such agreements, financing statements and additional instruments, documents or information as the Designated Representative may in its reasonable discretion deem necessary or advisable to perfect, protect, maintain or enforce the Agent’s security interests in the Collateral, to permit Agent to protect or enforce its interest in the Collateral, or to carry out the terms of the this Agreement.  The Company hereby authorizes and appoints Agent and any officer of Agent as its attorney-in-fact, with full power of substitution, to take such actions as the Designated Representative may deem reasonably advisable to protect the Agent’s interests in the Collateral and its rights hereunder, to file at the Company’s expense financing statements, and amendments thereto, in those public offices deemed necessary or appropriate by the Designated Representative to establish, maintain and protect a continuously perfected security interest in the Collateral, and to execute on the Company’s behalf such other documents and notices as the Designated Representative or any Holder may deem reasonably advisable to protect the Collateral and its interests therein and its rights hereunder.  Such power being coupled with an interest is irrevocable.

Other Liens

.  If Liens other than Permitted Liens exist in relation to any Collateral, the Company immediately shall take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens.  Within two (2) Business Days of discovery of any Lien other than a Permitted Lien, the Company shall notify Agent and the Designated Representative in writing of the existence of such Lien.

Servicing

.  The Company shall cause Servicer to promptly provide the Designated Representative with true and complete copies of the monthly servicing report for each Securitization.  As of the Closing Date, Bluegreen Corporation is the Servicer under each Servicing Agreement.

Operating Contracts

.  As of the Closing Date, the contracts, agreements and arrangements listed and described on Schedule 9.25 attached hereto, as amended from time to time, comprise all of the material agreements and arrangements relating to the operation of the Resort to which the Company is a party or holds any interest in and which in any way relate to the operations of the Mortgaged Property, including without limitation, with respect to utilities, maintenance and services, but not including the Management Agreements (collectively, the “Operating Contracts”).  For purposes hereof, “material” shall  mean and include all contracts, agreements and arrangements with an obligation on the part of the Company or an Affiliate to pay aggregate remittances equal to or in excess of $100,000 on an annual basis.

Consents

.  The Company shall obtain all consents, approvals and authorizations for the transactions contemplated under this Agreement applicable to the Company or the Mortgaged Property, which consents, approvals and authorizations must be in form and content acceptable to the Designated Representative in its reasonable discretion.

External Exchange Company Rating

.  Prior to the Closing Date, the Designated Representative shall have received evidence satisfactory to the Designated Representative that BG Club 36 is rated Gold by RCI LLC ("RCI") and remains so as of the Closing Date.

One to One Ratio Compliance

.  The Company’s  covenants that it will maintain the One to One Accommodations to Owner Beneficiary Ratio (“One to One Ratio”) in a manner consistent with the Vacation Club Trust Agreement and applicable state timeshare registrations.

Section 4.21.	Intentionally Omitted.
Hazardous Materials

.  The Company shall promptly notify the Designated Representative of any material change of which it has actual knowledge in the nature or extent of any Hazardous Materials maintained on, or under any of the Mortgaged Property or used in connection therewith, and will deliver to the Designated Representative copies of any citation, orders, notices or other material governmental or other communication received with respect to any other Hazardous Materials, or other environmentally regulated substances affecting any Mortgaged Property.  Upon becoming aware of the possible existence of Hazardous Materials affecting any of the Mortgaged Property, the Designated Representative shall have the right to require the Company to periodically perform an environmental audit and, if deemed reasonably necessary by the Designated Representative, an environmental risk assessment, each of which must be satisfactory to the Designated Representative, in its sole discretion with respect to any Resort.  Such audit and/or risk assessment must be conducted by a licensed environmental consultant.  The Company shall pay any reasonable and documented costs and expenses of such audit.

Pricing

.  The Company shall promptly notify Designated Representative of any material change in the retail pricing of Vacation Ownership Interests and appurtenant Vacation Points.  If an Event of Default or Termination Event occurs and is continuing, the retail pricing of a Vacation Ownership Interest and appurtenant Vacation Points shall not be adjusted upward or downward by more than 2.5%, without the prior written consent of the Designated Representative.

Exchange Companies

.  The Company shall promptly notify Designated Representative if the affiliation of the Vacation Club or any Resort with RCI is terminated or suspended.

Cessation of Sales Business

.  The Company shall provide prompt notice to Designated Representative of any cessation of marketing or sales at the Resort.

Material Adverse Developments

.  Immediately upon becoming aware of any litigation, claim, action, proceeding, development or other information which could reasonably be expected to have a Material Adverse Effect, the Company shall provide the Designated Representative with telephonic, electronic mail or telegraphic notice, in each case followed by telecopied and mailed written confirmation, specifying the nature of such litigation, development, information, dispute or breach and such anticipated effect.  At the request of the Designated Representative, the Company shall appear in and defend in favor of Agent, at the Company’s sole expense, with regard to any such claim, action or proceeding.

Collection Policies

.  Attached hereto as Schedule D are the current collection policies of Bluegreen Corporation as such policies relate to the Securitization related to the BXG Note Trust 2012-A (the “2012-A Securitization”) (the “Collection Policies”). Bluegreen Corporation, as Servicer, will comply in all material respects with the Collection Policies with respect to each timeshare loan in the 2012-A Securitization. Bluegreen Corporation, as Servicer, shall notify the Designated Representative of any material change to, or amendment of, the Collection Policies.

Voting Rights

.

(a)

The Company hereby appoints and constitutes Agent (acting at the written direction of the Majority Holders) as its attorney-in-fact (with full power of substitution) to exercise all of its voting rights pertaining to the Declarations as well as pertaining to any of the Mortgaged Property, in which the Company has an interest giving rise to the right to vote.  This power of attorney is coupled with an interest and shall be irrevocable for so long as any Obligations are owing by the Company to Agent.  This power of attorney may only be used from time to time in the sole discretion of the Designated Representative if any Event of Default or Termination Event has occurred and is continuing and in accordance with the terms of the applicable Declaration and Resort Documents.  The Company agrees to execute, from time to time, such other documents as Agent or Designated Representative may reasonably request including, without limitation, a proxy in form and substance approved by Agent or Designated Representative (which proxy shall, at the request of Agent or Designated Representative, be periodically renewed) in its discretion and file the same with the Secretary of the Association in accordance with the Association's By-Laws and with the appropriate office under the Declaration; provided however, that neither Agent nor Designated Representative shall use or exercise any rights under such other documents absent the occurrence and continuance of an Event of Default.

(b)

Unless and until the occurrence and continuance of an Event of Default or Termination Event, the Company shall continue to exercise all of its voting rights under the applicable Declaration; provided, however, following the occurrence and during the continuation of any Event of Default or Termination Event, if any voting rights pertaining to any of the Mortgaged Property or in which the Company has an interest giving rise to the right to vote (whether as Declarant, as a holder of a mortgage or security interest or otherwise) shall be exercisable pursuant to the attendance by the Company at a meeting of the members of the Association in accordance with the terms of the By-Laws of the Association or Resort Documents, the Company agrees to exercise its right to vote in respect of such attendance in accordance with the rights of Agent under Section 9.36(a) above as if the proxy referred to therein were directly applicable to such meeting (any provision in said By-Laws or Declaration to the contrary notwithstanding) and to promptly give Agent and the Designated Representative written notice of its intention to attend any such meeting if Agent shall then be entitled to exercise the voting rights in respect thereof.

(c)

In each case under the Resort Documents and/or the Association's Articles of Incorporation or By-Laws in which the consent or the vote of a holder of a mortgage or "security interest" in respect of the Mortgaged Property (including any such case in which the Company would be considered to be a holder of a mortgage or Lien is provided for or is required, or in which the Company's consent is required as Declarant or in connection with the Mortgaged Property or as a vendor or mortgagee or otherwise for any proposed action), the Company shall not vote or give such consent without obtaining the prior written consent of the Designated Representative if such action could reasonably be expected in the reasonable opinion of the Designated Representative to have a Material Adverse Effect.

Sales and Marketing Practices

.  The Company shall (a) maintain a system reasonably designed and operated to detect and deter material violations of state and federal timeshare sales and marketing practice regulations, and (b) promptly notify Designated Representative of any regulatory inquiry or action, if such inquiry or action could reasonably be expected to have a Material Adverse Effect;  provided that such disclosure shall be made in a manner consistent with the Company's privacy protection obligations.

Signage

.  The Company agrees that subsequent to an Event of Default and upon Agent's or a designee's successful foreclosure on the Completed Inventory Collateral, Agent or the Designated Representative may on behalf of the Holders in its sole discretion remove any signage identifying the Resort and substitute new signage at the Resort at the Company's sole expense.

Nonconsolidation.  Each of Bluegreen Corporation and TFRI will take all actions required to maintain TFRI's status as a separate legal entity, including the following actions:

(d)

TFRI shall maintain separate company records, books of account and financial statements (each of which shall be sufficiently full and complete to permit a determination of TFRI's assets and liabilities) from those of the other Obligors and other Subsidiaries;

(e)	Each of Bluegreen Corporation and TFRI will at all times hold itself out to the public and all other Persons as a legal entity separate from the other;

(f)

Bluegreen Corporation will maintain an arm's length relationship with TFRI and not hold itself out as being liable for any indebtedness of  TFRI or, other than owning Membership Interest in TFRI, for any decisions or actions of TFRI;

(g)	Except as otherwise permitted under this Agreement, TFRI will keep its assets and its liabilities wholly separate from those of the other Obligors and Subsidiaries;
(h)

Each of Bluegreen Corporation and TFRI shall conduct its business in its own name, and not mislead third parties by conducting or appearing to conduct business on behalf of the other or suggesting that either party is responsible for the indebtedness of the other;

(i)	TFRI shall limit its activities to those contemplated by this Agreement;
(j)

Within sixty (60) calendar days of the Closing Date, at least one member of the board of managers (or other Persons serving a similar function)  of TFRI shall be an Independent Manager and the limited liability company agreement of TFRI shall provide: (i) for the same definition of "Independent Manager" as used herein, (ii) that TFRI's board of managers (or other Persons serving a similar function) shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to TFRI unless the Independent Manager shall approve the taking of such action in writing before the taking of such action;

(k)

the members and managers of TFRI shall hold all regular and special meetings appropriate to authorize TFRI's actions, and appropriate minutes of all meetings by TFRI's members and managers shall be kept by TFRI;

(l)	Bluegreen Corporation may issue consolidated financial statements and tax returns that will include TFRI; and
(m)	TFRI shall not make any redemptions or repurchases of, its Membership Interest for so long as such Membership Interest remain part of the Collateral.

TFRI C Corporation Status.  The Company shall not and shall not permit TFRI to elect for TFRI to be treated for federal income tax purposes as other than a C corporation.  Any election to classify TFRI as a corporation for U.S. federal income tax purposes shall be made effective not later than as of the Closing Date.

Resort Sales and Operations.  The Company shall market, sell, manage and service the Completed Inventory Collateral in a manner consistent with the provisions of this Agreement and in a manner that would not reasonably be expected to result in a Material Adverse Change.

(n)	Negative Covenants

The Company covenants that so long as any of the Notes are outstanding:

Transactions with Affiliates

.  The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another

Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Merger, Consolidation, Etc.

    The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(o)

Other than with respect to the transaction anticipated pursuant to that certain merger agreement, dated November 14, 2012, by and between Bluegreen Corporation, BFC Financial Corporation, Woodbridge Holdings LLC and BXG Florida Corporation, Bluegreen shall promptly provide written notice to the Designated Representative and each Holder of any merger or consolidation of Bluegreen Corporation.  Bluegreen Corporation shall keep in full effect its existence, rights and franchise as a corporation under the laws of the state of its incorporation except as permitted herein, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Collateral and to perform its duties under this Agreement.

            Any Person into which Bluegreen Corporation may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Bluegreen  Corporation shall be a party, or any Person succeeding to the business of Bluegreen Corporation, shall be the successor of Bluegreen Corporation hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; and

(p)

immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Potential Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.

Line of Business

. Without the prior written consent of the Required Holders, which will not be unreasonably delayed, withheld or denied, the Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

Terrorism Sanctions Regulations

.  The Company will not and will not permit any Subsidiary (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target  of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

Reservation System

.  Other than the negative pledge in favor of Agent, the Company shall not create, incur or permit to exist any mortgage, pledge, encumbrance, Lien or security interest of any kind on the Reservation System, the Vacation Club Management Agreement or the Management Agreements for any Resort listed on Schedule C attached hereto.  For avoidance of doubt, the granting by the Company or any of its Affiliates to any Person of a non-exclusive license to use the Reservation System either prior to or subsequent to the Closing Date shall not be deemed to be a violation or breach of this Section 10.5.

Dividends; Redemptions; Equity

.  Following the occurrence and continuance of an Event of Default, Potential Default or Termination Event, Bluegreen Corporation will not (i) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests or (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, nor will Bluegreen Corporation enter into any of the activities specified in (i) or (ii) if after giving effect thereto, any of the financial covenant tests set forth in Sections 10.14, 10.15 or 10.16 would not be satisfied.

No Lien on Collateral

.  Subject to Permitted Liens, the Company shall not create, incur or permit to exist any mortgage, pledge, encumbrance, lien or security interest of any kind on any of the Collateral.

Club Trust Agreement

.  The Company shall ensure that the Club Trust Agreement will not be amended or modified in any way which would materially and adversely affect the Obligations of the Company under the Collateral Documents.

Governing Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names

.  The Company shall not (a) amend, modify, restate or change its fiscal year or Governing Documents in a manner at would be reasonably expected to result in a Material Adverse Change, or change its state of organization, without giving Agent and the Designated Representative at least thirty (30) days prior written notice, (b) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing unless it shall first repay all Obligations in full, (c) use any proceeds of the Purchase for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (d) amend, modify, restate or change any insurance policy in a manner materially adverse to Agent or Holders, (e) engage, directly or indirectly, in any business other than the businesses it engages in as of the Closing Date that would be reasonably expected to result in a Material Adverse Change, or (f) change its federal tax employer identification number or similar tax identification number under the relevant jurisdiction without giving Agent and Designated Representative at least thirty (30) days prior written notice.

Transfer of Collateral

.  Except to the extent otherwise provided in this Agreement, while there are any Obligations outstanding, the Company shall not sell, lease, transfer, pledge, encumber, assign or otherwise dispose of any Collateral.  Permitted Liens shall not be deemed a pledge, encumbrance, assignment or other disposition for purposes of the foregoing sentence.

Truth of Statements

.  The Company shall not furnish to Agent or Designated Representative any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

Intentionally Omitted

.

Intentionally Omitted

.

Maximum Leverage Ratio

.  Bluegreen Corporation shall not permit its Leverage Ratio to be more than 3.00 to 1.00 as measured on the last day of each calendar quarter of Bluegreen Corporation.

Minimum Liquidity

.  As of the Closing Date and as of the end of each calendar quarter, Bluegreen Corporation shall maintain: (i)  consolidated unrestricted cash or cash equivalents of not less than Twenty-Five Million and No/Dollars ($25,000,000) on Bluegreen Corporation’s consolidated balance sheet and (ii) Financing Facilities of at least Seventy-Five Million and No/Dollars ($75,000,000).

Debt Service Coverage Ratio

.  Bluegreen Corporation shall not permit its Debt Service Coverage Ratio to be less than 2.0 to 1.0 as measured on the last day of each calendar quarter.

Intentionally Omitted

.

Use of Holder’s Name

.  Without the prior written consent of the Designated Representative or applicable Holder, the Company will not, and will not permit any Subsidiary of the Company to use the name of Designated Representative or any Holder or the name of any Affiliate of any Holder in connection with any of their respective businesses or activities, or in any press release, or announcement, except in connection with internal business matters and as required in dealings with governmental agencies, or as may be required by Applicable Law, including required securities filings.

Name or Address Change

.  The Company will not change its name and will not change its chief executive office or the location at which they do business without at least fifteen (15) days prior written notice to Agent and the Designated Representative and delivery to the Designated Representative of such UCC amendments or other financing statement and access agreement as the Designated Representative may require to maintain Agent’s Lien against any of the Collateral and the Designated Representative’s ability to obtain access to such Collateral and the Company’s books and records.

Restrictive Covenants

.  Without the prior written consent of the Designated Representative, the Company will not consent to, or otherwise acquiesce in, any change in any private restrictive covenant, planning or zoning law or other public or private restriction, which would limit or alter the use of the Mortgaged Property.

Timeshare Regime

.  Without the prior written consent of the Designated Representative, the Company will not cancel or terminate the applicable Declaration.  The applicable Declaration will not be amended or modified without the prior written consent of the Designated Representative, which consent will not be unreasonably withheld, delayed or denied.  In the event of the failure of the Designated Representative to respond to a proposed written notice of any such amendment or modification sent by both overnight courier and email notification (to the address provided by Designated Representative herein for notice purposes) within thirty (30) days of receipt of written notice thereof, then the Designated Representative shall be deemed to have provided such written consent to the action specified in the subject written notice.  The Company shall not assign its rights as “developer” or “declarant” under the applicable Declaration to any Person other than Agent.

Changes in Accounting

.  The Company shall not change its method of accounting unless such change is permitted by GAAP and provided such change does not have the effect of curing or preventing what would otherwise be an Event of Default if such change had not taken place unless such change is required by GAAP.

Vacation Club Reservation System

.  Should the Reservation System become otherwise unavailable to the Bluegreen Vacation Club timeshare plan as a result of termination of the Vacation Club Management Agreement by and among the Vacation Club Manager, the Club Trustee and the Vacation Club or as a result of termination of the existence of the Vacation Club Manager, then the Company shall use its best efforts to cause the appropriate persons or entities to comply in all material respects with the F.S. Ch. 721 - the Florida Vacation Plan and Timesharing Act (specifically Florida Statutes Chapter 721.56 (5)), as may be applicable,  together with the then-current Bluegreen Vacation Club Multi-Site Public Offering Statement approved by the Division, which presently provides that in the event of termination of the Vacation Club Manager, a trust arrangement meeting the criteria of 721.56(5)(b) shall be established to provide for an adequate period of continued operation of the Reservation System for the Bluegreen Vacation Club timeshare plan until a substitute reservation system can be acquired and implemented.

Changes to Securitizations

.  Bluegreen Corporation shall not amend, modify, consent to any change, or waive any provision of, any Securitization Document to which it is a party the effect of which could reasonably be expected to have a Material Adverse Effect.

No Deletion of Resort from Vacation Club

.  The Company shall not be permitted to delete any Resort as a Component Site from the Bluegreen Vacation Club timeshare plan without the prior written consent of the Designated Representative.

(q)	Events of Default; Termination Events.

Each of the following constitutes a Termination Event, and each of the following except (g) constitutes an Event of Default:

(r)	default in the due and punctual payment of the monthly Interest Distributable Amount on any Payment Date which continues unremedied for five (5) Business Days;
(s)

default in the due and punctual payment of the Principal Distributable Amount or the balance of the outstanding principal balance of the Notes at the Maturity Date which continues unremedied for two (2) Business Days;

(t)

default in the performance or observance of any of covenants, agreements or conditions in this Agreement and not described in another paragraph hereof which continues unremedied for thirty (30) days after notice of such failure is provided by Agent (acting at the written direction of the Majority Holders);

(u)

any material representation or  warranty made by the Company under this or any Collateral Document, or any material representation or warranty made by the Company in any certificate or report furnished under any Collateral Document, shall prove to be false, misleading or incorrect in any material respect as of the date made or reaffirmed, and continues unremedied for thirty (30) days after notice of such failure is provided by Agent (acting at the written direction of the Majority Holders);

(v)

the Company shall have asserted that any Collateral Document to which it is a party is not valid and binding on the parties thereto; or  any court, Governmental Authority having jurisdiction over any of the parties to any of the Collateral Documents or any property thereof shall find or rule that any material provision of any of the Collateral Documents is not valid and binding on the parties thereto;

(w)

any default by the Company resulting in a declared event of default in respect of its obligations for borrowed funds under any receivables loan facility (inclusive of any Financing Facility) in excess of $2,000,000 in the aggregate after the expiration of any applicable grace or cure period which has not been waived or cured and results in the acceleration of the maturity of such obligation;

(x)

more than fifteen percent (15%) of the Total Collateral Value necessary for the Asset Base Ratio Test to be satisfied is derived from Completed Inventory Collateral Value, for more than fifteen (15) days;

(y)

the Asset Base Ratio Test is not satisfied  on a Payment Date (after giving effect to repayments of principal on the Notes on such Payment Date) and is not cured within five (5) Business Days after such failure occurs;

(z)	the Cash Flow Requirement is not satisfied on a Payment Date, and is not cured within five (5) Business Days thereafter;

(aa)

there exists an Eligible Residual Interest which  is not subject to the Lien of this Agreement and the Company has not deposited cash to the Cash Collateral Account in accordance with Section 7.3 to cure the failure to satisfy the Residual Interest Test within three (3) Business Days of the later of (A) the failure of the Residual Interest Test to be satisfied, or (B) the issuance of such Eligible Residual Interest.

(bb)

the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing;

(cc)

a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any such petition shall be filed against the Company and such petition shall not be dismissed within sixty (60) days;

(dd)	any financial covenant set forth in Section 10.14, 10.15 or 10.16 is not satisfied on the date of determination;
(ee)

the issuance, filing, levy or seizure against the Mortgaged Property of one or more attachments, injunctions, executions, tax liens or judgments for the payment of money cumulatively in excess of $200,000 which is not discharged in full as stated within thirty (30) calendar days after issuance or filing;

(ff)	failure by the Company to deliver any payments as required to any of the Control Accounts, and such failure shall continue for two (2) Business Days after the date of required delivery;
(gg)	failure by the Company to pay any material fees or payments owed by it to the Associations for the Resort as required;
(hh)

the suspension, loss, revocation or failure to renew or file for renewal of any material registration, approval (if required), license, permit or franchise now held or hereafter acquired by the Company with respect to the Mortgaged Property, the Resort or the failure to pay any fee, which is necessary for the continued operation of the Resort, in the same manner as it is being conducted at the time of such loss, revocation, failure to renew or failure to pay and such suspension, loss or failure is not cured by Company within thirty (30) days after occurrence; and

(ii)

the issuance of any stay order, cease and desist order, injunction, temporary restraining order, or other judicial or nonjudicial sanction which in any material respect limits or affects any marketing or sales activities by the Company or its Subsidiaries with respect to the Resort or the enforcement of Agent’s rights or remedies hereunder or pursuant to any of the other Collateral Documents, which order or sanction is not terminated, discharged or dissolved within thirty (30) days after its issuance, provided that if the cure cannot be completed within thirty (30) days after its issuance notwithstanding the Company's diligent efforts to do so, then the Company shall have an additional fifteen (15) days to complete such cure for a total of forty-five (45) days after issuance, provided that the Company is diligently seeking to cure such default within the additional fifteen (15) day period.

(jj)	Remedies on Default, Etc.
Acceleration

.

(kk)	If an Event of Default with respect to the Company described in Section 11(k) or (l) above has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(ll)

If any other Event of Default has occurred, and is continuing, Agent shall have the right (and at the written direction of the Majority Holders shall), by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(mm)

If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any Holder or Holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company and the Agent, declare all the Notes held by it or them to be immediately due and payable.

(nn)

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount, if any, determined in respect of such principal amount (to the full extent permitted by Applicable Law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  If the Notes are accelerated for any reason prior to March 28, 2018, the Obligors shall pay to Agent, in addition to all other amounts outstanding under the Collateral Documents, as liquidated damages, and not as a penalty, an amount computed as the product of the outstanding principal balance of the Notes and the percentage that would be applicable in connection with a voluntary termination of the Notes pursuant to Section 8.12(a) on the date of acceleration of the Notes (the “Make-Whole Amount”) The Obligors acknowledge, and the parties hereto agree, that each Holder of a Note has the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Obligors in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Rescission

.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(a), (b) or (c), the Majority Holders, by written notice to the Obligors and the Agent, may rescind and annul any such declaration and its consequences if (a) the Obligors have paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Obligors nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default, Termination Events and  Potential Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Article 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.2 will extend to or affect any subsequent Event of Default, Termination Event or Potential Default or impair any right consequent thereon.

No Waivers or Election of Remedies, Expenses, Etc.

 No course of dealing and no delay on the part of any Holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, any Collateral Document or any Note upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Article 15, the Company will pay to the Holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Article 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 4.22.	Additional Remedies; No Control by Holders.
(a)

In addition to the acceleration provisions set forth in Section 12.1 above, upon the occurrence and continuation of an Event of Default, Agent shall have the right to (and at the written direction of the Majority Holders, shall) exercise any and all rights, options and remedies provided for in this Agreement, under the UCC or at law or in equity, including, without limitation, the right to (i) declare the Obligations immediately due and payable without notice or demand whatsoever, (ii) apply any property of the Company held by Agent to reduce the Obligations, (iii) foreclose the Liens created hereunder, (iv) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (v) exercise all rights and powers with respect to the Collateral as the Company might exercise, (vi) collect and send notices regarding the Collateral, with or without judicial process, (vii) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and the Company shall not resist or interfere with such action, (viii) at the Company’s expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its sole discretion, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon.  In addition to the forgoing, Designated Representative, on behalf of the Holders, in its sole discretion, shall have the right but not the obligation to make one or more Protective Advances in accordance with the terms of Section 8.14 with subsequent notice to the Company.  Such Protective Advances shall be deemed advances hereunder and shall be added to the Obligations until reimbursed to Designated Representative for the benefit of the Holders, and shall be secured by the Collateral, and such Protective Advances shall not be construed as a waiver by Agent or Holders of any Event of Default or any other rights or remedies of Agent or Holders.  For avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or otherwise, upon the occurrence and continuation of an Event of Default, Agent shall not have the right to stop granting partial releases of the Mortgage so long as the related Release Payments are made pursuant to Section 8.18.

(b)	Agent’s Right to Take Possession Operate and Apply Income
(i)

Upon Agent’s demand and following the occurrence and during the continuance of an Event of Default, the Company shall forthwith surrender to Agent the actual possession of the Mortgaged Property and, to the extent permitted by Applicable Law, Agent may enter and take possession of all the Mortgaged Property and the other Collateral and may exclude the Company and its agents and employees wholly therefrom and may have joint access with the Company to the Company’s books, papers and accounts related to the applicable Resort.  If Company fails to surrender or deliver all or any portion of the Mortgaged Property and other Collateral to Agent upon demand, Agent may obtain a judgment or decree conferring on Agent the right to immediate possession or requiring the Company to deliver immediate possession of all or part of the Mortgaged Property and other Collateral to Agent, and the Company hereby specifically consents to the entry of such a judgment or decree.

(ii)

Upon every such entering upon or taking of possession, Agent may hold, store, use, operate, manage and control the Mortgaged Property and Collateral and conduct the Company’s business thereon and, from time to time do any of the following things as Agent may from time to time deem necessary, appropriate or desirable:

(A)

make all maintenance, repairs, renewals, replacements, additions and improvements necessary and proper to the Mortgaged Property and Collateral and purchase or otherwise acquire additional fixtures, personally and other property;

(B)

insure, manage and operate the Mortgaged Property and Collateral and exercise all of the rights and powers of the Company (in Agent’s name or otherwise) with respect to the insurance, management and operation of the Mortgaged Property;

(C)	enter into any and all agreements with respect to the exercise by others of any of the powers herein granted to Agent;
(D)	perform or cause to be performed any and all work and labor necessary to complete any work required at the applicable Resort;
(E)

to pay, settle or compromise all existing or future bills and claims which are or may be liens against the Mortgaged Property or which may be necessary or desirable for the completion of work or the clearance of title to the Mortgaged Property;

(F)	to do any and every act with respect to the Mortgaged Property which the Company may do in its own behalf.
(iii)	Agent may collect and receive all the Rents of the applicable Resort, including those past due as well as those accruing thereafter.
(iv)

If an Event of Default giving rise to pursuit of the foregoing remedy shall have been cured, Agent may, at its option, surrender possession of the Mortgaged Property to the Company, its successors or assigns; provided however, that Agent’s right to take possession and to pursue any other remedies hereunder or under any of the applicable Collateral Documents shall exist if any subsequent Event of Default shall occur.

(v)	In all cases in connection with Section 12.4(b), the conduct of the Agent shall be subject to the Declaration and applicable Resort Documents.
(c)

Suits to Protect the Mortgaged Property.  Agent shall have power to:  (a) institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or which violate this Agreement, or any of the Collateral Documents; and (b) preserve or protect Agent’s interest in the Mortgaged Property and in the Rents arising therefrom.  All payments made or costs or expenses incurred by Agent in connection with this paragraph, including reasonable attorneys’ fees and costs, whether or not suit is filed and, if filed, for all appeals, shall be secured by the Mortgaged Property and shall be immediately repaid by the Obligors or the Guarantor pursuant to the Mortgage and Guaranty to Agent on demand, with interest thereon from the date incurred until the date repaid at the Default Rate.

(d)

Rights of Holders Regarding Residual Interest.  In addition to and not in limitation of all other rights possessed by Holders as set forth in Section 12.4, Agent, at its option, may from time to time after there shall have occurred an Event of Default, and a declaration of acceleration of the Notes in accordance with Section 12.1, take control of all proceeds of the Residual Interest in the name of the Agent for the benefit of the Holders;  and exercise all rights, options and remedies provided for in this Agreement, under the UCC, at law or in equity, including foreclosure on the Liens created hereunder and under the Collateral Documents.

(e)

Waiver of Appraisement Valuation, Stay, Extension and Redemption Laws.  To the extent permitted by law, the Company agrees upon the occurrence and during the continuance of an Event of Default, neither the Company nor anyone claiming by, through or under the Company, shall set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of any of the Liens in favor of Agent, including without limitation any Mortgage, or the final and absolute sale of the property encumbered by the Mortgage or the final and absolute possession of the property encumbered by the Mortgage by a purchaser(s) in foreclosure, and the Company, for itself and for all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully do so the benefit of all such laws and any and all right to have the assets comprising the property encumbered by the Mortgage marshaled upon any foreclosure and the Company agrees that the property encumbered by the Mortgage may be sold in its entirety.

(f)

Agent and Holders Not in Control.  None of the covenants or other provisions contained in this Agreement, or in any Collateral Document shall give Agent or any Holder the right or power to exercise control over the affairs and/or management of the Company or any Subsidiary thereof.

(g)

Waivers.  The acceptance by Agent at any time and from time to time of partial payments of the Obligations shall not be deemed to be a waiver of any Event of Default then existing.  No waiver by the Agent or Holders of any Event of Default shall be deemed to be a waiver of any other or subsequent Event of Default.  No delay or omission by either party in exercising any right or remedy under any of the Collateral Documents shall impair such right or remedy or be construed as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any such right or remedy preclude other or further exercise thereof, or the exercise of any other right or remedy under any of the Collateral Documents or otherwise.  Further, except as otherwise expressly provided in this Agreement, or any other Collateral Documents or by any Applicable Laws, the Obligors and each and every surety, endorser, guarantor and other party liable for the payment or performance of all or any portion of the Obligations, severally waive notice of the occurrence of any Event of Default, presentment and demand for payment, protest, and notice of protest, notice of intention to accelerate, acceleration and nonpayment, and agree that their liability shall not be affected by any renewal or extension in the time of payment of the Obligations, or by any release or change in any security for the payment or performance of the Obligations, regardless of the number of such renewals, extensions, releases or changes.

If Agent or Holders:  (a) grants forbearance or an extension of time for the payment of any sums secured by the Collateral; (b) takes other or additional security for the payment of the Obligations; (c) waives or does not exercise any right granted in this Agreement or any of the Collateral Documents; (d) releases any part of the Collateral from the Lien in favor of Agent or otherwise changes any of the terms of this Agreement, or any of the Collateral Documents; (e) consents to the filing of any map, plat or replat of the Mortgaged Property; (f) consents to the granting of any easement on the Mortgaged Property; or (g) makes or consents to any agreement subordinating Agent’s Lien against any of the Collateral, any such act or omission by Agent shall not release, discharge, modify, change or affect the Company’s original liability under this Agreement, any of the Collateral Documents or otherwise, or the original liability of any maker, general partner, co-signer, endorser, surety or guarantor nor shall any such act or omission preclude Agent from exercising any right, power or privilege granted in this Agreement, or any Collateral Document in the event of any other concurrent or subsequent default, nor (except as otherwise expressly provided in an instrument or instruments executed by Agent) shall Agent’s Lien against any of the Collateral be altered thereby.

Upon the sale or transfer by operation of law or otherwise of all or any part of the Collateral, Agent (other than when acting pursuant to Section 8.18), without further notice, is authorized and empowered to deal with any such transferee as fully and to the same extent as it might deal with the Company, without in any way waiving, releasing or discharging any of the Company’s liabilities or obligations hereunder.

THE COMPANY HEREBY WAIVES ALL NOTICES (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREUNDER OR IN THE OTHER COLLATERAL DOCUMENTS) WITH RESPECT TO ANY LOSSES, DAMAGES, LIABILITIES, SUITS, COSTS AND EXPENSES, AND ALL OTHER DEMANDS WHATSOEVER HEREBY INDEMNIFIED, AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT OR THE COLLATERAL DOCUMENTS SHALL NOT BE AFFECTED BY ANY CIRCUMSTANCES, WHETHER OR NOT REFERRED TO ABOVE, WHICH MIGHT OTHERWISE CONSTITUTE LEGAL OR EQUITABLE DISCHARGES OF ITS OBLIGATIONS HEREUNDER.

IF A COURT OF COMPETENT JURISDICTION SHOULD DETERMINE THAT THE COMPANY IS ENTITLED TO RECOVER DAMAGES FROM AGENT FOR ANY REASON OR UPON ANY CAUSE, CLAIM OR COUNTERCLAIM, IN CONNECTION WITH ANY OF THE NOTES OR THE TRANSACTIONS PROVIDED FOR OR CONTEMPLATED PURSUANT TO THIS AGREEMENT OR THE OTHER COLLATERAL DOCUMENTS, THE COMPANY STIPULATES AND AGREES THAT ANY SUCH DAMAGES OR AWARDS SHALL NOT INCLUDE CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES.  In the event the foregoing provision is not enforced by the courts, then the Company agrees that the Company’s sole remedy for any cause, claim or counterclaim will be to recover compensatory damages in connection with any of the Notes and shall not include punitive, special or consequential damages.

(h)             Control by Holders. Until the Obligations with respect to the Notes have been indefeasibly satisfied in full, the Majority Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Agent or the Holders, or exercising any trust or power conferred on the Agent, under this Agreement or the Collateral Documents.

(h)

Cumulative Rights.  All rights and remedies available to Agent under this Agreement or any of the other Collateral Documents shall be cumulative of and in addition to all other rights and remedies granted to Agent under this Agreement, or any of the other Collateral Documents, at law or in equity, whether or not the Notes are due and payable and whether or not Agent shall have instituted any suit for collection or other action in connection with this Agreement or any of the other Collateral Documents.

Application of Proceeds

.  Notwithstanding any other provision of this Agreement , in addition to any other rights, options and remedies Agent and Holders have under the Collateral Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default or Termination Event shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting the Company’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Agent or Holders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Agent or Holders may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, actual in-house documentation, diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses incurred and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); and (ii) second, to distribution in accordance with Section 8.10; provided, that the Obligors shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this Section 12.5.

Rights to Appoint Receiver

.  Without limiting and in addition to any other rights, options and remedies Agent and Holders have under the Collateral Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default or Termination Event, Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent and/or any Holder to enforce its rights and remedies in order to manage, protect and preserve the Collateral and to collect all Rents arising therefrom and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

Rights and Remedies not Exclusive

.  Agent shall have the right in its sole discretion (acting at the written direction of the Majority Holders) to determine which rights, Liens and/or remedies Agent and Holders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Agent or Holders’ rights, Liens or remedies under any Collateral Document, Applicable Law or equity.  The enumeration of any rights and remedies in any Collateral Document is not intended to be exhaustive, and all rights and remedies of Agent and Holders described in any Collateral Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and Holders otherwise may have.  The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

(i)	Registration; Exchange; Substitution of Notes.
Registration of Notes

.  The Agent in its capacity as Note Registrar (the “Note Registrar”), and acting for this purpose alone as the agent of the Obligors and the Holders, shall keep a register for the registration and registration of transfers of Notes at the address of the Agent specified herein (the “Register”).  The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such Register.  If any Holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such Register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement.  Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Agent shall give to the Company and any holder of a Note that is an Institutional Investor promptly upon its request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Transfer and Exchange of Notes

.  Upon surrender of any Note to the Agent at the address and to the attention of the Note Registrar (all as specified pursuant to Section 18), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or such Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Note Registrar shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Schedule H.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Sections 6.1 and 6.2 and shall, upon the registration of the transfer, be considered a party to this Agreement.

Replacement of Notes

.  Upon receipt by the Note Registrar at the address and to the attention of the Note Registrar (all as specified pursuant to Article 18) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and;

(j)	in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it and to the Company, or;
(k)	in the case of mutilation, upon surrender and cancellation thereof,

within ten (10) Business Days thereafter, the Note Registrar shall at the expense of the Company execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

(l)	Payments on Notes.
[Intentionally Omitted.]

.

Home Office Payment

.  So long as any Holder or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Paying Agent will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any,  Voluntary Termination Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Holder’s name in Schedule B, or by such other method or at such other address as such Holder shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Paying Agent  made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Paying Agent at its principal executive office or at the place of payment most recently designated by the Paying Agent pursuant to Article 18.  Prior to any sale or other disposition of any Note held by a Holder or its nominee, such Holder will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Paying Agent in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Holder under this Agreement and that has made the same agreement relating to such Note as the Holders have made in this Section 14.2.

(m)	Expenses, Etc.
Transaction Expenses

.  Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Majority Holders, local or other counsel) incurred by the Agent, the Designated Representative, Holders and each other Holder of a Note and their Affiliates in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any  Collateral Document or the Notes (whether or not such amendment, waiver or consent becomes effective) within fifteen (15) Business Days after the Obligors' receipt of any invoice therefor, including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any  Collateral Document or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Collateral Document or the Notes, or by reason of being a Holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Obligors or a  Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Collateral Document, (c) the documentation, and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation UCC and judgment and tax lien searches and UCC filings and fees for post-closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), (d) the costs of entering into, negotiating, preparing, reviewing, and executing this Agreement, any Collateral Document and any other document in connection with the Closing, (e) costs and expenses arising in any way out of the administration of this Agreement or the Collateral Documents or the taking or refraining from taking action by the Agent, the Designated Representative or the Holders of any action requested by the Obligors; (f) costs and expenses in connection with instituting, maintaining, preserving,  enforcing and/or foreclosing on the Liens on any of the Collateral, whether through judicial process or otherwise; (g) costs and expense in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent's, the Designated Representative's or any Holder's transactions with the Obligors; (h) costs and expenses in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Collateral Document; (i) costs and expenses arising out of a Potential Default, Event of Default or Termination Event or occurring as a result thereof; (j)

costs and expenses occurred in connection with all actions, visit, audits and inspections undertaken by the Designated Representative or Holders or their respective Affiliates pursuant to this Agreement (except as expressly provided in this Agreement); (k) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO; and (l) any fees, costs and expenses associated with obtaining any rating of the Notes or of the Obligors from any Rating Agency.  In the event that any such invoice is not paid within fifteen (15) Business Days after the Obligors' receipt thereof, interest on the amount of such invoice shall be due and payable at the Default Rate commencing with the sixteenth (16th) Business Day after the Obligors' receipt thereof until such invoice has been paid.  The Obligors will pay, and will save each Holder and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.  All of the foregoing shall be charged to the Obligors' account and shall be part of the Obligations.  Without limiting the foregoing, and except as provided in Section 13.2, the Obligors shall pay all Taxes (other than Taxes based upon or measured by Agent or any Holder’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

Survival

.  The obligations of the Obligors under this Article 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Collateral Document or the Notes, and the termination of this Agreement.

(n)	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Collateral Documents and the Notes, the purchase or transfer by any Holder of any Note or portion thereof or interest therein, and the payment of any portion of  principal or interest on any Note, and may be relied upon by any subsequent Holder of a Note, regardless of any investigation made at any time by or on behalf of such Holder or any other holder of a Note until the Obligors' indefeasible payment in full of all Obligations with respect to the Notes.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement, the Notes and the Collateral Documents embody the entire agreement and understanding between each Holder and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

(o)	Amendment and Waiver.
Requirements

.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(p)

no amendment or waiver may, without the written consent of the Holder of each Note at the time outstanding, (i) subject to Article 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes, (y) the Make-Whole Amount or (z) the Voluntary Termination Amount, (ii) change the percentage of the principal amount of the Notes, the Holders of which are required to consent to any amendment or waiver, or (iii) amend or waive Articles 1, 2, 3, 4, 5, 6,7, 8 (except Section 8.5, as provided in Section 17.1(b)), and Articles 9,10, 11,12 or 21 hereof, or any defined term (as it is used therein).

(q)

Section 8.5 may be amended or waived to permit offers to purchase made by the Company or a Subsidiary pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Company and the Required Holders.

Section 4.23.	Solicitation of Holders of Notes.
(a)

Solicitation.   The Company will provide each Holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or Collateral Document.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Article 17 to each Holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the Majority Holders of Notes.

(b)

Payment.   The Obligors will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Holder of a Note as consideration for or as an inducement to the entering into by such Holder of any waiver or amendment of any of the terms and provisions hereof or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Holder of a Note even if such Holder did not consent to such waiver or amendment.

(c)

Consent in Contemplation of Transfer.  Any consent given pursuant to this Article 17  by a Holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate of the Company (either pursuant to a waiver under Section 17.1(b) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(b)) in connection with such consent shall be void and of no force or effect, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect.

Binding Effect, etc.

 Any amendment or waiver consented to as provided in this Article 17  applies equally to all Holders of Notes and is binding upon them and upon each future Holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Termination Event, Potential Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and any Holder of a Note and no delay in exercising any rights hereunder or under any Note or Collateral Document shall operate as a waiver of any rights of any Holder of such Note.

Notes Held by Company, etc.

  Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Collateral Document or the Notes, or have directed the taking of any action provided herein, any Collateral Document or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Subsidiaries shall be deemed not to be outstanding.

(d)	Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by email if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)

if to any Holder or its nominee, to such Holder or nominee at the address specified for such communications in Schedule B, or at such other address as such Holder or nominee shall have specified to the Company in writing,

(ii)	if to the Agent, at the address specified for such communications in Schedule B;
(iii)	if to the Designated Representative, at the address specified for such communication in Schedule B,
(iv)	if to the Note Registrar or Paying Agent, at the address specified for such communications in Schedule B;
(v)

if to the Company, the President and the General Counsel of Bluegreen Corporation, Bluegreen Nevada, BVU, BRM and TFRI at the address specified for such communication in Schedule 5.22 or at such other address as the Company shall have specified to the Holder of each Note in writing.

Notices under this Article 18 will be deemed given only when actually received.

(vi)	Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Holder at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Holder, may be reproduced by such Holder by any photographic, photostatic, electronic, digital, or other similar process and such Holder may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Article 19 shall not prohibit the Company or any other Holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

(vii)	Confidential Information.

For the purposes of this Article 20, “Confidential Information” means information delivered to Agent, the Designated Representative or to any Holder by or on behalf of the Company or any Affiliate or Subsidiary of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to Agent, the Designated Representative or such Holder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Agent, the Designated Representative or such Holder or any Person acting on such Holder’s behalf, (c) otherwise becomes known to Agent, the Designated Representative or such Holder other than through disclosure by the Company or any Affiliate or Subsidiary or (d) constitutes financial statements delivered to Agent, the Designated Representative or such Holder under this Agreement that are otherwise publicly available.  Agent, the Designated Representative and each Holder will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by Agent, the Designated Representative and such Holder in good faith to protect confidential information of third parties delivered to Agent, the Designated Representative and such Holder, provided that Agent, the Designated Representative and such Holder may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Article 20, (iii) any other Holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof  (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Article 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Article 20), (vi) any federal or state regulatory authority having jurisdiction over such Holder, (vii) the NAIC or the SVO or, in each case, any similar organization, or any Rating Agency that requires access to information about such Holder’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to Agent, the Designated Representative or such Holder, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which Agent, the Designated Representative or such Holder is a party or (z) if an Event of Default or Termination Event has occurred and is continuing, to the extent Agent, Designated Representative or such Holder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Holder’s Notes, this Agreement or any Collateral Document.  Each Holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Article 20 as though it were a party to this Agreement.

In the event that as a condition to receiving access to information relating to the Company or its Affiliates or Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Holder is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Article 20, this Article 20 shall not be amended thereby and, as between Agent, the Designated Representative and such Holder or Agent, Designated Representative or such Holder and the Company, this Article 20 shall supersede any such other confidentiality undertaking.

(viii)	Miscellaneous.
Successors and Assigns

.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and registered assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.

Accounting Terms

.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including, without limitation, Article 9, Article 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Severability

.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Construction, etc.

 Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Counterparts

.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Governing Law

.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Jurisdiction and Process; Waiver of Jury Trial

.

(e)

The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(f)

The Company consents to process being served by or on behalf of Agent or any Holder of Notes in any suit, action or proceeding of the nature referred to in Section 21.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified pursuant to Article 18 or at such other address of which such holder shall then have been notified pursuant to said Article.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(g)

Nothing in this Section 21.7 shall affect the right of any Holder of a Note to serve process in any manner permitted by law, or limit any right that the Holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(h)	The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
Delay; No Waiver of Defaults

.  No course of action or dealing, renewal, release or extension of any provision of this Agreement, or single or partial exercise of any such provision, or delay, failure or omission on Agent’s or any Holder’s part in enforcing any such provision shall affect the liability of the Company or operate as a waiver of such provision or preclude any other or further exercise of such provision.  No waiver by any party to this Agreement of any one or more defaults by any other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.  Notwithstanding any other provision of this Agreement, by completing the Closing under this Agreement and/or by purchasing Notes, the Holders do not waive any breach of any representation or warranty under this Agreement, and all of Agent’s or any Holder’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

Section 4.24.	Jury Waiver.
(a)

EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

(b)

IN THE EVENT ANY SUCH CLAIM OR CAUSE OF ACTION IS BROUGHT OR FILED IN ANY UNITED STATES FEDERAL COURT SITTING IN THE STATE OF NEW YORK OR IN ANY STATE COURT OF THE STATE OF NEW YORK, AND THE WAIVER OF JURY TRIAL SET FORTH IN SECTION 21.9(a) IS DETERMINED OR HELD TO BE INEFFECTIVE OR UNENFORCEABLE, THE PARTIES AGREE THAT ALL CLAIMS AND CAUSES OF ACTION SHALL BE RESOLVED BY REFERENCE TO A PRIVATE JUDGE SITTING WITHOUT A JURY, BEFORE A MUTUALLY ACCEPTABLE REFEREE OR, IF THE PARTIES CANNOT AGREE, A REFEREE SELECTED BY THE PRESIDING JUDGE SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK.  SUCH PROCEEDING SHALL BE CONDUCTED IN THE BOROUGH OF MANHATTAN, NEW YORK, WITH NEW YORK RULES OF EVIDENCE AND DISCOVERY APPLICABLE TO SUCH PROCEEDING.  IN THE EVENT CLAIMS OR CAUSES OF ACTION ARE TO BE RESOLVED BY JUDICIAL REFERENCE, ANY PARTY MAY SEEK FROM ANY COURT HAVING JURISDICTION THEREOVER ANY

PREJUDGMENT ORDER, WRIT OR OTHER RELIEF AND HAVE SUCH PREJUDGMENT ORDER, WRIT OR OTHER RELIEF ENFORCED TO THE FULLEST EXTENT PERMITTED BY LAW NOTWITHSTANDING THAT ALL CLAIMS AND CAUSES OF ACTION ARE OTHERWISE SUBJECT TO RESOLUTION BY JUDICIAL REFERENCE.

Application of Payments

. To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent.

Indemnity

.  The Company shall indemnify Agent, the Designated Representative, each Holder and their respective Affiliates and managers, members, officers, employees, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and  actual in-house documentation, diligence fees and legal expenses incurred ) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to this Agreement, the Notes, the Collateral Documents or any act of or omission by the Company or any of its officers, directors, agents, including, without limitation (i) any willful misrepresentation by the Company with respect to the Company or the Collateral, (ii) any acts of fraud by the Company related to the Notes or made in connection with this Agreement or the Collateral Documents, (iii) any theft of any Collateral by the Company or any of its Affiliates, (iv) any misappropriation of funds or use of the proceeds of the Notes that is not in accordance with the terms of this Agreement, (v) any waste, transfer, sale, encumbrance or other disposal of the Collateral not permitted by this Agreement, (vi) any environmental liability, except to the extent any of the foregoing (as set forth in this Section 21.11) arises out of the gross negligence or willful misconduct of any Indemnified Person or (vii) the failure of any Collateral  Document to comply with any Applicable Law. Each of Agent and Designated Representative agrees to give the Company reasonable notice of any event of which such Person becomes aware for which indemnification may be required under this Section 21.11, and such Person may elect (but is not obligated) to direct the defense thereof; provided, that the selection of counsel shall be subject to the Company’s consent, which consent shall not be unreasonably withheld or delayed, and the Company shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 21.11 and to employ counsel at its own expense to assist in the handling of such matter.  Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral, subject to the Company’s prior approval of any settlement, which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an

“Insured Event”), each of Agent and Designated Representative agrees not to exercise its right to select counsel to defend the event if that would cause the Company’s insurer to deny coverage; provided, however, that the Agent, the Designated Representative and the Holders reserve the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense.  To the extent that Agent or Designated Representative obtains recovery from a third party other than an Indemnified Person of any of the amounts that the Company has paid to a Holder pursuant to the indemnity set forth in this Section 21.11, then Agent or Designated Representative, as the case may be, shall promptly pay to the Company the amount of such recovery.  For the avoidance of doubt, no indemnification is provided for under this Section 21.11 for or on account of any taxes and other amounts related thereto, which indemnification is governed by Section 22.3.  Notwithstanding the foregoing in this Section 21.11 to the contrary, the Company shall not be liable as set forth above for losses resulting from Agent’s, Designated Representative's or Holder’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis.  The obligations of the Company under this Section 21.11 shall survive the payment in full of the payment Obligations and the termination of this Agreement.

Entire Agreement

.  This Agreement constitutes the entire agreement between the Company, Agent, the Designated Representative and Holders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including but not limited to the term sheet dated on or about March 6, 2013), if any, relating to the subject matter hereof or thereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by the Company, Agent and Majority Holders, as appropriate.  Except as set forth in and subject to Section 17.1, no provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by the Company, the Designated Representative, Agent and Majority Holders.  Each party hereto acknowledges that it had the opportunity to consult with counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

Approvals and Duties.

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent with respect to any matter that is subject of this Agreement may be granted or withheld by Agent and Holders, as applicable, in their sole and absolute discretion.  Other than Agent’s duty of reasonable care with respect to Collateral delivered to Agent, Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

(c)	Agent Provisions; Settlement; Designated Representative
Section 4.25.	Agent.
(a)

Appointment.  Each Holder hereby designates and appoints U.S. Bank National Association as the collateral agent, paying agent and Note Registrar under this Agreement, and each Holder hereby irrevocably authorizes U.S. Bank National Association, as Agent for such Holder, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  Concurrently with the execution and delivery of this Agreement, the Agent acknowledges and accepts the conveyance by the Company of the assets and Property constituting the Collateral. The Agent agrees to hold the Collateral in trust for the benefit of the Holders and to otherwise perform its obligations as Agent hereunder, subject to the terms and provisions hereof.  The provisions of this Section 22.1 are solely for the benefit of Agent and Holders, and the Company shall have no rights as third-party beneficiaries of any of the provisions of this Section 22.1 other than Section 22.1(g) and the second sentence of Section 22.1(h)(iii).  Agent may perform any of its duties hereunder by or through its agents, employees or sub-agents.

(b)

Nature of Duties.  In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Holders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Holders, other than as expressly set forth herein, or the Company or any Affiliates or Subsidiaries of the Company.  Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder.  Each Holder shall make its own independent investigation of the financial condition and affairs of the Company in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of the Company.  Except for information, notices, reports and other documents expressly required to be furnished to Holders by Agent hereunder or given to Agent for the account of or with copies for Holders, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.  Unless specifically provided otherwise herein, if the consent or approval of the Agent or of the Holders is required under this Agreement or any Collateral Document, the Agent shall notify the Holders prior to the taking or refraining from taking any action hereunder, or the giving of any consent or approval, and shall act at the direction of the Majority Holders (unless a higher percentage of Holders is specified).

(c)

Rights, Exculpation, Etc.    Neither Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Holder for any action lawfully taken or omitted by them hereunder, or in connection herewith or therewith; provided that the foregoing shall not prevent Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Holder to whom payment was due but not made shall be to recover from the other Holders any payment in excess of the amount to which they are determined to be entitled (and such other Holders hereby agree promptly to return to such Holder any such erroneous payments received by them).  In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with notes for its own account.  Agent shall not be responsible to any Holder for any recitals, statements, representations or warranties made by the Company herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or the transactions contemplated thereby, or for the financial condition of the Company.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or the financial condition of the Company, or the existence or possible existence of any Potential Default or Event of Default.  Agent may at any time request instructions from Holders with respect to any actions or approvals which by the terms of this Agreement Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval hereunder until it shall have received such instructions from the applicable percentage of Holders.  Without limiting the foregoing, no Holder shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement in accordance with the instructions of the applicable percentage of Holders and, notwithstanding the instructions of Holders, Agent shall have no obligation to take any action if it, in good faith, believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Agent receives an indemnification satisfactory to it from Holders with respect to such action.

(d)

Reliance.  Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Agent in its sole discretion.

(e)

Indemnification.  Each Holder, severally and not jointly, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by the Company), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Obligations shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Collateral Documents or any action taken or omitted by Agent under this Agreement; provided, however, that no Holder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis.  The obligations of Holders under this Section 22.1 shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)

Agent in its Individual Capacity.  With respect to the Notes purchased by it, if any, U.S. Bank National Association and its successors as the Agent shall have, and may exercise, the same rights and powers under this Agreement, the Collateral Documents and the Notes, and is subject to the same obligations and liabilities, as any other Holder.  The terms “Holders”, "Majority Holders" or “Required Holders” or any similar terms shall include Agent in its individual capacity as a Holder.  Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, the Company or any Subsidiary or Affiliate of the Company as if it were not acting as Agent pursuant hereto.

(g)	Successor Agent.
(i)

Resignation.  Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least sixty (60) calendar days’ prior written notice to the Company and the Holders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii)

Appointment of Successor.  Upon any such notice of resignation pursuant to clause (g)(i) of this Section 22.1, Majority Holders shall appoint a successor Agent with the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Event of Default or Termination Event exists).  If a successor Agent shall not have been so appointed within said sixty (60) calendar day period referenced in clause (g)(i) above, the retiring Agent, upon notice to the Company, may, on behalf of the Holders, appoint a successor Agent with the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Event of Default exists), who shall serve as Agent until such time as Majority Holders appoint a successor Agent as provided above.  If no successor Agent has been appointed pursuant to the foregoing within said sixty (60) calendar day period, the resignation of Agent shall not become effective until Agent and the Company have mutually agreed upon a successor Agent.

(iii)

Successor Agent.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Agent shall be discharged from its duties and obligations hereunder, provided that any indemnity rights or other rights in favor of such retiring Agent shall continue after and survive such resignation and succession.  After any retiring Agent’s resignation as Agent, the provisions of this Section 22.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.

(h)	Collateral Matters.
(i)

Collateral.  Each Holder agrees that any action taken by Agent or the Majority Holders (or, where required by the express terms of this Agreement, a greater number of Holders) in accordance with the provisions of this Agreement relating to the Collateral, and the exercise by Agent or the Majority Holders (or, where so required, such greater number of

Holders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Holders and Agent.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority (without the requirement of direction from the Majority Holders or a greater number of Holders) to (i) act as the disbursing and collecting agent for Holders with respect to all payments and Collections arising in connection herewith and with the Collateral Documents in connection with the Collateral; (ii) execute and deliver each Collateral Document relating to the Collateral and accept delivery of each such agreement delivered by the Company; (iii) act as collateral agent for Holders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; and (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents relating to the Collateral.

(ii)

Release of Collateral.  In addition to and not in limitation of any releases explicitly otherwise permitted pursuant to this Agreement, Holders hereby irrevocably authorize Agent to release any Lien granted to or held by Agent, for the benefit of Holders, upon any Collateral covered by the Collateral Documents (A) upon termination of this Agreement and the indefeasible payment and satisfaction in full in cash of all payment Obligations; (B) constituting Collateral being sold or disposed of if the Company certifies to Agent that the sale or disposition is made in compliance with the provisions of the Collateral Documents (and Agent may rely conclusively on any such certificate, without further inquiry); or (C) constituting Collateral leased to the Company under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company to be, renewed or extended. For the avoidance of doubt, the parties hereto agree that the Agent shall not agree to release the direction of payments on the Residual Interest to the Collection Account pursuant to the Irrevocable Direction until the earlier of: (i) the indefeasible payment and satisfaction in full in cash of all payment Obligations, and (ii) the release by the Agent of the Residual Interest from the Lien of this Agreement at the direction of the Majority Holders following the occurrence of an Event of Default.

(iii)

Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Holders (as set forth in Section 22.1(h) (i) and (ii)), each Holder agrees to confirm in writing, upon request by the Company the authority to release any property covered by this Agreement or the Collateral Documents conferred upon Agent under Section 22.1(h)(ii).  So long as no Termination Event, Potential Default, or Event of Default exists, upon, as applicable, receipt by Agent of confirmation from the Majority Holders of its authority to release any particular item or types of Collateral covered by this Agreement or the other Collateral Documents, and upon at least one (1) Business Days’ prior written request by the Company, Agent shall (and hereby is irrevocably authorized by Holders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit of itself and the Holders, herein or pursuant hereto upon such Collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Collateral covered by this Agreement or the Collateral Documents.

(iv)

Absence of Duty.  Agent shall have no obligation whatsoever to any Holder or any other Person to assure that the Collateral covered by this Agreement or the other Collateral Documents exists or is owned by the Company or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent, on behalf of the Holders, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 22.1(h) or in any of the Collateral Documents; it being understood and agreed that in respect of the Collateral covered by this Agreement or the other Collateral Documents, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in Collateral covered by this Agreement or the Collateral Documents as one of Holders, if applicable,  and Agent shall have no duty or liability whatsoever to any of the other Holders; provided, that Agent shall exercise the same care which it would in dealing with notes for its own account.

(i)

Agency for Perfection.  Each Holder hereby appoints Agent as agent for the purpose of perfecting Holders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession.  Should any Holder (other than Agent) obtain possession of any such Collateral, such Holder shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of Holders, notify Agent thereof and, promptly upon Agent’s written request therefor, deliver such Collateral to Agent or otherwise act in respect thereof in accordance with Agent’s instructions.

(j)

Exercise of Remedies.  Except as set forth in Section 22.3, each Holder agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Collateral Document or to realize upon any Collateral security for the Notes or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Agent in accordance with the terms of the Collateral Documents and at the direction of the Majority Holders.

Set-off

.  In addition to any rights and remedies now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Holder is hereby authorized by the Company at any time or from time to time, to the fullest extent permitted by law, without notice to the Company or any other Person other than Agent (such notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Holder at any of its offices for the account of the Company (regardless of whether such balances are then due to the Company ), and (b) other Collateral at any time held or owing by such Holder to or for the credit or for the account of the Company, against and on account of any of the Obligations which are not paid when due; provided, that no Holder shall exercise any such right without prior written notice to Agent.

Section 4.26.	Taxes.
(a)

Subject to Section 22.3(g), any and all payments by or on account of any Obligations of the Company to each Holder or Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority in the United States, excluding, in the case of each Holder and Agent, (i) such taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income, overall receipts or total capital of such Holder or Agent, respectively, by the jurisdiction in which such Holder or Agent, as the case may be, is organized or maintains an office or any political subdivision thereof, and (ii) any branch profits taxes imposed by the United States of America (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)

In addition, the Company shall pay to the relevant Governmental Authority in the United States any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, other than any such taxes, charges or levies imposed in respect of any transfer or exchange of the Notes by any Holder (all such non-excluded taxes, charges or levies, hereinafter referred to as “Other Taxes”).

(c)

Subject to Section 22.3(g), the Company shall indemnify and hold harmless each Holder and Agent for the full amount of any and all Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction in the United States on amounts payable under this Section 22.3) paid or payable by such Holder or Agent and any liability (other than any penalties, interest, additions, and expenses that accrue both after the 120th day after the receipt by Agent or such Holder of written notice of the assertion of such Taxes or Other Taxes and before the date that Agent or such Holder provides the Company with a certificate relating thereto pursuant to Section 22.3(l) arising therefrom or with respect thereto) whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Payments under this indemnification shall be made within ten (10) days from the date any Holder or Agent makes written demand therefor.

(d)

If the Company shall be required by Applicable Law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Holder or Agent, then, subject to Section 22.3(g):

(i)

the sum payable shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 22.3), such Holder or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii)	the Company shall make such deductions; and

(iii)	the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(e)

Within ten (10) days after the date of any payment by the Company of Taxes or Other Taxes to a Governmental Authority, the Company shall furnish to Agent (and the applicable Holder) the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent (and the applicable Holder).

(f)

Each Holder and Agent that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income or is otherwise a “foreign person” within the meaning of Treasury Regulation Section 1.1441-1(c) (a “Non-U.S. Holder”) shall deliver to the Company and Agent two (2) copies of each applicable U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Holder establishing complete exemption from, or the applicable rate of, United States federal withholding tax on all payments by the Company under this Agreement.  Such forms shall be delivered by each Non-U.S. Holder on or before the date it becomes a party to this Agreement.  Each Holder and Agent that is a "United States person" for U.S. Federal income tax purposes (as such term is defined in Section 7701(a)(30) of the Code), shall deliver to the Company and Agent a U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, properly completed and duly executed, on or before the date it becomes a party to this Agreement.  In addition, each Holder shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Holder.  In addition to properly completing and duly executing Forms W-8BEN or —W-8IMY (or any subsequent versions thereof or successor thereto), if a Non-U.S. Holder is claiming an exemption from withholding of United States Federal income tax under Section 871(h) or 881(c) of the Code, such Holder hereby represents and warrants that (A) it is not a “bank” within the meaning of Section 881(c) of the Code, (B) it is not subject to regulatory or other Applicable Law as a bank in any jurisdiction, (C) it has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental securities law or other Applicable Law, (D) it is not a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code of the Company, (E) it is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (F) none of the interest arising from this Agreement constitutes contingent interest within the meaning of Section 871(h)(4) or Section 881(c)(4) of the Code and such Non-U.S. Holder agrees that it shall provide Agent, and Agent shall provide to the Company with prompt notice at any time after becoming a Holder or Agent hereunder that it can no longer make the foregoing representations and warranties.  Each Holder and the Agent shall promptly notify the Company and the Agent at any time it determines that it is no longer legally permitted to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this section, a Holder shall not be required to deliver any form pursuant to this subsection that such Holder is not legally able to deliver.

(g)

The Company will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 22.3(d) to any Holder or Agent or to indemnify any Holder or Agent pursuant to Section 22.3(c) to the extent that (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Holder to comply with its obligations under Section 22.3(f) for any reason; (ii) with respect to a Holder or Agent, the obligation to withhold amounts with respect to United States Federal income tax on amounts payable to or for the account of such Holder or Agent under this Agreement existed pursuant to laws in effect on the date such Persons became a party to this Agreement or, with respect to payments to a lending office newly designated by a Holder (a “New Lending Office”), the date such Holder designated such New Lending Office with respect to the applicable Loan; (iii) the Internal Revenue Service has determined (which determination shall be final and non-appealable) that such Holder or Agent is treated as a “conduit entity” within the meaning of Treasury Regulation Section 1.881-3 or any successor provision;  provided, however, nothing contained in this clause (iii) shall preclude the payment of additional amounts or indemnity payments by the Company to the person for whom the "conduit entity" is acting if such person is otherwise entitled to additional amounts or indemnity payments pursuant to this Section 22.3;  (iv) such Holder is claiming an exemption from withholding of United States Federal income tax under Sections 871(h) or 881(c) of the Code but is unable at any time to make the representations and warranties set forth in clauses (A) - (F) of Section 22.3(f); or (v) such Holder or the Agent, as the case may be, has notified, or was required to notify, the Company pursuant to Section 22.3(f) that its previously delivered form or certificate is no longer valid.

(h)

Each  Holder agrees to provide the Company and Agent, upon the reasonable request of the Company, such other forms or documents as may be reasonably required under applicable law in order to establish an exemption from or eligibility for a reduction in the rate or imposition of Taxes or Other Taxes.

(i)

If the Company is required to pay additional amounts to or for the account of any Holder or Agent pursuant to this Section 22.3, then such Holder or Agent shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Company or to designate a Lending Office from a different jurisdiction (if such a Lending Office exists) so as to eliminate or reduce any such additional payments by the Company which may accrue in the future if such filing or changes in the reasonable judgment of such Holder or Agent, would not require such Holder to disclose information such Holder deems confidential and is not otherwise disadvantageous to such Holder or Agent.

(j)

If Agent or a Holder, in its reasonable judgment, receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 22.3, it shall promptly pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 22.3 with respect to the Taxes or Other Taxes giving rise to such refund) and any interest paid by the relevant Governmental Authority with respect to such refund, provided, that the Company, upon the written request of Agent or such Holder, shall repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Holder in the event Agent or such Holder is required to repay the applicable refund to such Governmental Authority.

(k)

Notwithstanding anything herein to the contrary, if Agent is required by law to deduct or withhold any Taxes or Other Taxes or any other taxes from or in respect of any sum payable to any Holder by the Company or Agent, Agent shall not be required to make any gross-up payment to or in respect of such Holder, except to the extent that a corresponding gross-up payment is actually received by Agent from the Company.

(l)

Any Holder claiming reimbursement or compensation pursuant to this Section 22.3 shall deliver to the Company (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Holder hereunder.

(m)	The agreements and obligations of the Company in this Section 22.3 shall survive the payment of all other Obligations.
Brokers; Payment of Commissions

.  Each party represents and warrants to the other that no consultant, advisor, broker, agent, finder or intermediary has acted on its behalf in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, except that BB&T Capital Markets has acted for the Company.  Each party agrees to pay the compensation, if any, due to any Person claiming any commission or finder’s fee or other compensation as a result of any actions by such Person for or on behalf of such party.

Patriot Act

.   Each Holder that is subject to the requirements of the Patriot Act and Agent (for itself and not on behalf of any Holder) hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company, and other information that will allow Agent and each Holder to identify the Company in accordance with the Patriot Act.  The Company shall, promptly following a written request by Agent or any Holder, cooperate with such Holder or Agent in providing all reasonable documentation and other information that Agent or such Holder requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Transfers by the Company

.  The Company shall not be entitled to Transfer any of its rights or obligations under this Agreement, the Notes or the Collateral Documents, without the prior written consent of the Agent and each of the Holders, which consent may be withheld in the sole and absolute discretion of each of the Holders, and any such transfer, sale, assignment, encumbrance or other disposition shall be null and void ab initio.

Section 4.27.	Designated Representative.
(a)

Appointment.  Each Holder hereby designates and appoints AIG Asset Management (U.S.) LLC, as the Designated Representative, to perform such duties on behalf of the Holders as are explicitly set forth herein.  The provisions of this Section 22.7 are solely for the benefit of the Designated Representative and Holders (and the Company shall have no rights as third-party beneficiary of any of the provisions of this Section 22.7).  The Designated Representative may perform any of its duties hereunder by or through its agents, employees, attorneys or sub-agents.

(b)

Nature of Duties.  In performing its functions and duties under this Agreement, the Designated Representative is acting solely on behalf of Holders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Holders. Designated Representative shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement.  Designated Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder. In determining to give or withhold a consent in circumstances where the consent of the Designated Representative is required under this Agreement, or in conveying any determination of the Designated Representative,  the  Designated Representative shall be acting on behalf of the Holders. Accordingly the Designated Representative shall not act at it own discretion, but will only act at the direction of the Majority Holders.   The Designated Representative will be deemed to have acted at the direction of the Majority Holders if it gives notice of its need for the consent (or lack of consent ) of the Majority Holders to a matter within a specified period of time and such notice specifies that it will give the consent of the Designated Representative under this Agreement unless a Majority of the Holders direct the Designated Representative not to consent to the matter within the specified period.  Except for information, notices, reports and other documents expressly required to be furnished to Holders by the Designated Representative hereunder, the Designated Representative shall have no duty or responsibility, either initially or on a continuing basis, to provide any Holder with any  information with respect to this Agreement, the Company or the Collateral, whether coming into its possession before the Closing Date or at any time or times thereafter.

(c)

Rights, Exculpation, Etc.    Neither the Designated Representative nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Holder for any action lawfully taken or omitted by them hereunder, or in connection herewith or therewith; provided that the foregoing shall not prevent the Designated Representative from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  Notwithstanding the foregoing, the Designated Representative shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder.  Agent shall not be liable for any error or mistake made by it in good faith.  In performing its functions and duties hereunder, the Designated Representative shall exercise the same care which it would in dealing with notes for its own account.  The Designated Representative shall not be responsible to any Holder for any recitals, statements, representations or warranties made by the Company herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement, the Collateral Documents or the transactions contemplated thereby, or for the financial condition of the Company. Designated Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement, the Collateral Documents or the financial condition of the Company, or the existence or possible existence of any Potential Default or Event of Default.  The Designated Representative shall have no duty to inform the Holders of any event or circumstance with respect to this Agreement, the Collateral Documents or any Obligor.

(d)

Reliance.  The Designated Representative shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy, email or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by the Designated Representative in its sole discretion.

(e)

Indemnification.  Each Holder, severally and not jointly, agrees to reimburse and indemnify and hold harmless the Designated Representative and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by the Company), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Obligations shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Designated Representative or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Collateral Documents or any action taken or omitted by Agent under this Agreement; provided, however, that no Holder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from the Designated Representative's gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis.  The obligations of Holders under this Section 22.7 shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)	Successor Designated Representative.
(i)

Resignation.  Designated Representative may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty  (30) calendar days’ prior written notice to the Company and the Holders.  Such resignation shall take effect upon the acceptance by a successor Designated Representative of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii)

Appointment of Successor.  Upon any such notice of resignation pursuant to clause (f)(i) of this Section 22.7, the Majority Holders shall appoint a successor Designated Representative.  If a successor Designated Representative shall not have been so appointed within said thirty  (30) calendar day period referenced in clause (f)(i) above, the Holder of the greatest outstanding principal amount of the Notes shall automatically become the successor Designated Representative upon the expiration of such thirty  (30) calendar days (and shall be deemed to have accepted such appointment), and shall serve as such until such time as the Majority Holders appoint a successor Designated Representative as provided above.  If there is more than one Holder of the greatest outstanding principal amount of the Notes, such Holders shall decide amongst themselves which shall serve as Designated Representative, or shall serve jointly.

(iii)

Successor Designated Representative.  Upon the acceptance of any appointment as Designated Representative hereunder by a successor Designated Representative, such successor Designated Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Designated Representative and, upon the earlier of such acceptance or the effective date of the retiring Designated Representative’s resignation, the retiring Designated Representative shall be discharged from its duties and obligations hereunder, provided that any indemnity rights or other rights in favor of such retiring Designated Representative shall continue after and survive such resignation and succession.  After any retiring Designated Representative's resignation as Designated Representative, the provisions of this Section 22.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Designated Representative hereunder.

(iv)	JOINT AND SEVERAL LIABILITY OF OBLIGORS
Section 4.28.	Joint and Several Liability of Obligors.

Each Obligor hereby agrees that such Obligor is jointly and severally liable for, and hereby absolutely and unconditionally liable to the Agent and Holders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Agent and Holders by each of the Obligors.  Each of the Obligors agrees that each of their obligations hereunder is a continuing assurance of payment and performance, that each of their obligations under this Article 23 shall not be discharged until indefeasible payment and satisfaction in full in cash of all payment Obligations, and that each of their obligations under this Article 23 shall be absolute and unconditional, irrespective of, and unaffected by,

(a)

the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Collateral Document or any other agreement, document or instrument to which any of the Obligors are or may become a party;

(b)

the absence of any action to enforce this Agreement (including this Article 23) or any other Collateral Document or the waiver or consent by the Agent and Holders with respect to any of the provisions thereof;

(c)

the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Agent and Holders in respect thereof (including the release of any such security);

(d)	the insolvency of any Obligors; or
(e)	any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of any Obligor.

Each of the Obligors shall be regarded, as a principal debtor with respect to the Obligations hereunder.

Waivers by Obligors.

 Each of the Obligors expressly waives all rights any of them may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Agent or Holders to marshal assets or to proceed in respect of the Obligations hereunder against any other Obligor, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Obligor.  It is agreed among each of the Obligors, the Agent and Holders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Collateral Documents and that, but for the provisions of this Article 23 and such waivers, the Agent and Holders would decline to enter into this Agreement.

Benefit of Agent and Holders.

 Each of the Obligors agrees that the provisions of this Article 23 are for the benefit of the Agent and Holders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Obligor and the Agent or Holders, the obligations of such other Obligor under the Collateral Documents.

Waiver of Subrogation, Etc.

 Notwithstanding anything to the contrary in this Agreement or in any other Collateral Document, and except as set forth in Section 23.7, each of the Obligors hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor.  Each of the Obligors acknowledges and agrees that this waiver is intended to benefit the Agent and Holders and shall not limit or otherwise affect any Obligor’s liability hereunder or the enforceability of this Section 23, and that the Agent, Holders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 23.4.

Election of Remedies.

 If the Agent or any Holder may, under Applicable Law, proceed to realize its benefits under any of the Collateral Documents giving the Agent or such Holder a Lien upon any Collateral, whether owned by any of the Obligors or by any other Person, either by judicial foreclosure or by non‑judicial sale or enforcement, the Agent or any Holder may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article 23.  If, in the exercise of any of its rights and remedies, the Agent or any Holder shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Obligor or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Obligor hereby consents to such action by the Agent or such Holder and waive any claim based upon such action, even if such action by the Agent or such Holder shall result in a full or partial loss of any rights of subrogation that each Obligor might otherwise have had but for such action by the Agent or such Holder.  Any election of remedies that results in the denial or impairment of the right of the Agent or any Holder to seek a deficiency judgment against any Obligor shall not impair any other Obligor's obligation to pay the full amount of the Obligations.  In the event the Agent or any Holder shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Collateral Documents, the Agent or such Holder may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by the Agent or such Holder but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether the Agent, Holder or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations due hereunder, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Agent or any Holder might otherwise be entitled but for such bidding at any such sale.

Limitation,

 Notwithstanding any provision herein contained to the contrary, each of the Obligor’s liability under this Article 23 (which liability is in any event in addition to amounts for which such Obligor is primarily liable under Section 23.1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(f)	the net amount of all advances to any other Obligor under this Agreement and then re-advanced or otherwise transferred to, or for the benefit of, such Obligor; and
(g)

the amount that could be claimed by the Agent and Holders from such Obligor under this Article 23 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Obligor’s right of contribution and indemnification from each other Obligor under Section 23.7.

Section 4.29.	Contribution with Respect to Obligations.
(a)

To the extent that any Obligor shall make a payment under this Article  23 of all or any of the Obligations that, taking into account all other payments then previously or concurrently made by any other Obligor, exceeds the amount that such Obligor would otherwise have paid if each Obligor had paid the aggregate Obligations satisfied by such payment in the same proportion that such Obligor’s “Allocable Amount” (as defined below) (as determined immediately prior to such payment) bore to the aggregate Allocable Amounts of each of the Obligors as determined immediately prior to the making of such payment, then, following indefeasible payment in full in cash of the Obligations and termination of this Agreement, such Obligor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Obligor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such payment.

(b)

As of any date of determination, the “Allocable Amount” of any Obligor shall be equal to the maximum amount of the claim that could then be recovered from such Obligor under this Article 23 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)

This Section 23.7 is intended only to define the relative rights of Obligors and nothing set forth in this Section 23.7 is intended to or shall impair the obligations of Obligors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 23.1.  Nothing contained in this Section 23.7 shall limit the liability of any Obligor to pay any advances made directly or indirectly to that Obligor and accrued interest, fees and expenses with respect thereto for which such Obligor shall be primarily liable.

(d)	The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of Bluegreen Corporation to which such contribution and indemnification is owing.

(e)

The rights of any indemnifying Obligor against other Obligors under this Section 23.7 shall be exercisable upon the full and indefeasible payment of the payment Obligations and the termination of this Agreement.

Liability Cumulative

.  The liability of any Obligors under this Article 23 is in addition to and shall be cumulative with all liabilities of each of the Obligors to the Agent and Holders under this Agreement and the other Collateral Documents to which such Obligors are a party or in respect of any Obligations or obligation of the other Obligor, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary

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*    *    *    *    *

#12503408_v19

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

AGENT:

U.S. BANK NATIONAL ASSOCIATION,
not individually, but solely as Collateral Agent, Note Registrar and Paying Agent

By:      /s/ Michelle Moeller

Name:  Michelle Moeller
Title:     Vice President

OBLIGORS:

BLUEGREEN CORPORATION,  a
Massachusetts corporation

By:     /s/ Anthony M. Puleo

Name: Anthony M. Puleo
Title:  Senior Vice President, Treasurer and Chief Financial Officer

BLUEGREEN VACATIONS UNLIMITED
INC., a Florida corporation

By:     /s/ Anthony M. Puleo

Name: Anthony M. Puleo
Title:  Senior Vice President and Treasurer

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

TFRI 2013-1 LLC, a
Delaware limited liability company

By:  /s/ Anthony M. Puleo

Name: Anthony M. Puleo
Title:  Senior Vice President and Treasurer

BLUEGREEN RESORTS MANAGEMENT INC., a Delaware corporation

By:  /s/ Anthony M. Puleo

Name: Anthony M. Puleo
Title:  Senior Vice President and Treasurer

GUARANTOR:

BLUEGREEN NEVADA, LLC, a
Delaware limited liability company

By:  /s/ Anthony M. Puleo

Name: Anthony M. Puleo
Title:  Senior Vice President and Treasurer

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

This Agreement is hereby accepted and agreed to as

of the date hereof.

AMERICAN GENERAL LIFE INSURANCE COMPANY

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

AMERICAN HOME ASSURANCE COMPANY

COMMERCE AND INDUSTRY INSURANCE COMPANY

By:   AIG Asset Management (U.S.) LLC,

            as Investment Adviser

By:      /s/ Eric Karlson

Name:  Eric Karlson
Title:   Vice President

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

DESIGNATED REPRESENTATIVE:

AIG ASSET MANAGEMENT (U.S.) LLC, as Investment Adviser

By:      /s/ Eric Karlson

Name:  Eric Karlson
Title:   Vice President

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

Schedule A

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Adjusted EBITDA” for any accounting period shall mean, without duplication, Bluegreen Corporation’s Income (Loss) (but, in all cases, excluding combined Income (Loss) of Bluegreen Communities), plus for the same accounting period the sum of: (a) Other Interest Expense; (b) Provision (Benefit) For Income Taxes; (c) Depreciation and Amortization; (d) Stock Compensation Expense; (e) Non-Cash Legacy Asset Impairment Charges; and (f) LTIP Expense; less for the same accounting period the sum of (x) Other Interest Income and (y) Recoveries.

“Affiliate” shall mean any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of the voting stock of such Person; or (c) for which five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person; provided, however, that under no circumstances shall Bluegreen Corporation be deemed an Affiliate of any 5% or greater shareholder of Bluegreen Corporation or any Affiliate of such shareholder who is not a Direct Affiliate (as defined herein) of Bluegreen Corporation, nor shall any such shareholder be deemed to be an Affiliate of Bluegreen Corporation; and provided further, that BFC Financial Corporation shall not be deemed to be an Affiliate of Bluegreen Corporation.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this definition, any entity included in Bluegreen Corporation’s GAAP consolidated financial statements shall be an Affiliate of Bluegreen Corporation (a “Direct Affiliate”).

“Agent” shall have the meaning assigned to it in the introductory paragraph hereof.

“Agreement” means this Agreement, including all Schedules and Exhibits attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Americans with Disability Act” means the American with Disability Act of 1990, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Anti-Corruption Laws” shall have the meaning set forth in Section 5.14(d)(1).

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 5.14(c).

            SCHEDULE A

“Applicable Law” shall mean any and all applicable federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every conceivable type applicable to the Agreement, the Collateral Documents, the Company or the Collateral or any portion thereof, including, but not limited to, Credit Protection Laws, credit disclosure laws and regulations, the Fair Labor Standards Act, the Americans with Disability Act, state timeshare registration laws and all applicable state and federal usury laws.

“Assessments” means the maintenance assessments and special assessments, if any, made against each Vacation Ownership Interest and the Owner thereof pursuant to the provisions of the Declaration for the applicable Resort and dues to the Vacation Club.

“Asset Base Limit” shall mean seventy five percent (75%).

“Asset Base Ratio” shall mean, as of the date of determination, the outstanding balance of the Notes divided by the Total Collateral Value.

"Asset Base Ratio Test” is satisfied as of any date of determination if the Asset Base Ratio is less than or equal to the Asset Base Limit as of such date.

“Association” shall mean each non-profit corporation or entity or unincorporated association or cooperative association under Applicable Law which is responsible for the management and maintenance of a Resort including, without limitation, any master association which governs a Resort, pursuant to the terms of a related Declaration and/or other applicable Governing Documents.

“Available Monies” shall mean as of a Payment Date, the aggregate of the amount available for distribution from the Collection Account, Cash Collateral Account and Reserve Account.

“Backup Servicer” shall mean initially Concord Servicing Corporation or such other Person approved in writing as Backup Servicer under the Backup Servicing Agreement.

“Backup Servicing Agreement” shall mean individually and collectively each of the Backup Servicing Agreements for the Securitizations, by and among Agent, Servicer and Backup Servicer, as the same may be amended, modified supplemented or restated from time to time.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

"Beneficiaries" shall mean Owners, BVU, Vacation Club, Vacation Club Manager and all Interest Holder Beneficiaries (as such term is defined in the Club Trust Agreement), each of whose interest under the Club Trust Agreement consists of a right to performance by the Club Trustee of its obligations as therein set forth.

“Blocked Person” shall have the meaning set forth in Section 5.14(a).

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“Business Day” means for the purposes of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, Minneapolis, Minnesota or the State of Florida are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash Collateral Account” shall have the meaning set forth in Section 7.1(a)(ii).

“Cash Collateral Account Value” shall mean as of the date of determination an amount equal to 133.33333% of the balance in the Cash Collateral Account.

"Cash Collateral Amount" shall have the meaning set forth in Section 7.2.

"Cash Cure Period" shall have the meaning set forth in Section 7.3.

"Cash Flow Requirement” shall mean that as of any Payment Date the average monthly cash flow on the Residual Interest calculated on the previous trailing twelve (12) calendar months is equal to or greater than 3.5% of the aggregate outstanding principal balance of the Notes (prior to giving effect to payments of principal on such Payment Date) less the balance in the Cash Collateral Account on such Payment Date (after giving effect to distributions from the Cash Collateral Account on such Payment Date).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Agent with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control”  shall mean the occurrence of any of the following events: (a) a change in ownership or control of Bluegreen Corporation effected through a transaction or series of transactions whereby any Person or group of Persons who are Affiliates directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934) of securities of Bluegreen Corporation possessing more than fifty percent (50%) of the total combined voting power of Bluegreen Corporation’s securities outstanding immediately after such acquisition, whether by means of a sale, merger, consolidation or otherwise, or (b) any direct or indirect acquisition or purchase of over fifty percent (50%) in fair market value of the consolidated assets of Bluegreen Corporation and its Affiliates other than through the sale of Vacation Ownership Interests to consumers in the ordinary course of the business of Bluegreen Corporation and its Affiliates; other than with respect to the transaction anticipated pursuant to that certain merger agreement, dated November 14, 2012, by and between Bluegreen Corporation, BFC Financial Corporation, Woodbridge Holdings LLC and BXG Florida Corporation.

“CISADA” shall have the meaning set forth in Section 5.14(a).

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“Closing” shall have the meaning set forth in Article 3.

“Closing Date” shall mean the date of this Agreement.

“Club Trust Agreement” shall mean that certain Bluegreen Vacation Club Amended and Restated Trust Agreement, dated as of May 18, 1994, by and among BVU, BRM, Bluegreen Vacation Club, Inc. and Club Trustee, as the same may be amended, modified, supplemented or restated from time to time.

“Club Trustee” shall mean Vacation Trust, Inc., a Florida corporation, in its capacity as trustee under the Club Trust Agreement, and its permitted successors and assigns.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Collateral” shall have the meaning set forth in Section 8.15(h).

“Collateral Assignment of Declarant Rights” means collectively that certain recorded “Collateral Assignment of Declarant Rights” dated as of the Closing Date or subsequent thereto executed by Bluegreen Nevada or the Declarant of any Resort in favor of Agent that assigns all of the Declarant Rights as defined therein to Agent, as it may be amended, modified or supplemented or restated from time to time.

“Collateral Assignment of Management Agreements” means collectively, that certain “Collateral Assignment of Management Agreements” dated as of the Closing Date or subsequent thereto executed by BRM in favor of Agent pursuant to which BRM collaterally assigns to Agent all of the BRM’s right, title and interest in and to all Management Agreements, for each Resort, as each such collateral assignment may be amended, modified, supplemented or restated from time to time.

“Collateral Assignment of Property Rights” means collectively that certain “Collateral Assignment of Property Rights” dated as of the Closing Date or subsequent thereto executed by Company in favor of Agent that assigns or licenses certain of Bluegreen Nevada’s referenced Property rights or the referenced Property rights of the Declarant of any Resort to Agent, as each such collateral assignment may be amended, modified or restated from time to time.

“Collateral Assignments” means, collectively, the Collateral Assignment of Declarant Rights, the Collateral Assignment of Property Rights, and the Collateral Assignment of Management Agreements.

"Collateral Documents” shall mean, collectively and each individually, this Agreement, the Notes, the Mortgages, the Security Documents, the Collateral Assignments, the Guaranty, the Irrevocable Direction, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Agent, Designated Representative and/or Holders in connection with any of the foregoing or the Notes, as the same may be amended, modified or supplemented from time to time.

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"Collateral Tests” means individually, and collectively, the Inventory Concentration Limit, the Cash Flow Requirement and the Asset Base Ratio Test.

"Collection Account” shall have the meaning set forth in Section 7.1(a)(i).

"Collection Period" means with respect to a Payment Date, the period from but not including the first calendar day preceding the immediately preceding Payment Date to and including the calendar day immediately preceding such Payment Date.

"Collection Policies” shall have the meaning set forth in Section 9.35.

“Collections” shall mean, all funds, collections, cash inflows and other proceeds of any Collateral arising from whatever source, including without limitation (i) all Release Payments, all other payments arising from or otherwise related to any Collateral, or recoveries made in the form of money, checks and like items to, or a wire transfer or an automated clearinghouse transfer received in, the Collection Account or otherwise received by Company, the Trust Paying Agent, any other agent of Company or Agent in respect to the Collateral; (ii) all amounts received by and paid to Company or any other agent of Company or Agent in respect of any insurance proceeds or proceeds of a condemnation, in each case in respect of Property relating solely to Completed Inventory Collateral and subject in all events to the terms and conditions of the related Declaration, (iii) any and all cash inflows or other proceeds arising from or otherwise related to the sale of all or any portion of any Collateral, and (iv) any interest earned on fees, judgment awards or settlements, late charges, default interest, interest income on escrow amounts, other sales proceeds, refinancing proceeds, condemnation awards (subject to applicable Declarations), and other income and proceeds collected from any source arising in connection with any Collateral.  Notwithstanding the foregoing, Collections shall not under any circumstances include any (x) Bluegreen Vacation Club Assessments, including, without limitation, any assessments or timeshare assessments, in respect of any Resort or (y) misdirected payment amounts received in error.

"Common Areas” shall mean those portions of any Resort constructed for the use and benefit of Owners, whether permanently or temporarily, including, without limitations, certain recreational facilities and amenities, facilities, management and administrative areas and such areas as the Declarant or Association may from time to time establish, including "Common Elements", "Timeshare Support Areas", "Facilities" or “Common Areas” as such terms are defined in the application Declaration.

"Common Furnishings” shall mean all fixtures, appliances, furniture, carpeting, standard equipment and furnishings located in a Unit for use by Owners during their respective occupancy and use of Units.

“Company” shall mean collectively Bluegreen Corporation, Bluegreen Nevada, BVU BRM, and TFRI, as listed in the introductory paragraph of this Agreement, and any other entity that becomes such in the manner described in Section 10.2.

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“Completed Inventory Collateral Value” shall have the meaning set forth in Section 8.18(a).

“Completed Inventory Collateral” or “Completed Inventory” shall mean any and all Property at a Resort, including, without limitation, unsold Vacation Ownership Interests owned by Company that secures Company’s obligations under a Mortgage, and all supporting obligations in respect thereof.

"Component Site” shall mean each specific geographic site where a portion of the Units and Common Areas of the Bluegreen Vacation Club timeshare plan are located.

“Confidential Information” shall have the meaning set forth in Article 20.

"Control Agreement" means individually and collectively, one or more depository account control agreement(s) among the Obligors, the Securities Intermediary and the Agent relating to each of the Controlled Accounts.

"Controlled Accounts" shall have the meaning set forth in Section 7.1(b).

“Credit Protection Laws” shall mean all applicable federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedure Act, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, Fair Housing Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

”Currency and Foreign Transactions Reporting Act of 1970” means the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Debt” shall mean with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all indebtedness of other Persons to the extent guaranteed by such Person, but excluding (x) Subordinated Debt of such Person and (y) Receivable-Backed Notes Payable of such Person.

“Debt Service” shall mean Other Interest Expense.

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“Debt Service Coverage Ratio” shall mean, at any time of determination, the ratio of (a) the Adjusted EBITDA for the immediately preceding twelve (12) calendar months to (b) the Debt Service of Bluegreen Corporation for the immediately preceding twelve (l2) calendar months, calculated as of the end of each calendar quarterly period.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar law, proceeding or device providing relief of debtors from time to time in effect and generally affecting the rights of creditors generally.

“Declarant” shall mean the Declarant or any successor thereto under any applicable Declaration.

“Declaration” shall mean, individually and collectively, with respect to each Resort, the condominium, timeshare and/or tenancy in common agreement, declaration, restrictions or similar instrument related thereto (including, without limitation, any master declaration) pursuant to which such Resort is encumbered and the property regime established thereat is created, as all of the foregoing may be amended, modified, supplemented or restated from time to time in accordance with the provisions thereof and Section 5.24 of this Agreement, a list of which Declarations with respect to each Resort is set forth on Schedule 5.24 attached hereto.

“Default Rate” shall have the meaning set forth in Section 8.22 hereof.

“Depository Bank” is U.S. Bank National Association or any successor bank.

“Depreciation and Amortization” for any accounting period shall mean the consolidated depreciation and amortization for Bluegreen Corporation, determined in accordance with GAAP, excluding amortization of debt issuance costs for such accounting period, if such amortization is also included in Other Interest Expense.

“Designated Representative” means AIG Asset Management (U.S.) LLC, as representative of the Holders to the extent provided herein.

“Disclosure Documents” shall have the meaning set forth in Section 5.3.

“Division” means the applicable state regulatory agency, department or division in the state in which a Resort is located, which has the power and authority to regulate timeshare projects in such state.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Eligible Investments” means any one or more of the following:

(a)      obligations of, or guaranteed as to the timely payment of principal and interest by, the United States or any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States;

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(b)      federal funds, certificates of deposit, time deposits and bankers' acceptances, each of which shall not have an original maturity of more than ninety (90) days, of any depository institution or trust company incorporated under the laws of the United States or any state; provided that the long-term unsecured debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated in one of the three highest rating categories available from S&P; and provided,  further, that the short-term obligations of such depository institution or trust company shall be rated in the highest rating category by S&P.

(c)      commercial paper or commercial paper funds (having original maturities of not more than ninety (90) days) of any corporation incorporated under the laws of the United States or any state thereof; provided that any such commercial paper or commercial paper funds shall be rated in the highest short-term rating category by S&P;

(d)      any no-load money market fund (including money market funds managed or advised by the  Agent or an Affiliate thereof) rated in the highest short-term rating category or equivalent highest long-term rating category by S&P; provided,  that, Eligible Investments purchased with funds in the Controlled Accounts shall include only such obligations or securities that either may be redeemed daily or mature no later than the Business Day next preceding the next Payment Date; or

(e)      demand and time deposits in, certificates of deposit of, bankers' acceptances issued by, or federal funds sold by any depository institution or trust company (including the  Agent or any Affiliate of the  Agent, acting in its commercial capacity) incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state authorities, so long as, at the time of such investment, the commercial paper or other short-term deposits of such depository institution or trust company is rated at least A-1 by S&P:

Provided,  further, that (i) no instrument shall be an Eligible Investment if such instrument evidences a right to receive only interest payments with respect to the obligations underlying such instrument, and (ii) no Eligible Investment may be purchased at a price in excess of par. Eligible Investments may include those Eligible Investments with respect which the Agent or an Affiliate thereof provides services.

“Eligible Residual Interest” means all of the right, title and interest in and to all of the economic and beneficial interest (if any) in the equity of an issuer of asset-backed securities backed by timeshare receivables originated and serviced by Bluegreen Corporation, with Bluegreen Corporation (or a wholly-owned special purpose finance company of Bluegreen Corporation) as the initial "Residual Interest Owner" or holder of the "Residual Interest Certificate;" the obligors on which timeshare receivables had weighted average FICO scores of at least 700 reported as reflected in the final offering memorandum for the issuance of the asset-backed securities; and the structure of the asset-backed securities has waterfall provisions and performance triggers that are substantially similar to those contained in the transaction with respect to BXG Receivables Note Trust 2012-A; provided, that, the Designated Representative may in its discretion approve any equity interest held by Bluegreen Corporation (or a Subsidiary or Affiliate of Bluegreen Corporation) in an issuer of  securities secured or backed by timeshare

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receivables originated by Bluegreen Corporation as an Eligible Residual Interest  whether or not it otherwise satisfies the definition of Eligible Residual Interest (a “Deemed Eligible Residual Interest”), subject to the terms and conditions of any applicable transaction documents, including, without limitation, any terms and conditions pertaining to restrictions on transfers of any Eligible Residual Interest or Deemed Eligible Residual Interest arising out of Applicable Laws; provided further, that, the Designated Representative may not, without the prior written consent of Bluegreen Corporation in its sole and absolute discretion, approve as a Deemed Eligible Residual Interest or an Eligible Residual Interest (i) the equity interest in the issuers related to BXG Timeshare Trust I, a Delaware statutory trust, BXG Receivables Owner Trust 2004-A, a Delaware statutory trust, BXG Receivables Owner Trust 2006-A, a Delaware statutory trust, or BXG Legacy 2010 LLC, a Delaware limited liability company (ii) the equity interests in BRFC-Q 2010 LLC, a Delaware limited liability company, or BBCV Receivables-Q 2010 LLC, a Delaware limited liability company, each of which limited liability companies relates to a loan sale program with Quorum Federal Credit Union, as the same may be amended from time to time or (iii) any hypothecation loan or loan sale program or facility under which Bluegreen Corporation or any subsidiary or affiliate is the borrower or seller.  The Company shall provide the Agent and the Holders with copies of the Securitization Documents related to each Eligible Residual Interest.

 “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Event of Default” shall have the meaning set forth in Article 11.

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“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended from time to time, and the rules and regulations promulgated from time to time in effect thereunder.

“Financing Facility” means any receivable hypothecation or sale facility (not including any Securitization sale facility) within its funding period. As of December 31, 2012, Bluegreen Corporation had Financing Facilities of approximately $180 million.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis, as described in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question.

“Governing Documents” means the certificate or articles of incorporation, organization or formation, by-laws, partnership agreement, joint venture agreement, trust agreement, operating agreement or other organizational or governing documents of any Person.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means that certain Limited Guaranty Agreement executed as of the Closing Date by Bluegreen Nevada in favor of Agent, as it may be amended, modified or restated from time to time.

“Guarantor” means Bluegreen Nevada, LLC, a Delaware limited liability company.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the Register maintained by the Note Registrar pursuant to Section 13.1, provided,

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however, that if such Person is a nominee, then for the purposes of Articles  8 and 12, Section17.2 and Article 18 and any related definitions in Schedule B, “Holder” shall mean the beneficial owner of such Note whose name and address appears in such Register.

“Income (Loss)” for any accounting period shall mean the amount for such accounting period disclosed with the caption “Net Income (Loss)” or its equivalent, on Bluegreen Corporation’s consolidated statement of income (or consolidated statement of operations, as applicable) prepared in accordance with GAAP. For avoidance of doubt, such amount is meant to reflect Bluegreen Corporation’s consolidated income or loss for such accounting period after income tax, but before (a) net income (or loss) attributable to Bluegreen Communities; and (b) net income (or loss) attributable to non-controlling interest.

“Indebtedness” for any Person, without duplication, the sum of the following:

(a)      indebtedness for borrowed money, including non-recourse and subordinated indebtedness;

(b)      obligations evidenced by bonds, debentures, notes or other similar instruments;

(c)      obligations to pay the deferred purchase price of property or services relative to the purchase of long term assets in accordance with GAAP;

(d)      obligations as lessee under leases which have been or should be, in accordance with GAAP, recorded as capital leases;

(e)      obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property;

(f)      obligations of such Person to reimburse any bank or other Person in respect of amounts actually paid under a letter of credit or similar instrument;

(g)      indebtedness or obligations of others secured by a lien on any asset of such Person, whether or not such indebtedness or obligations are assumed by such Person (to the extent of the value of the asset);

(h)      obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) though (g) above; and

(i)      liabilities in respect to unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended.

“Indemnified Persons” shall have the meaning set forth in Section 21.11 hereof.

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“Independent Manager” means a natural person who (A) has (1) prior experience as an Independent Manager for a corporation or limited liability company the organizational documents of which require the unanimous consent of all Independent Managers thereof before such entity may consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience and is currently employed by one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities, (B) is reasonably acceptable to the Designated Representative as evidenced in writing and (C) is not, and has not been for a period of five years prior to his or her appointment as an Independent Manager of TFRI: (i) a stockholder, customer, affiliate, associate, advisor or supplier to any Obligor or Subsidiary, (ii) a director, officer, employee, partner, manager, attorney or consultant to any Obligor or Subsidiary, except in a role analogous to that of an "Independent Manager," and (iii) a Person controlling or under common control with a Person specified in clause (ii) (it being understood that as used in this definition, "control" means the possession directly or indirectly of the power to direct or cause the direction of management policies or activities of a person or entity whether through ownership of voting securities, by contract or otherwise).

“INHAM Exemption” shall have the meaning set forth in Section 6.2(e).

“Institutional Investor” means (a) any Holder of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than five percent (5%) of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any Holder of any Note.

“Insured Event” shall have the meaning set forth in Section 21.11 hereof.

“Interest Accrual Period” means, with respect to a Payment Date, the period from and including the immediately preceding Payment Date to but not including such Payment Date; provided that, the first Interest Accrual Period shall be the period from and including the Closing Date to but not including the first Payment Date, and the last Interest Accrual Period shall be the period from and including the last Payment Date to but not including the Maturity Date. Notwithstanding the number of days in an Interest Accrual Period, interest shall be calculated on the basis of twelve 30 day months.

“Interest Distributable Amount” shall have the meaning set forth in Section 8.8(a).

“Intercreditor Agreement” shall mean, collectively, that certain letter agreement dated as of the Closing Date by and among the Company, Agent and Liberty Bank, and subsequent to the Closing Date if any intercreditor agreement is required by Agent as a condition precedent to adding a future approved Resort to Schedule C hereunder.

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“International Emergency Economic Powers Act” means the International Emergency Economic Powers Act of 1977, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Inventory Concentration Limit” shall have the meaning set forth in Section 8.11(a).

“Irrevocable Direction” shall have the meaning set forth in Section 4.32(a)

“Lease Income” shall have the meaning set forth in Section 8.15(a)(vi).

“Leases” shall have the meaning set forth in Section 8.15(a)(v) hereof.

“Leverage Ratio” shall mean with respect to any Person as of a date of determination, the ratio of (i) the Debt of such Person on such date to (ii) the Adjusted EBITDA of such Person for the four (4) quarters then ended, calculated as of the end of each calendar quarterly period.

“Lien” means, with respect to any Person, any mortgage, deed of trust, deed to secure debt, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Limited Liability Company Agreement” means the limited liability company agreement of TFRI.

“LTIP Expense” for any accounting period shall mean the aggregate expense incurred in such accounting period in accordance with GAAP for The Bluegreen Corporation 2011 Long Term Incentive Plan, and any amendments or renewals thereof.

“Majority Holders” means the Holder(s) of more than fifty percent (50%) of the outstanding principal balance of the Notes.

“Make-Whole Amount” shall have the meaning set forth in Section 12.1(d).

“Management Agreement” shall mean the agreement or agreements between an Association and its manager (or any sub-manager agreement) providing for the management or sub-management of a Resort and any new management or sub-management agreement executed in its place, each as amended in accordance with the terms thereof.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Affiliates and Subsidiaries taken as a whole.

“Material Adverse Change” or “Material Adverse Effect” means any material and adverse change in, or a change which has a material adverse effect upon, any of:

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(a)      the business, properties, operations, liabilities, profits or condition (financial or otherwise) of the Company, which, with the giving of notice or the passage of time, or both, could reasonably be expected to result in either (i) Bluegreen Corporation failing to comply with any of the financial covenants pursuant to Sections 10.14, 10.15 and 10.16, or (ii) the Company’s inability to perform its Obligations pursuant to the terms of the Collateral Documents; or

(b)      the Collateral; or

(c)         the legal or financial ability of the Company to perform its obligations under this Agreement or  the Collateral Documents and to avoid any Potential Default, Event of Default or Termination Event; or

(d)         the legality, validity, binding effect or enforceability against the Company of any Security Documents or related Lien in accordance with its terms.

“Maturity Date” is March 20, 2020.

“Maximum Rate” shall mean the highest lawful and non-usurious rate of interest applicable to the Notes, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Notes and the Obligations under the laws of the United States and the laws of such states as may be applicable thereto, that are in effect or, to the extent allowed by such laws, that may be hereafter in effect and that allow a higher maximum non-usurious and lawful interest rate than would any Applicable Laws allow as of the Closing Date.

“Membership Certificate(s)  ” shall mean one or more certificates in the aggregate representing the Membership Interest.

“Membership Interest” shall mean all right, title and interest in and to the economic and beneficial interests in the equity of TFRI.

"Membership Interest Collateral" shall have the meaning set forth in Section 8.15(h).

“Minimum Inventory Release Schedule” shall have the meaning set forth in Section 8.18(c).

"Monthly Collateral Report” shall have the meaning set forth in Section 9.7(e).

“Mortgage” means individually and collectively, one or more mortgages, deeds of trust or other security instruments or Liens executed and delivered by Bluegreen Nevada or another applicable Subsidiary or Affiliate in favor of Agent which encumbers the Completed Inventory Collateral and the Mortgaged Property and which secures the applicable Guaranty, recorded or to be recorded in the public records of the county in which any of the Mortgaged Property is located.

“Mortgaged Property” means all present and future Property which as of the date hereof or subsequent to the Closing Date, are mortgaged or collaterally assigned to Agent by Bluegreen

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Nevada or another applicable Subsidiary or Affiliate, pursuant to this Agreement, the Mortgage and the Collateral Documents.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” shall have the meaning set forth in Section 6.2(a).

“Net Income” shall mean the net income (or loss), including any non-controlling interest, of any Person for such period taken as a single accounting period determined in conformity with GAAP.

“New Lending Office” shall have the meaning set forth in Section 22.3(g).

“Non-Cash Legacy Asset Impairment Charges” for any accounting period shall mean, without duplication, the sum of non-cash charges in accordance with GAAP included in Bluegreen Corporation’s consolidated statement of income (or statement of operations, as applicable) resulting from: (a) write-downs in the carrying value of Bluegreen Corporation’s vacation ownership interest inventory (including completed vacation ownership interests, work-in-process and land), if such inventory relates to a resort location acquired or developed by Bluegreen Corporation prior to January 1, 2009; (b) write-downs of the carrying value of Bluegreen Corporation’s property and equipment, if such property and equipment was acquired or developed prior to January 1, 2009; (c) increases to the allowance for loan losses or other write-downs related to Bluegreen Corporation’s notes receivable, if such allowance for loan losses or other write-downs relate to notes receivable which were originated prior to January 1, 2009.

“Non-US Holder” shall have the meaning set forth in Section 22.3(f).

“Note Rate” shall have the meaning set forth in Section 8.6.

“Note Registrar” shall have the meaning set forth in Section 13.1.

“Notes” shall have the meaning set forth in Article 1.

“Obligations” shall mean, without duplication, at the time so measured, all obligations, Indebtedness and liabilities of Obligors to Agent and Holders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or un-matured, now existing or hereafter arising, contractual or tortious, liquidated or un-liquidated, under any of the Collateral Documents or otherwise relating to this Agreement, any Notes including, without limitation, interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Agent or a Holder on behalf of or for the benefit of Obligors for any reason at any time, and including,

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in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against the Obligors.

“Obligor” shall have the meaning assigned to it in the introductory paragraph hereof.

“OFAC Listed Person” shall have the meaning set forth in Section 5.14(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“OFAC” shall have the meaning set forth in Section 5.14(a).

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“One to One Ratio” shall have the meaning set forth in Section 9.28 hereof.

“Operating Contracts” shall have the meaning set forth in Section 9.25 hereof.

“Other Interest Expense” for any accounting period shall mean the amount for such accounting period disclosed with the caption “Interest Expense,” or its equivalent, on Bluegreen Corporation’s consolidated statement of income (or consolidated statement of operations, as applicable) prepared in accordance with GAAP, less the aggregate amount of interest expense incurred on Bluegreen Corporation’s Receivable-Backed Notes Payable for such accounting period.

“Other Interest Income” for any accounting period shall mean the amount for such accounting period disclosed with the caption “Interest Income,” or its equivalent, on Bluegreen Corporation’s consolidated statement of income (or statement of operations, as applicable) prepared in accordance with GAAP, less the aggregate amount of interest income incurred on Bluegreen Corporation’s notes receivable for such accounting period.

“Other Taxes” shall have the meaning set forth in Section 22.3(b).

“Owner” or “Owners” means, as applicable, the purchaser or purchasers of a Vacation Ownership Interest who acquire Owner Beneficiary Rights with appurtenant Vacation Points, the successive owner or owners of each Vacation Ownership Interest who acquire Owner Beneficiary Rights with appurtenant Vacation Points, so transferred, and Bluegreen Nevada or any applicable Affiliate or Subsidiary with respect to Vacation Ownership Interests  in a Resort in which inventory is still owned by any of the foregoing entities, and Agent and its successors or assigns were any of them to obtain title to all or a part of the Vacation Ownership Interests that comprise a portion of the Mortgaged Property.

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“Owner Agreement” means a Bluegreen Owner Beneficiary Agreement, as defined in the Club Trust Agreement.

“Owner Beneficiary Rights” shall mean the beneficial rights provided to an Owner under the Club Trust Agreement which rights shall specifically include as an appurtenance thereto, Vacation Points and the rights of performance provided for in the Club Trust Agreement.

“Partial Release” shall mean a partial release or partial deed of reconveyance of Agent's Mortgage executed and delivered for recordation in the public records of the jurisdiction in which a Resort is located, granted by Agent in consideration for the related Release Payment made to the Collection Account.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Payment Date” shall mean the twentieth calendar day of each month; provided that if such day is not a Business Day, the Payment Day shall be the immediately succeeding Business Day.  The first Payment Date will be April 22, 2013.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

“Permitted Discretion” shall mean a determination or judgment made in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

“Permitted Liens” shall mean: (a) Liens under the Collateral Documents or otherwise arising in favor of Agent, for the benefit of itself and the Holders, (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person, (c) Liens on real estate including Vacation Ownership Interests owned by the Club Trustee (and not Bluegreen Nevada) in connection with the Bluegreen Vacation Club timeshare plan as a result of consumer mortgages where the consumer’s obligation is secured by real estate deeded to the Club Trustee, and (d) (i) other Liens imposed by law (including, without limitation, mechanics or materialman’s liens in connection with renovations or repairs being performed on a Resort) or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person, (ii) zoning, building codes and other land use laws regulating the use or occupancy of such Person’s real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the

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operation of the Company’s business thereon; and (iii) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon.  In addition, “Permitted Liens” shall mean, with respect to a Mortgage, (a) real estate taxes and assessments not yet due and payable, (b) exceptions to title which are approved in writing by the Agent, which includes the exceptions set forth in the title insurance policies for the Resorts existing as of the Closing Date or the date a Resort is added to Schedule C attached hereto (including such easements, dedications and covenants which Agent consents to in writing after the date of this Agreement).  In addition, the following shall be deemed to be Permitted Liens: 1) liens for state, municipal and other local taxes if such taxes shall not at the time be due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person; 2) materialmen’s, warehouseman’s and mechanic’s and other liens arising by operation of law in the ordinary course of business for sums not due.  Notwithstanding the foregoing, such Permitted Liens will not affect or subordinate the first and prior Lien of Agent in and to the Mortgaged Property which has been encumbered by a Mortgage, the lien of which Mortgage is insured by the applicable title insurance policy in favor of Agent, for the benefit of Holders.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other legal entity of whatever nature.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Potential Default” shall mean any event, fact, circumstance or condition that, if remaining uncured with the giving of applicable notice or passage of time, as applicable, would constitute or be or result in an Event of Default pursuant to this Agreement.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Principal Distributable Amount” has the meaning specified in Section 8.9.

“Pro Rata Share” shall mean, with respect to any Holder, the percentage obtained by dividing the outstanding principal balance of the Notes owned by such Holder by the outstanding principal balance of all of the Notes.

“Property” shall mean any kind of property or asset, whether real, personal or mixed, tangible or intangible, choate or inchoate.

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“Protective Advance” shall have the meaning set forth in Section 8.14 hereof.

“Provision (Benefit) for Income Taxes” for any accounting period shall mean the amount for such accounting period disclosed with the caption “Provision (Benefit) For Income Taxes,” or its equivalent, on Bluegreen Corporation's consolidated statement of income (or consolidated statement of operations, as applicable) prepared in accordance with GAAP, plus franchise tax expense for such accounting period, without duplication.

“PTE” shall have the meaning set forth in Section 6.2(a).

"Purchase Price" means the total gross retail purchase price paid by an Owner for the purchase of a Vacation Ownership Interest as set forth in such Owner Agreement, for the Owner, less approved and actual closing costs, settlement charges and any pass through amount paid on behalf of the Owner, as set forth in such Owner Agreement.

“QPAM Exemption” shall have the meaning set forth in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating Agency” means a nationally recognized statistical rating agency, including Dominion Bond Rating Service.

“Rating Option” shall have the meaning set forth in Section 8.20.

“Receivable-Backed Notes Payable” shall mean with respect to Bluegreen Corporation at any date, Debt shown on Bluegreen Corporation’s consolidated balance sheet under the captions “Receivable-backed notes payable – recourse”, “Receivable-backed notes payable – non-recourse” and any substantially similar debt.

“Recoveries” for any accounting period shall mean, without duplication, the sum of incremental profits recognized in accordance with GAAP included in Bluegreen Corporation’s consolidated statement of income (or statement of operations, as applicable) (a) resulting solely from the previous recognition of Non-Cash Legacy Asset Impairment Charges and (b) (i) gains on the sale of Bluegreen Corporation’s property and equipment; and (ii) gains on the sale of Bluegreen Corporation’s notes receivable.

“Register” shall have the meaning set forth in Section 13.1 hereof.

“Related Fund” means, with respect to any Holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such Holder, the same investment advisor as such Holder or by an Affiliate of such Holder or such investment advisor.

“Release Payments” means, individually and collectively, any fee or amount required to be paid by the owner of the Mortgaged Property to the Collection Account in consideration for the release of all or a portion of any Completed Inventory Collateral from the Lien of a Mortgage

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or any other Lien in favor of Agent; for purposes of this Agreement and the Mortgage, the term “Release Payment” shall include any other payments, however denominated, required to be made or cause to be made by the owner of the Mortgaged Property to the Collection Account on a monthly basis based on the sale of Vacation Ownership Interests at a Resort for the preceding calendar month.

“Rents” means income, rents, issues, profits, revenues, deposits, fees, accounts and other benefits from the operation of the Mortgaged Property.

“Required Holders” means at any time on or after the Closing, the holders of at least 66 2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Required Reserve Amount" means the number of months of interest calculated on the outstanding principal balance of the Notes at the Note Rate, as determined by the Rating Agency in connection with the Rating Option.

“Reservation System” shall mean any proprietary method, arrangement or procedure, maintained, wholly-owned and operated by the Vacation Club Manager (currently BRM), including any lease, license, contract or other agreements evidencing such method, arrangement or procedure, by which an Owner reserves the use and occupancy of any accommodation or facility of the Bluegreen Vacation Club timeshare plan.

“Reserve Account” shall have the meaning set forth in Section 7.1(a)(iii).

“Residual Interest” means all right, title, and interest in and to  all of the economic and beneficial interests (if any), as the "Residual Interest Owner" and/or holder of the Residual Interest Certificate or otherwise in the equity of each of BXG Receivables Note Trust 2005-A, BXG Receivables Note Trust 2006-B, BXG Receivables Note Trust 2007-A, BXG Receivables Note Trust 2008-A, BXG Receivables Note Trust 2010-A, or BXG Receivables Note Trust 2012-A  and each such residual interest representing all the economic and beneficial interests (if any) as the "Residual Interest Owner" and/or holder of the Residual Interest Certificate in the equity of another Trust currently or hereinafter existing and pledged as a Residual Interest pursuant to Section 8.15(b) hereof.

"Residual Interest Cash" shall have the meaning set forth in Section 7.3

“Residual Interest Certificate” means the original certificate issued pursuant to the Trust Agreement evidencing a Residual Interest.

“Residual Interest Collateral Value” means as of a date of determination reported by the Servicer to the Agent, the aggregate of the discounted anticipated cash flows with respect to each Residual Interest, such cash flow to be determined for each Residual Interest using the agreed upon model set forth in Schedule G with updated inputs for default rates, prepayment rates and loss severity, using data for the preceding rolling 12 months (except if a transaction is

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outstanding for less than 12 months, in which event data shall be used for the most recently issued transaction which has been outstanding for at least 12 months).

“Residual Interest Test” means that the ratio of (x) the Residual Interest Collateral Value plus the Cash Collateral Account Value over (y) the outstanding balance of the Notes is at least 115%.

“Resort” shall mean one or more timeshare projects approved by Agent as an eligible timeshare project for Completed Inventory Collateral purposes, which are identified on Schedule C attached to this Agreement, as it may be supplemented, amended or replaced from time to time with Agent’s or Designated Representative’s prior written consent (the criteria for approval of an eligible timeshare project are also listed on Schedule C); as of the Closing Date, the only eligible timeshare project is BG Club 36, located in Las Vegas, Nevada, as Schedule C.

“Resort Documents” shall mean with respect to any Resort, any and all documents evidencing or relating to the creation and sale of Vacation Ownership Interests  at the Resort, the applicable single site registration or Bluegreen Vacation Club Multi-Site Public Offering Statement, the applicable Declarations, the applicable Governing Documents of the Associations, any rules and regulations of the Associations, and the Management Agreements.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“S&P” means Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Scheduled Amount” means with respect to each of Payment Dates one (1) through sixty (60), $500,000; and with respect to Payment Dates sixty-one (61) through eighty-four (84), $ 1,875,000.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning set forth in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

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“Securities Intermediary” means U.S. Bank National Association or any successor thereto.

 “Securitization” means each transaction (prior to the Closing Date and subsequent thereto) pursuant to which a Trust related to any Residual Interest issues asset-backed securities backed by timeshare receivables.

“Securitization Collateral” shall have the meaning set forth in Section 8.15(h).

“Securitization Documents” means the Trust Agreement, the indenture and any other operative document to which Bluegreen is a party relating to the Residual Interest, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, this Agreement, each Mortgage, UCC financing statements, the Irrevocable Direction, each Collateral Assignment and all other assignments, documents or instruments necessary to create or perfect the Liens in the Completed Inventory Collateral, as such may be modified, amended or supplemented from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Servicer” shall mean Bluegreen Corporation, or a successor servicer under the Servicing Agreements.

“Servicing Agreement” shall mean, collectively, the provisions of each indenture by and among Bluegreen Corporation, as the Servicer and the indenture trustee thereunder, and the other parties thereto, as the same may be amended, modified, supplemented or restated from time to time, related to each Securitization, as such provisions relate to servicing of the Receivables (under and as defined in each such indenture).

“Solvent” means with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvency Certificate” shall have the meaning set forth in Section 4.15 hereof.

“Source” shall have the meaning set forth in Section 6.2.

“Stock Compensation Expense” for any accounting period shall mean the amount for such accounting period disclosed with the caption “Non-cash stock compensation expense,” or its equivalent, on Bluegreen Corporation’s consolidated Statement of Cash Flows.

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“Subordinated Debt” shall mean Indebtedness represented by Bluegreen Corporation's junior subordinated debentures or such other Indebtedness incurred by Bluegreen Corporation which is treated as subordinated indebtedness in accordance with GAAP and is unsecured.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company. Notwithstanding the foregoing, references in this Agreement to Subsidiaries of Bluegreen Corporation or of the Company shall be deemed to be limited to the entities specified on Schedule 5.4.

“Sudan Accountability and Divestment Act" means the Sudan Accountability and Divestment Act of 2007, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Taxes” shall have the meaning set forth in Section 22.3(a) hereof.

“Termination Date” shall have the meaning set forth in Article 11 hereof.

“Termination Event” shall have the meaning set forth in Article 11 hereof.

“Termination Notice” shall have the meaning set forth in Section 8.12(a) hereof.

“Timeshare Approvals” shall mean all approvals, registration and licenses required from governmental agencies in order to sell Vacation Ownership Interests and offer them for sale, to operate the Resorts as timeshare projects, and to own, operate and manage the Resorts, including without limitation, the registrations/consents to sell, the final subdivision public reports/public offering statements and/or prospectuses and approvals thereof required to be issued by or used in the jurisdiction where the applicable Resort is located and other jurisdictions where Vacation Ownership Interests have been offered for sale or sold.

“Title Insurance Company” means First American Title Insurance Company or such other title company as is acceptable to Agent and Holders.

“Title Policy” shall have the meaning set forth in Section 4.19 hereof.

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“Total Collateral Value” means as of a date of determination the sum of (i) the Residual Interest Collateral Value, (ii) the Completed Inventory Collateral Value and (iii) the Cash Collateral Account Value.

“Trading with the Enemy Act” means the Trading with the Enemy Act of 1917, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Transfer” means, with respect to the Collateral, the occurrence of any sale, conveyance, assignment, transfer, alienation, mortgage, conveyance of security interest, title, encumbrance of other disposition of any kind of the Collateral, or any other transaction the result of which is, directly or indirectly, to divest Company of any portion of its title to or interest in such Collateral, voluntarily or involuntarily, it being the express intention of Company and Agent that Company is prohibited from granting to any Person a lien or encumbrance upon such Collateral, regardless of whether such lien is senior or subordinate to the Lien under this Agreement, as applicable; provided that the Collateral may be subject to Permitted Liens, and further provided that sales and transfers of Collateral in the ordinary course of business of Company and its subsidiaries (subject to the requirements to make release payments) shall not be deemed to be a Transfer, and further provided that any merger or consolidation of Bluegreen Corporation as described in the first sentence of Section 10.2(a) hereof shall not be deemed to be a Transfer.

“Trust Agreement” means a trust agreement by and between a depositor and the initial owner of a Residual Interest and Wilmington Trust Company, as Owner Trustee.

“Trust" means each trust formed by a Trust Agreement.

“2012-A Securitization” shall have the meaning set forth in Section 9.35.

“U.S. Economic Sanctions” shall have the meaning set forth in Section 5.14(a).

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Bribery Act” means the Bribery Act of 2010, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Unit” shall mean an apartment, condominium, cooperative, lodge, hotel or motel room which is situated on real or personal property as part of a Resort which is designated for occupancy in connection with a Vacation Ownership Interest.  The Unit in which the applicable Vacation Ownership Interest encumbered by the Mortgage is situated (i) as of the Closing Date or as of the date a Resort is approved and added to Schedule C attached has been completed in compliance with all Applicable Law, is currently served by all required utilities, is fully

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furnished and ready for use, subject to renovations for improvements from time to time in the ordinary course of maintaining the Unit and; (ii) is covered by a valid permanent and unconditional certificate of occupancy (or its equivalent) duly issued; (iii) is subject to the terms of the Declaration for the applicable Resort; and (iv) has been developed to the specifications provided for in the applicable Resort Documents; all Common Furnishings within the Unit(s) to which an Owner has access have been or will timely be fully paid for and are free and clear of any Lien or other interest by any third party, except for any furniture leases which contain non-disturbance provisions acceptable to the Designated Representative.

“U.S. Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Vacation Club” means Bluegreen Vacation Club, Inc. a not-for-profit Florida corporation.

“Vacation Club Documents” means collectively, the Club Trust Agreement, the Bluegreen Vacation Club Multi-Site Timeshare Plan, the Vacation Club Management Agreement, the Articles of Incorporation and Bylaws of the Vacation Club.

“Vacation Club Managed Associations” means those Associations managed by the Vacation Club Manager.

“Vacation Club Management Agreement” means the Amended and Restated Management Agreement between BRM and Vacation Trust, Inc., dated as of May 18, 1994, as amended, modified, supplemented or restated from time to time.

“Vacation Club Manager” means BRM in its capacity as manager of the Vacation Club, and its successors and assigns.

“Vacation Ownership Interest” shall mean with respect to a Resort, (x) an undivided fee simple ownership interest as a tenant in common, a timeshare estate or license, freehold estate, estate for years, interest in a condominium, (y) a Timeshare Ownership Interest (as such term is defined in the Declaration for BG Club 36), or (z) a Resort Interest (as defined in the Club Trust Agreement) that is an ownership interest in real property substantially similar to an ownership interest described in clause (x) above, in either case with respect to any Unit in such Resort, with a right to use such Unit, or a Unit of such type, generally for one (1) week or a portion of one (1) week annually or biennially (useable in either odd or even numbered years), together with all appurtenant rights and interests as more particularly described in, with respect to any Resort, any and all documents evidencing or relating to the creation and sale of Vacation Ownership Interests, the applicable Declarations, the applicable Governing Documents of the Associations, any rules and regulations of the Associations, and the Management Agreements.

“Vacation Points” shall mean the value, expressed in "points," placed upon nightly or weekly occupancy of a Unit pursuant to the terms of an Owner Agreement, which are an

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appurtenance to Owner Beneficiary Rights and not separable from them; Vacation Points shall include biennial vacation points where such inclusion in the definition is appropriate.

“Voluntary Termination” shall have the meaning set forth in Section 8.12(a) hereof.

“Voluntary Termination Amount” shall have the meaning set forth in Section 8.12(a).

“Voluntary Termination Date” shall have the meaning set forth in Section 8.12(a).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

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